Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT
BY AND AMONG
BLUE FOUNTAINS INTERNATIONAL, ULC,
HRB TAX GROUP, INC.,
WAVE FINANCIAL INC.,
THE SHAREHOLDERS OF
WAVE FINANCIAL INC.,
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC
(SOLELY IN ITS CAPACITY AS
SHAREHOLDERS’ REPRESENTATIVE HEREUNDER)
DATED JUNE 10, 2019

Page

ARTICLE I	DEFINITIONS 2
Section 1.1.    Definitions    2
Section 1.2.    Construction    20
Section 1.3.    Knowledge    22

ARTICLE II	PURCHASE AND SALE CLOSING 22

Section 2.1.	Purchase and Sale of Shares; Cancellation of Options; Cancellation of Warrants 22
Section 2.2.    Purchase Price; Closing Estimate    23
Section 2.3.    Closing    24
Section 2.4.    Closing Deliveries to Buyer    24
Section 2.5.    Closing Deliveries by Buyer to Sellers    24
Section 2.6.    Payment Procedures    25
Section 2.7.    Post-Closing Adjustment    28
Section 2.8.    Remainder Payments    31
Section 2.9.    Key Employee Holdback    32
Section 2.10.    Tax Treatment of Payments    33
Section 2.11.    Withholding    33

ARTICLE III	REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS 34
Section 3.1.    Organization; Good Standing    34
Section 3.2.    Authorization    34
Section 3.3.    Conflicts; Consents    34
Section 3.4.    Title to Shares    35
Section 3.5.    Litigation    35
Section 3.6.    Brokers and Finders    35
Section 3.7.    Acknowledgement    35
Section 3.8.    Exclusivity of Representations    35

i

(continued)
Page

ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY 35

Section 4.1.	Organization, Good Standing, Corporate Power and Qualification 36
Section 4.2.    Capitalization    36
Section 4.3.    Subsidiaries    39
Section 4.4.    Authorization    39
Section 4.5.    Conflicts; Consents; Notices    39
Section 4.6.    Litigation    40
Section 4.7.    Intellectual Property    40
Section 4.8.    Rights of Registration and Voting Rights    43
Section 4.9.    Leased Real Property    43
Section 4.10.    Personal Property    43
Section 4.11.    Financial Statements; Absence of Liabilities    43
Section 4.12.    Absence of Changes    44
Section 4.13.    Employee Matters    44
Section 4.14.    Tax Returns and Payments    48
Section 4.15.    Insurance Policies    49
Section 4.16.    Permits    50
Section 4.17.    Compliance with Laws    50
Section 4.18.    Contracts    51
Section 4.19.    Related Party Transactions    53
Section 4.20.    Accounts and Notes Receivable    53
Section 4.21.    Books and Records    53
Section 4.22.    Suppliers    54
Section 4.23.    Foreign Corrupt Practices Act; Certain Payments    54
Section 4.24.    Environmental and Safety Laws    54
Section 4.25.    Data Privacy    55
Section 4.26.    Taxable Canadian Property    56
Section 4.27.    Competition Act and Investment Canada Act    56
Section 4.28.    Designated Person Lists    56
Section 4.29.    International Sanctions Lists    56

(continued)
Page

Section 4.30.    Brokers and Finders    57
Section 4.31.    No Other Rights to Purchase Price    57
Section 4.32.    Exclusivity of Representations    57
Section 4.33.    Acknowledgement    57

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER 57

Section 5.1.	Organization; Good Standing; Corporate Power and Qualification 57
Section 5.2.    Conflicts; Consents    58
Section 5.3.    Brokers and Finders    58
Section 5.4.    Sufficient Funds    58
Section 5.5.    Litigation    59
Section 5.6.    Acknowledgement    59
Section 5.7.    Exclusivity of Representations    59

ARTICLE VI	COVENANTS 59

Section 6.1.	Access to Information Concerning Properties and Records 59
Section 6.2.    Confidentiality    59
Section 6.3.    Disclosure of Personal Information    61

Section 6.4.	Conduct of the Business of the Company Pending the Closing Date 61
Section 6.5.    Supplemental Disclosure    64

Section 6.6.	Efforts; Governmental Approvals; Third Party Consents 64
Section 6.7.    Exclusive Dealing    66
Section 6.8.    Indemnity    67
Section 6.9.    Resignation of Directors    67
Section 6.10.    Public Announcements    67
Section 6.11.    Preservation of Records    68
Section 6.12.    Conflicts; Privileges    69
Section 6.13.    Repayment of Indebtedness    69
Section 6.14.    Termination of Agreements    69
Section 6.15.    Certain Tax Matters    70
Section 6.16.    Non-Competition    75
Section 6.17.    Non-Solicitation    75

(continued)
Page

Section 6.18.    Management Incentive Plan    75
Section 6.19.    R&W Insurance Policy    76
Section 6.20.    Equity-Based Incentive Compensation    76

ARTICLE VII	CONDITIONS PRECEDENT 76
Section 7.1.    Conditions to the Obligations of Each Party    76
Section 7.2.    Conditions to the Obligations of Buyer    77
Section 7.3.    Conditions to the Obligations of the Sellers    78
Section 7.4.    Frustration of Closing Conditions    78

ARTICLE VIII	TERMINATION AND ABANDONMENT 78
Section 8.1.    Termination    78
Section 8.2.    Effect of Termination    79

ARTICLE IX	SURVIVAL; INDEMNIFICATION 80
Section 9.1.    Survival of Representations and Warranties    80
Section 9.2.    Indemnification    80
Section 9.3.    Limitation on Indemnification, Mitigation    81
Section 9.4.    Losses Net of Insurance, Etc    82
Section 9.5.    Indemnification Procedure    83
Section 9.6.    Sole Remedy    85
Section 9.7.    Tax Treatment of Indemnity Payments    85
Section 9.8.    Trustee and Agent    85

ARTICLE X	MISCELLANEOUS 86
Section 10.1.    Fees and Expenses    86
Section 10.2.    Extension; Waiver    86
Section 10.3.    Notices    86
Section 10.4.    Entire Agreement    87
Section 10.5.    Release; Disclaimer    87
Section 10.6.    Binding Effect; Benefit; Assignment    88
Section 10.7.    Shareholders’ Representative    88
Section 10.8.    Amendment and Modification    91
Section 10.9.    Counterparts    91
Section 10.10.    Governing Law; Dispute Resolution    91

(continued)
Page

Section 10.11.    Severability    92
Section 10.12.    Specific Performance    92
Section 10.13.    Waiver of Jury Trial    92
Section 10.14.    Headings    92
Section 10.15.    Time is of the Essence    92
Section 10.16.    Incorporation of Company Disclosure Letter    93
Section 10.17.    Parent Guarantee    93

Annexes
Annex A – Working Capital Calculation

Exhibits
Exhibit A – Form of Escrow Agreement
Exhibit B – Form of Management Incentive Plan
Exhibit C – Pre-Closing Reorganization Plan
Exhibit 6.10 – Press Release(s)
Exhibit 6.18 – Form of Participation Agreement

v

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT, dated as of June 10, 2019, is entered into by and among Blue Fountains International, ULC (“Buyer”), an unlimited liability corporation existing under the Business Corporation Act (Alberta), HRB Tax Group, Inc. (“Parent”), a corporation existing under the Laws of the State of Missouri, Wave Financial Inc. (the “Company”), a corporation existing under the Business Corporations Act (Ontario), the sellers listed as such on the signature pages hereto (such Persons, together with (a) any Person holding Shares that executes a joinder to this Agreement after the date hereof agreeing to be bound as a “Seller” by the terms and conditions herein and (b) any Person holding Shares on behalf of whom the Company, as attorney-in-fact, executes this Agreement after the date hereof pursuant to Section 2.6(b), each, a “Seller” and, collectively, the “Sellers”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Sellers hereunder (the “Shareholders’ Representative”).
W I T N E S S E T H:
WHEREAS, the Sellers collectively own 7,705,323 common shares in the capital of the Company (the “Common Shares”), 3,523,550 Class A preferred shares in the capital of the Company (the “Class A Preferred Shares”), 4,055,116 Class B preferred shares in the capital of the Company (the “Class B Preferred Shares”), 2,003,667 Class B-1 preferred shares in the capital of the Company (the “Class B-1 Preferred Shares”), 3,613,920 Class C preferred shares in the capital of the Company (the “Class C Preferred Shares”), 1,875,474 Class C prime preferred shares in the capital of the Company (the “Class C Prime Preferred Shares”), 2,403,340 Class C-1 prime preferred shares in the capital of the Company (the “Class C-1 Prime Preferred Shares”), 3,904,898 Class D preferred shares in the capital of the Company (the “Class D Preferred Shares” and, together with the Common Shares, the Class A Preferred Shares, the Class B Preferred Shares, the Class B-1 Preferred Shares, the Class C Preferred Shares, the Class C Prime Preferred Shares and the Class C-1 Prime Preferred Shares, the “Shares”), representing 100% of the issued and outstanding shares in the capital of the Company as of the date hereof;
WHEREAS, following the date hereof, but prior to the Closing, the Sellers and the Company shall complete a series of transactions pursuant to the Pre-Closing Reorganization, following which each Seller will own, and all Sellers collectively will own, the same number and class of shares as held prior to the Pre-Closing Reorganization;
WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, all of the Shares, on the terms and conditions and for the consideration set forth in this Agreement;
WHEREAS, the respective boards of directors or other governing bodies, as applicable, of the non-natural parties hereto have approved this Agreement, the Ancillary Agreements and the Transactions (each as defined herein), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1.    Definitions. When used in this Agreement, the following terms shall have the respective meanings ascribed thereto in this Section 1.1.
“Accounting Firm” shall have the meaning set forth in Section 6.15(b)(i).
“Accounting Principles” shall mean GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements.
“Action” shall mean any action, proceeding, complaint, claim, petition, suit, arbitration, litigation or investigation, whether civil or criminal, at Law or in equity, before any Governmental Entity.
“Additional Purchase Price” shall have the meaning set forth in Section 2.7(e).
“Adjustment Amount” shall have the meaning set forth in Section 2.7(e).
“Adjustment Resolution Period” shall have the meaning set forth in Section 2.7(b).
“Affiliate” of any Person shall mean any other Person, directly or indirectly, controlling, controlled by or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Aggregate Option Exercise Prices” shall mean the aggregate exercise prices of all Vested Options as set forth in the applicable respective stock option agreements between each holder of a Vested Option and the Company and pursuant to which each Vested Option was issued.
“Aggregate Warrant Exercise Prices” shall mean the aggregate exercise prices of all Exercisable Warrants as set forth in the applicable respective warrant certificates between each holder of Exercisable Warrants and the Company and pursuant to which each Exercisable Warrant was issued.
“Aggregate Share Percentage” shall mean the percentage (expressed as a decimal) equal to (a) the aggregate Per Share Amount for all Shares to be paid to all Sellers divided by (b) the sum of (i) the aggregate Per Share Amount for all Shares to be paid to all Sellers, (ii) the aggregate Per Vested Option Amount for all Vested Options to be paid to all holders of Vested Options and (iii)

the aggregate Per Warrant Amount for all Cashed-Out Warrants to be paid to all holders of Cashed-Out Warrants.
“Aggregate Vested Option Percentage” shall mean the percentage (expressed as a decimal) equal to (a) one hundred percent (100%) minus (b) the Aggregate Share Percentage minus (c) the Aggregate Warrant Percentage.
“Aggregate Warrant Percentage” shall mean the percentage (expressed as a decimal) equal to (a) the aggregate Per Warrant Amount for all Cashed-Out Warrants to be paid to all holders of Cashed-Out Warrants divided by (b) the sum of (i) the aggregate Per Share Amount for all Shares to be paid to all Sellers, (ii) the aggregate Per Vested Option Amount for all Vested Options to be paid to all holders of Vested Options and (iii) the aggregate Per Warrant Amount for all Cashed-Out Warrants to be paid to all holders of Cashed-Out Warrants.
“Agreement” shall mean this Share Purchase Agreement, together with Annex A and all Exhibits hereto and the Company Disclosure Letter.
“Ancillary Agreements” shall mean the Closing Certificates, the Escrow Agreement, the Paying Agent Agreement, and the other documents and agreements to be delivered by the parties hereto pursuant to this Agreement.
“Anti-Money Laundering Law” shall mean any Law relating to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping or reporting requirements related thereto (including, for the avoidance of doubt, any Law administered or enforced by the Financial Transactions and Reports Analysis Centre of Canada, the Autorité des marchés financiers, and the Financial Crimes Enforcement Network of the United States Department of the Treasury).
“Articles” shall mean the articles of the Company, as amended.
“Audited Financial Statements” shall have the meaning set forth in Section 4.11(a).
“Base Purchase Price” shall have the meaning set forth in Section 2.2(a).
“Board” shall mean the board of directors of the Company.
“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or Toronto, Ontario.
“Buyer” shall have the meaning set forth in the preamble to this Agreement.
“Buyer Disclosure Letter” shall have the meaning set forth in Article V.
“Buyer Indemnitees” shall have the meaning set forth in Section 9.2(a).

“Buyer’s Submission” shall have the meaning set forth in Section 2.7(c).
“Canadian Sanctions” shall mean any prohibition from engaging in transactions with Persons on the lists created under various federal statutes and regulations (including the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada) and under the Criminal Code) and blocked Persons and foreign countries and territories subject to Canadian sanctions under various federal statutes and regulations (including the Area Control List of the Export and Import Permits Act (Canada)) administered by, among others, the Departments and that could be listed on the “Consolidated Canadian Autonomous Sanctions List” as maintained by Global Affairs Canada.
“Cashed-Out Warrant” shall mean any Exercisable Warrant where the holder has agreed with the Company to receive, in consideration for the cancellation of such Exercisable Warrant, an amount equal to (a) the number of Shares for which such Exercisable Warrant is exercisable (on an as-converted to Common Shares basis) multiplied by (b) (i) the Per Share Amount minus (ii) the per Share exercise price for such Exercisable Warrant (on an as-converted to Common Shares basis).
“Cause” shall mean, with respect to any Key Employee, (a) commission by such Key Employee of, or indictment of such Key Employee for, an indictable criminal offense that is materially detrimental to the business or reputation of the Company, (b) failure by such Key Employee to follow lawful directions or instructions provided by the Board or the then-current Chief Executive Officer of the Company or other Person to whom such Key Employee directly reports or failure by such Key Employee to perform his or her employment duties, in each case in any material respect, for a period of thirty (30) days or longer after notice of such failure is given to such Key Employee, except due to death or Disability, (c) gross negligence or intentional and material misconduct in connection with such Key Employee’s performance of his or her employment duties, (d) misappropriation by such Key Employee of any property of material value of Parent, Buyer, the Company or any of their respective Affiliates or any attempt by such Key Employee to obtain any personal profit from any transaction or relationship with Buyer, the Company or any of their respective Affiliates that represents a conflict of interest or (e) any other act or omission by such Key Employee that constitutes just cause under applicable Law.
“Claim Notice” shall mean the written notification pursuant to Section 9.5(a) of a Third Party Claim as to which indemnity under Article IX is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 9.5(a).
“Closing” shall have the meaning set forth in Section 2.3.
“Closing Date” shall have the meaning set forth in Section 2.3.
“Closing Estimate Statement” shall have the meaning set forth in Section 2.2(b).

“Closing Indebtedness” shall mean the aggregate amount of all Indebtedness of the Company on a consolidated basis, including in respect of the Loan and Security Agreement and the Convertible Promissory Note, to the extent remaining unpaid as of the time of the Closing.
“Closing Working Capital” shall mean the Working Capital as of 12:01 A.M. on the Closing Date.
“Closing Payment” shall mean an amount equal to (a) the Estimated Purchase Price, minus (b) the Working Capital Escrow Amount, minus (c) the Indemnity Escrow Amount, minus (d) the Expense Holdback Amount.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.
“Collateral Source” shall have the meaning set forth in Section 9.4.
“Company” shall have the meaning set forth in the preamble to this Agreement.
“Company Disclosure Letter” shall have the meaning set forth in Article III.
“Company Intellectual Property” shall mean all Owned Intellectual Property and all Company Licensed IP.
“Company IT Systems” shall have the meaning set forth in Section 4.7(j).
“Company Licensed IP” shall mean any and all Intellectual Property licensed to the Company pursuant to an IP License.
“Company Plans” shall have the meaning set forth in Section 4.13(g).
“Company Releasee” shall have the meaning set forth in Section 10.5.
“Company Software” shall have the meaning set forth in Section 4.7(g).
“Company Transaction Expenses” shall mean all expenses of the Company incurred prior to and through the Closing in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, including: (a) the fees and expenses of Financial Technology Partners LP for investment banking services; (b) the fees and expenses of Osler, Hoskin & Harcourt LLP (“Osler”) for legal services; (c) the fees and expenses of KPMG LLP for accounting services provided to the Company; (d) an amount equal to fifty percent (50%) of the fees and expenses of the Escrow Agent and the Paying Agent, (e) the fees and expenses of the Shareholders’ Representative; (f) an amount equal to fifty percent (50%) of the premium, underwriting fees and other costs incurred by Buyer and its Affiliates in connection with the R&W Insurance Policy, but such amount shall not exceed $750,000; (g) all severance, bonuses or other similar amounts payable by or on behalf of the Company or any of its Subsidiaries in connection with the consummation of the Transactions and any other sale, retention, termination, severance, stay, retention, change in control or similar bonuses, payments or benefits; (h) all costs, if any, that may be incurred by the Company related to the cancellation of all options to purchase Shares in connection with the consummation of the Transaction in accordance with the terms of this Agreement, (i) the costs, fees and expenses associated with the Tail Policy, and (j) any Taxes (including Employment and Withholding Taxes) required to be paid by the Company in connection with any of the items referred to in clauses (a) through (i), or in connection with payments made hereunder to holders of Vested Options; in each case due and payable by the Company or any of its Subsidiaries prior to, on or after the Closing and which have not been paid as of the time of the Closing. For the avoidance of doubt, Company Transaction Expenses shall not be included as a current Liability in the calculation of the Closing Working Capital.
“Competition Act” shall mean the Competition Act (Canada) and the regulations promulgated thereunder.
“Competition Laws” shall mean the Competition Act, the HSR Act, the Clayton Act, as amended, the Sherman Act, as amended, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, in each case, in Canada, the United States or elsewhere.
“Conclusive Closing Indebtedness” shall mean the Closing Indebtedness set forth on the Conclusive Statement.
“Conclusive Company Transaction Expenses” shall mean the Company Transaction Expenses set forth on the Conclusive Statement.
“Conclusive Date” shall have the meaning set forth in Section 2.7(c).
“Conclusive Purchase Price” shall have the meaning set forth in Section 2.7(d).
“Conclusive Statement” shall have the meaning set forth in Section 2.7(c).
“Confidential Business Information” shall mean the Company’s client lists and information, employee lists and information, developments, systems, designs, software, databases, know-how, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections, prices, and acquisition and disposition plans.
“Confidentiality Agreement” shall have the meaning set forth in Section 6.2.
“Contaminants” shall have the meaning set forth in Section 4.7(m).
“Contract” shall mean any legally binding agreement, contract, lease, license or instrument, together with all amendments, modifications or supplements thereto.
“Convertible Promissory Note” shall mean that certain Convertible Promissory Note, dated as of April 18, 2019, by and between the Company and Parent.
“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“Current Assets” shall mean the current assets of the Company constituting only the line items set forth on Annex A under the heading “Current Assets,” each determined in accordance with the Accounting Principles.
“Current Liabilities” shall mean the current Liabilities of the Company constituting only the line items set forth on Annex A under the heading “Current Liabilities,” each determined in accordance with the Accounting Principles.
“Deductible” shall have the meaning set forth in Section 9.3(a)(i).
“Departments” shall mean Global Affairs Canada and the Department of Public Safety Canada.
“Disability” shall mean, with respect to any Key Employee, an incapacity due to physical or mental illness that has prevented such Key Employee from performing his or her duties for Buyer, the Company or any of their respective Affiliates on a full-time basis for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period and, if reasonable accommodation is required by Law, after the date that any reasonable accommodation has been provided, subject to applicable Law.
“Disclosed Personal Information” shall have the meaning set forth in Section 6.3(a).
“Dispute Notice” shall have the meaning set forth in Section 2.7(b).
“Domain Names” shall have the meaning set forth in the definition of Intellectual Property.
“Employment and Withholding Taxes” shall mean any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof payable by the Company or any of its Subsidiaries in Canada, the United States or elsewhere (including any interest or penalties imposed in respect of any of the foregoing), and all Taxes required to be withheld by or on behalf of the Company or any of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person, in each case, on or in respect of the business or assets of the Company or any of its Subsidiaries. Any Employment and Withholding Tax also is deemed included in the definition of Tax wherever the term Tax is used.
“End Date” shall have the meaning set forth in Section 8.1(b)(ii).
“Environmental Law” shall mean any applicable Law relating to pollution, the protection of the environment or natural resources, the protection of human health and safety from environmental concerns, or the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation, release or threatened release of hazardous materials, Hazardous Substances, toxic substances, and all similar materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Escheatment Law” shall mean any Law relating to abandoned or unclaimed property that requires such property to be held and escheated or transferred to a Governmental Entity after a specified period of time or on a specified date.
“Escrow Account” shall mean the escrow account established with the Escrow Agent pursuant to the Escrow Agreement, which shall have three sub accounts, viz., the “Working Capital Escrow Account,” the “Indemnity Escrow Account” and the “Key Employee Holdback Escrow Account.”
“Escrow Agent” shall mean U.S. Bank National Association.
“Escrow Agreement” shall mean that certain escrow agreement, by and among the Shareholders’ Representative, Buyer and the Escrow Agent, in the form attached hereto as Exhibit A.
“Escrow Release Amount” shall have the meaning set forth in Section 2.8(a).
“Estimated Company Transaction Expenses” shall have the meaning set forth in Section 2.2(b).
“Estimated Purchase Price” shall have the meaning set forth in Section 2.2(b).
“Estimated Working Capital” shall have the meaning set forth in Section 2.2(b).
“Estimated Working Capital Adjustment” shall have the meaning set forth in Section 2.2(b).
“Excess Amount” shall have the meaning set forth in Section 2.7(e).
“Excluded Taxes” shall mean any (a) Taxes of the Company or any of its Subsidiaries (or any predecessors thereof) for any Pre-Closing Tax Period (allocated, with respect to a Straddle Period, in accordance with Section 6.15(a)); (b) Taxes of the Company or any of its Subsidiaries (or any predecessors thereof) imposed by reason of (i) the Company or any of its Subsidiaries (or any predecessors thereof) being or having been a member of an affiliated group (as defined in Section 1504 of the Code, and any combined, consolidated, unitary or similar group for state, local or foreign Tax purposes) prior to the Closing pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law); or (ii) assumption, transferee or successor liability, operation of Law or otherwise with respect to an election, event or transaction occurring on or before the Closing Date; (c) the Sellers’ share of Transfer Taxes; and (d) any Taxes (including Employment and Withholding Taxes) payable in connection with, or which are, Company Transaction Expenses, and any Employment and Withholding Taxes payable in connection with any payments made to holders of Vested Options pursuant to this Agreement.

“Exercisable Warrant” shall mean any outstanding warrant of the Company exercisable for Shares as of immediately prior to the Closing.
“Expense Holdback Amount” shall mean an amount equal to $250,000 to be delivered to the Shareholders’ Representative at the Closing pursuant to Section 2.5(e) for the purpose of satisfying the expenses to be incurred by the Shareholders’ Representative in connection with (a) the settlement of the Adjustment Amount in accordance with Section 2.7, (b) the defense or settlement of any indemnification claims in accordance with Section 6.15 or Article IX and (c) the performance of any other duties or obligations of the Shareholders’ Representative under this Agreement and the Ancillary Agreements.
“Financial Statements” shall have the meaning set forth in Section 4.11(a).
“Fundamental Representations” shall mean the representations and warranties of (a) the Company set forth in the first sentence of Section 4.1, Section 4.2, Section 4.4, Section 4.30 and Section 4.31 and (b) the Sellers set forth in Article III.
“GAAP” shall mean the generally accepted accounting principles in effect from time to time in Canada, being those accounting principles set forth in the Handbook or other official record of accounting principles in Canada from time to time published by the Canadian Institute of Chartered Accountants, as such principles may be amended, varied or replaced by International Financial Reporting Standards (IFRS) then in effect and generally accepted in Canada and adopted or required to have been adopted, as consistently applied.
“GILTI Inclusion” shall mean any amounts required to be included in gross income of the Company or any of its Subsidiaries pursuant to Section 951A of the Code if the taxable year of the Company or such Subsidiary, as applicable, were deemed to end on the date after the Closing Date.
“Good Reason” shall mean, with respect to any Key Employee, such Key Employee’s resignation of employment following (a) a reduction of such Key Employee’s base salary; (b) a material reduction in such Person’s targeted compensation opportunities (including bonus, benefits and other compensation); (c) a material adverse change in the Key Employee’s status or position as an officer or employee of the Company, including any material adverse change in status or position as a result of a material diminution in the Key Employee’s title, duties or responsibilities, or the assignment to the Key Employee of any duties or responsibilities which are materially inconsistent with such status or position; (d) an adverse change in the Key Employee’s reporting line or relationship; or (e) a requirement that such Key Employee move his or her place of business, for a period of three months or longer, to an office that exceeds 10 kilometres from the offices of the Company as of the date of this Agreement at 235 Carlaw Avenue, Toronto, Ontario, in each case without the written consent of such Key Employee; provided, however, that no Good Reason shall exist unless: (i) such Key Employee provides written notice to Buyer within thirty (30) days of the initial existence of the Good Reason condition specifying the condition and identifying it as Good Reason for termination; (ii) the Company or Buyer, as applicable, fails to cure such condition within thirty (30) days after receipt of such notice; and (iii) such Key Employee gives written notice of termination of his or her employment within sixty (60) days of giving notice of the condition constituting Good Reason. For purposes of determining whether any of the conditions set forth in clauses (b) through (d) have occurred, the applicable Key Employee’s targeted compensation opportunities, status, position, title, duties, responsibilities and reporting line or relationship shall be compared to or measured against such matters (A) without giving effect to any incentive compensation that may become payable pursuant to the Management Incentive Plan, the equity-based incentive compensation contemplated by Section 6.20 or otherwise in connection with the Transactions and (B) as the same exist from and after the Closing after giving effect to any changes to the matters set forth in clauses (c) and (d) implemented in connection with the Transactions (and not, for the avoidance of doubt, as the same exist as of the date hereof).
“Governmental Entity” shall mean any federal, state, provincial, local, foreign or other (a) court, tribunal, administrative agency, commission, authority, regulatory agency, department, board, bureau, agency or instrumentality, self-regulatory organization or arbitral or similar forum, (b) any subdivision or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising, or entitled to exercise, any regulatory, administrative, executive, judicial, legislative, police, expropriation or taxing authority under or for the account of any of the foregoing, whether in Canada, the United States or elsewhere.
“Hazardous Substance” shall mean materials, substances or wastes defined by or listed, regulated, classified or characterized under any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including, any petroleum or petroleum products, radioactive materials, asbestos and polychlorinated biphenyls (PCBs).
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may be amended, modified, supplemented or replaced from time to time, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person shall mean (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) all obligations for the reimbursement of any obligor on any letter of credit, (d) all indebtedness for the deferred purchase price of property or services (including earn-outs), (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (g) all obligations under leases that shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which any such Person is liable as lessee, (h) all interest, fees and other expenses owed with respect to the indebtedness referred to above, (i) any Excluded Taxes (except to the extent that any such amounts were taken into account as Liabilities in the calculation of Closing Working Capital), and (j) all indebtedness referred to above that is directly or indirectly guaranteed by any such Person or which any such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, that Indebtedness shall not include accounts payable to trade creditors, accrued expenses arising in the ordinary course of business consistent with past practice, and the endorsement of negotiable instruments for collection in the ordinary course of business.
“Indemnified Party” shall mean any Person asserting a claim for indemnification under any provision of Article IX.
“Indemnified Persons” shall have the meaning set forth in Section 6.8(a).
“Indemnifying Party” shall mean any Person against whom a claim for indemnification is being asserted under any provision of Article IX.
“Indemnity Cap” shall have the meaning set forth in Section 9.3(a).
“Indemnity Escrow Account” shall have the meaning set forth in the definition of Escrow Account.
“Indemnity Escrow Amount” shall mean $1,518,750.
“Indemnity Escrow Release Date” shall mean the date that is the third (3rd) Business Day following the date that is twelve (12) months following the Closing Date.
“Indemnity Notice” shall mean a written notification pursuant to Section 9.5(b) of a claim for payment or indemnity under Article IX by an Indemnified Party, specifying, in reasonably sufficient detail, the nature of and basis for such claim.
“Initial Statement” shall have the meaning set forth in Section 2.7(a).
“Intellectual Property” shall mean all worldwide rights, title and interests associated with or arising out of any intellectual property, including: (a) all domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof (collectively “Patents”), (b) all trademarks, service marks, logos, trade names, brand names, corporate names, Domain Names, trade dress, trade styles, and other identifiers indicating the business or source of goods or services, and other indicia of commercial source or origin (whether registered, arising under common Law or statutory Law, or otherwise) and general intangibles of a like nature, and all registrations and applications to register, and renewals of, the foregoing anywhere in the world, and all goodwill associated with any of the foregoing (collectively, “Marks”), (c) all trade secret rights and corresponding rights in confidential information and other non-public or proprietary information (whether or not patentable), including ideas, formulas, compositions, inventor's notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (collectively, “Trade Secrets”), (d) all copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all data collections, "moral" rights, mask works, integrated circuit topographies, designs, industrial designs, copyright registrations and applications therefor and corresponding rights in works of authorship (collectively, “Copyrights”), (e) all Internet domain names, electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, and all social media accounts (collectively, “Domain Names”), (f) all other intellectual property rights arising from Technology, (g) all rights of privacy and publicity and (h) any and all similar, corresponding or equivalent intellectual or proprietary rights anywhere in the world.
“Interim Financial Statements” shall have the meaning set forth in Section 4.11(a).
“Investment Canada Act” shall mean the Investment Canada Act (Canada) and the rules and regulations promulgated thereunder.
“IP License” shall mean (i) any grant (or covenant not to assert) by the Company or any of its Subsidiaries to another Person of or regarding any right relating to or under the Owned Intellectual Property, and (ii) any grant (or covenant not to assert) by another Person to the Company or any of its Subsidiaries of or regarding any right relating to or under any third Person’s Intellectual Property rights.
“ITA” shall mean the Income Tax Act (Canada).
“Key Employee Holdback Amount” shall mean, with respect to a Key Employee, an amount equal to twenty percent (20%) of the aggregate amounts otherwise payable at the Closing to such Key Employee in respect of any Shares and Vested Options held by such Key Employee, including such Key Employee’s portion of the Working Capital Escrow Account and the Indemnity Escrow Account with all of such amounts placed in such escrow accounts to be counted towards the satisfaction of the foregoing twenty percent (20%) requirement.
“Key Employee Holdback End Date” shall have the meaning set forth in Section 2.9(a).
“Key Employee Holdback Escrow Account” shall have the meaning set forth in the definition of Escrow Account.
“Key Employee Holdback Escrow Amount” shall mean the aggregate amount of all Key Employee Holdback Amounts in respect of all Key Employees.
“Key Employees” shall mean the Persons listed on Section 1.1(b) of the Company Disclosure Letter.
“Key IP Employees” shall mean the Key Employees, together with any employee or consultant who either alone or in concert with others develop, invent, program or design any Owned Intellectual Property.
“Knowledge of Buyer” shall have the meaning set forth in Section 1.3(b).
“Knowledge of such Seller” shall have the meaning set forth in Section 1.3(c).
“Knowledge of the Company” shall have the meaning set forth in Section 1.3(a).

“Law” shall mean any principle of applicable common law and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws, (ii) Order of any Governmental Entity and (iii) to the extent that they have the force of law, standards, policies, guidelines, notices and protocols of any Governmental Entity.
“Leased Real Property” shall have the meaning set forth in Section 4.9.
“Leases” shall have the meaning set forth in Section 4.9.
“Liabilities” shall mean any and all debts, liabilities and obligations (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in Contract, tort, strict liability or otherwise).
“Liens” shall mean any lien, security interest, mortgage, encumbrance, pledge, easement, deed of trust or charge of any kind.
“Loan and Security Agreement” shall mean that certain Loan and Security Agreement, dated as of January 24, 2014, by and between Silicon Valley Bank and the Company, as amended February 9, 2015, September 1, 2016, July 31, 2017, December 29, 2017 and June 22, 2018.
“Loss” or “Losses” shall mean with regard to any breach of a representation or warranty or covenant or any third-party claim or investigation or other matter, any and all judgments, awards, Liabilities, losses, costs, fines, penalties or damages, including reasonable and documented out of pocket attorneys’ fees and expenses sustained by a Person (including as a consequence of any injunction issued or other equitable relief granted against such Person) as a result of or in connection with such matter.
“Major Restrictive Covenant Sellers” shall mean the Key Employees and those Sellers set forth in Section 1.1(c) of the Company Disclosure Letter.
“Management Incentive Plan” shall mean the Management Incentive Plan substantially in the form attached hereto as Exhibit B.
“Marks” shall have the meaning set forth in the definition of Intellectual Property.
“Material Adverse Effect” shall mean any change, effect, condition, occurrence or development that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets, condition (financial or otherwise) or Liabilities of the Company and its Subsidiaries, taken as a whole, or (b) is reasonably likely to prevent or delay the ability of the Company to consummate the Transactions.
“Material Contract” shall have the meaning set forth in Section 4.18(b).
“Minor Restrictive Covenant Sellers” shall mean all Sellers other than (i) those Sellers set forth in Section 1.1(d) of the Company Disclosure Letter; (ii) a Seller that is an Investor (as defined in the Shareholders Agreement), and (iii) the Major Restrictive Covenant Sellers.

“Money Services Law” shall mean any Law relating to money services, commercial or consumer lending, the transmission of money or funds, or the sale or issuance of any payment instrument.
“Neutral Auditor” shall have the meaning set forth in Section 2.7(c).
“OFAC” shall have the meaning set forth in Section 4.29(a).
“Open Source Software” shall mean any Software that contains, or is derived in whole or in part from, any Software that is generally available in source code form and that is distributed under a license which, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof), including Software distributed under such licenses as the GNU General Public License, the GNU Lesser General Public License, the BSD License, the MIT License, the Mozilla Public License, the Apache License, the Common Public License and any other licenses approved as an Open Source license that meets the Open Source Definition by the Open Source Initiative (see https://opensource.org/osd and http://opensource.org/licenses/alphabetical).
“Order” shall mean any judgment, order, ruling, injunction, decision, directive, decree or writ of any Governmental Entity.
“Organizational Documents” shall mean (a) with respect to any corporation, its articles or certificate of incorporation, amalgamation or continuation, as applicable, and by-laws, and all amendments to such articles, certificates or by-laws, (b) with respect to any partnership, its partnership agreement, (c) with respect to any trust, its trust agreement and (d) with respect to any limited liability company, its limited liability agreement or operating agreement.
“Osler” shall have the meaning set forth in the definition of Company Transaction Expenses.
“Other Restrictive Covenant Sellers” shall mean all Sellers set forth in Section 1.1(e) of the Company Disclosure Letter.
“Owned Intellectual Property” shall mean all Intellectual Property that is owned or purported to be owned by, the Company or any of its Subsidiaries.
“Patents” shall have the meaning set forth in the definition of Intellectual Property.
“Payment Allocation Schedule” shall have the meaning set forth in Section 2.6(a).
“Pending Claims” shall have the meaning set forth in Section 2.8(a).
“Per Share Amount” shall mean, with respect to each outstanding Share held by a Seller immediately prior to the Closing, an amount equal to (a) (i) the Estimated Purchase Price, plus

(ii) the Aggregate Option Exercise Prices, plus (iii) the Aggregate Warrant Exercise Prices minus (iv) the Working Capital Escrow Amount, minus (v) the Indemnity Escrow Amount, minus (vi) the Expense Holdback Amount divided by (b) (i) the number of outstanding Shares immediately prior to the Closing (on an as-converted to Common Shares basis), plus (ii) the number of Vested Options outstanding immediately prior to the Closing (on an as-converted to Common Shares basis), plus (iii) the number of Cashed-Out Warrants outstanding immediately prior to the Closing (on an as-converted to Common Shares basis).
“Per Vested Option Amount” shall mean, with respect to each Vested Option held by the applicable holder thereof immediately prior to the Closing, an amount equal to (a) the number of Shares for which such Vested Option is exercisable (on an as-converted to Common Shares basis) multiplied by (b) (i) the Per Share Amount minus (ii) the per Share exercise price for such Vested Option (on an as-converted to Common Shares basis).
“Per Warrant Amount” shall mean, with respect to each Cashed-Out Warrant held by the applicable holder thereof immediately prior to the Closing, an amount equal to (a) the number of Shares for which such Cashed-Out Warrant is exercisable (on an as-converted to Common Shares basis) multiplied by (b) (i) the Per Share Amount minus (ii) the per Share exercise price for such Cashed-Out Warrant (on an as-converted to Common Shares basis).
“Performance Demand” shall have the meaning set forth in Section 11.1(a).
“Permits” shall have the meaning set forth in Section 4.16.
“Permitted Liens” shall mean (a) statutory Liens or other Liens arising by operation of Law securing payments not yet due or which are being contested in good faith and by appropriate proceedings, including Liens of warehouseman, mechanics, suppliers, materialmen and repairmen, (b) Liens for Taxes, assessments, utilities or other government charges or levies not yet due and payable or for current Taxes that may thereafter be paid without penalty or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established therefor on the Financial Statements in accordance with GAAP; provided, that, in each case, such Lien does not impair the ownership or use of any property or assets by the Company or any of its Subsidiaries (or any predecessors or successors thereof), (c) Liens created by licenses granted in the ordinary course of business in or to any Owned Intellectual Property, (d) any other Liens not described in clauses (a) through (c) above created by this Agreement or the actions of Buyer or any of its Affiliates or otherwise connected with the Transactions and (e) Liens listed on Section 1.1(a) of the Company Disclosure Letter.
“Person” shall mean an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.
“Personal Information” shall mean any information about an identifiable individual.
“Policies” shall have the meaning set forth in Section 4.14.
“Post-Closing Payment” shall have the meaning set forth in Section 2.7(f)(iii).

“Post-Closing Tax Period” shall mean any taxable year or other taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Covenant” shall have the meaning set forth in Section 9.1(a).
“Pre-Closing Period” shall have the meaning set forth in Section 6.1.
“Pre-Closing Reorganization” shall mean, collectively, the transactions described in the Pre-Closing Reorganization Plan attached hereto as Exhibit C.
“Pre-Closing Reorganization Liabilities” shall mean any Taxes or any other Liabilities of the Company or any of its Subsidiaries attributable to the Pre-Closing Reorganization.
“Pre-Closing Reorganization Shareholders” shall mean the Sellers that are not non-resident Canadian for purposes of the ITA and have elected to receive capital dividends pursuant to the Pre-Closing Reorganization.
“Pre-Closing Reorganization Shareholders Pro Rata Amount” shall mean, with respect to each Pre-Closing Reorganization Shareholder, the percentage equal to (a) the aggregate capital dividends received by such Pre-Closing Reorganization Shareholder in connection with the Pre-Closing Reorganization divided by (b) the aggregate capital dividends received by all Pre-Closing Reorganization Shareholders in connection with the Pre-Closing Reorganization.
“Pre-Closing Tax Period” shall mean any taxable year or other taxable period ending on or before the Closing Date and the portion of any Straddle Period beginning on or before the Closing Date and ending on the Closing Date.
“Preferred Shares” shall mean, collectively, the Class A Preferred Shares, the Class B Preferred Shares, the Class B-1 Preferred Shares, the Class C Preferred Shares, the Class C Prime Preferred Shares, the Class C-1 Prime Preferred Shares and the Class D Preferred Shares.
“Prohibited Person” shall have the meaning set forth in Section 4.27.
“Purchase Price” shall have the meaning set forth in Section 2.2(a).
“Qualifying Loss” shall mean any individual indemnifiable Loss in excess of $50,000, or one or more Losses substantially related to any other Loss, collectively in excess of $50,000.
“R&W Insurance Policy” shall mean the representation and warranty insurance policy to be issued to Parent by the R&W Insurer with respect to, among other things, the representations and warranties of the Sellers and the Company under this Agreement to be purchased from the R&W Insurer for the benefit of Parent and Buyer.
“R&W Insurer” shall mean AIG Specialty Insurance Company and its Affiliates.

“Reference Date” shall mean January 1, 2017.
“Registration Rights Agreement” shall mean that certain Sixth Amended and Restated Registration Rights Agreement, dated as of April 28, 2017, by and among the Company and the Sellers.
“Related Party” shall have the meaning set forth in Section 4.19.
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.
“Remainder Payments” shall mean the aggregate amount of all payments, if any, made to the Paying Agent (for the benefit of and further distribution to the Sellers pursuant to the provisions hereof) from the Remaining Escrow Balance and the Remaining Expense Holdback Balance.
“Remaining Escrow Balance” shall mean all amounts released to the Paying Agent (for the benefit of and further distribution to the Sellers pursuant to the provisions hereof) pursuant to Section 2.8(a).
“Remaining Expense Holdback Balance” shall have the meaning set forth in Section 2.8(b).
“Representative Losses” shall have the meaning set forth in Section 10.7(b).
“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives (in each case, other than the Shareholders’ Representative).
“Resolution Period” shall mean the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.
“Restricted Business” shall mean Intuit, Xero, Freshbooks, Square, Paypal, Stripe and any business that is engaged in software-based bookkeeping, accounting, invoicing and/or tax preparation.
“Restricted Period” shall mean (a) in respect of the Major Restrictive Covenant Sellers, the period of time commencing on the date hereof and ending on the later of (i) the date this Agreement is validly terminated in accordance with its terms and (ii) the fifth (5th) anniversary of the Closing Date; and (b) in respect of the Minor Restrictive Covenant Sellers and the Other Restrictive Covenant Sellers, the period of time commencing on the date hereof and ending on the later of (i) the date this Agreement is validly terminated in accordance with its terms and (ii) the second (2nd) anniversary of the Closing Date.
“Restricted Territory” shall mean anywhere in the Canada or the United States.
“Sanctions” shall have the meaning set forth in Section 4.29(b).

“Scheduled Intellectual Property” shall have the meaning set forth in Section 4.7(a).
“SDN List” shall have the meaning set forth in Section 4.29(a).
“Seller Contract” shall have the meaning set forth in Section 3.3(a).
“Seller Releasee” shall have the meaning set forth in Section 10.5.
“Seller Releasor” shall have the meaning set forth in Section 10.5.
“Shareholders Agreement” shall mean that certain Seventh Amended and Restated Unanimous Shareholders’ Agreement, dated as of April 28, 2017, by and among the Company and the Sellers.
“Shareholders’ Representative” shall have the meaning set forth in the preamble to this Agreement.
“Shareholders’ Representative’s Submission” shall have the meaning set forth in Section 2.7(c).
“Share-Based Payout Percentage” shall mean, with respect to each Seller, the percentage equal to (a) the aggregate Per Share Amount in respect of all Shares held by such Seller divided by (b) the aggregate Per Share Amount in respect of all Shares held by all Sellers.
“Shares” shall have the meaning set forth in the recitals to this Agreement.
“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code and (b) all materials, databases, documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing.
“SRED Tax Refund” shall have the meaning set forth in Section 6.15(i).
“Stock Option Plan” shall have the meaning set forth in Section 4.2(c).
“Straddle Period” shall have the meaning set forth in Section 6.15(a)(ii).
“Subpart F Income” shall mean any amounts required to be included in gross income of the Company or any if its Subsidiaries pursuant to Section 951 of the Code if the taxable year of the Company or such Subsidiary, as applicable, were deemed to end on the date after the Closing Date.
“Subsidiary” of any Person shall mean (a) any corporation more than fifty percent (50%) of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time shares of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.
“Survival Expiration Date” shall have the meaning set forth in Section 9.1(a).
“Tail Policy” shall have the meaning set forth in Section 6.8(b).
“Target Working Capital” shall mean an amount equal to $0 (zero dollars).
“Tax Contest” shall have the meaning set forth in Section 6.15(f).
“Tax Indemnity True-Up” shall have the meaning set forth in Section 6.15(e).
“Tax Return” shall mean any return, report, declaration, form, claim for refund or information return or statement relating to Taxes (filed or required to be filed), including any schedule or attachment thereto and including any amendment thereof that relates to the Company or any of its Subsidiaries (or any predecessors or successors thereof).
“Taxes” shall mean (a) all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, escheat and unclaimed property obligations, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), (b) all estimated taxes, deficiency assessments, additions to tax, penalties and interest imposed by a Governmental Entity relating to any items described in clause (a) or this clause (b) and (c) any Liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, successor or transferee Liability, operation of Law, Treasury Regulation section 1.1502-6(a) (or any similar provision of Law) or otherwise.
“Technology” shall mean, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.
“Third Party Claim” shall have the meaning set forth in Section 9.5(a).
“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“Transactions” shall mean (a) the purchase and sale of the Shares on the terms and conditions in this Agreement and the Ancillary Agreements, (b) the cancellation by the Company of all options to purchase Shares on the terms and conditions in this Agreement and the Ancillary Agreements and (c) the performance by Buyer, Sellers or the Shareholders’ Representative, as applicable, of their respective obligations under this Agreement and the Ancillary Agreements.
“Transfer Taxes” shall have the meaning set forth in Section 6.15(c).
“Treasury Regulations” shall mean the United States Treasury Regulations promulgated under the Code.
“Vested Option” shall mean each vested option of the Company to purchase Shares previously granted pursuant to the Stock Option Plan and outstanding as of immediately prior to the Closing (which shall give effect to the Board’s removal of the 12-month cliff vesting restriction attaching to any options to purchase Shares pursuant to the Stock Option Plan prior to the Closing).
“Vested Option-Based Payout Percentage” shall mean, with respect to each holder of Vested Options, the percentage equal to (a) the aggregate Per Vested Option Amount payable to such holder in respect of all of his or her Vested Options divided by (b) the aggregate Per Vested Option Amount payable to all holders of Vested Options in respect of all of their Vested Options.
“Warrant-Based Payout Percentage” shall mean, with respect to each holder of Cashed-Out Warrants, the percentage equal to (a) the aggregate Per Warrant Amount payable to such holder in respect of all of his or her Cashed-Out Warrants divided by (b) the aggregate Per Warrant Amount payable to all holders of Cashed-Out Warrants in respect of all of their Cashed-Out Warrants.
“Working Capital” shall mean Current Assets minus Current Liabilities, as determined in accordance with the Accounting Principles and the illustrative calculation thereof on Annex A; provided, that in the event of conflict between the methodology used in the illustrative calculation set forth on Annex A and the Company’s historical accounting practices, absent manifest error, the methodology used in the illustrative calculation set forth on Annex A shall govern.
“Working Capital Adjustment” shall mean the amount, if any, by which the Target Working Capital differs from the Closing Working Capital, which amount will either be a positive number (if the Closing Working Capital exceeds the Target Working Capital) or a negative number (if the Closing Working Capital is less than the Target Working Capital).
“Working Capital Escrow Account” shall have the meaning set forth in the definition of Escrow Account.
“Working Capital Escrow Amount” shall mean $2,000,000.
“Working Capital Escrow Release Date” shall mean the date that is the third (3rd) Business Day after the Conclusive Date.
Section 1.2.    Construction. In this Agreement, unless the context otherwise requires:

(a)    references in this Agreement to “writing” or comparable expressions include a reference to transmission by electronic mail in “.pdf” form;
(b)    the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically delivered to the relevant parties (including, in the case of “made available” to Buyer, material that has been posted, retained and thereby made available to Buyer through the on‑line virtual data room established by the Company) at least two (2) Business Days prior to the date of this Agreement;
(c)    words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(d)    references to Articles, Sections, Annexes, Exhibits, the preamble and recitals are references to articles, sections, annexes, exhibits, the preamble and recitals of this Agreement unless otherwise specified, and the descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;
(e)    references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to and shall include any interpretations thereof by the applicable regulatory authority;
(f)    references to “day” or “days” are to calendar days;
(g)    references to “the date hereof” shall mean as of the date of this Agreement;
(h)    the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;
(i)    this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
(j)    “include,” “includes,” and “including” are deemed to be followed by “without limitation,” whether or not they are in fact followed by such words or words of similar import;
(k)    references to dollars or “$” are to United States dollars unless specified to the contrary; and
(l)    each party acknowledges that it and its lawyers have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement are not applicable to the construction or interpretation of this Agreement.

Section 1.3.    Knowledge.
(a)    When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company” or words of similar import, it shall mean the actual knowledge of the individuals set forth on Section 1.3(a) of the Company Disclosure Letter, after such reasonable inquiry as each such individual would normally conduct in the ordinary course of his or her duties to the Company.
(b)    When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Buyer” or words of similar import, it shall mean the actual knowledge of the individuals set forth on Section 1.3(b) of the Buyer Disclosure Letter, after such reasonable inquiry as each such individual would normally conduct in the ordinary course of his or her duties to Buyer.
(c)    When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of such Seller” or words of similar import, it shall mean the actual knowledge of the relevant Seller, after such reasonable inquiry as such individual would normally conduct in the ordinary course.
ARTICLE II

PURCHASE AND SALE CLOSING
Section 2.1.    Purchase and Sale of Shares; Cancellation of Options; Cancellation of Warrants. On the terms and subject to the conditions set forth in this Agreement, at the Closing:
(a)    Purchase and Sale of Shares.
(i)    Buyer shall purchase from each Seller, and each Seller shall sell to Buyer, all of the Shares held by such Seller as of the Closing, as set forth in the Payment Allocation Schedule, free and clear of all Liens, other than Liens on transfer imposed under applicable Laws, with no payment or other Liability of the Company and/or Buyer therefor or in respect thereof, except as provided herein.
(ii)    In consideration of the transfer and sale of each Share, the holder thereof shall be entitled to receive, from or on behalf of Buyer, an amount equal to (A) the Per Share Amount multiplied by (B) (x) one (1) in the case of each Common Share and (y) in the case of each other Share, the number of Common Shares into which such Share is convertible (in each case, as such amount may be adjusted pursuant to Section 2.7 and/or Section 2.8).
(b)    Cancellation of Options.
(i)    Immediately prior to the purchase and sale of all of the Shares pursuant to Section 2.1(a), each Vested Option shall be cancelled and shall be of no further force and effect with no payment or other Liability of the Company and/or Buyer therefor or in respect thereof, except as provided herein.

(ii)    In consideration for the cancellation referenced in clause (i) above, each holder thereof shall be entitled to receive, from or on behalf of the Company, for each Vested Option, the applicable Per Vested Option Amount.
(iii)    Each unvested option to purchase Shares outstanding immediately prior to the Closing Date shall be cancelled in accordance with the Stock Option Plan, shall be of no further force and effect and shall cease to represent the right to exercise any such option to purchase Shares (whether by passage of time or otherwise), with no payment or other Liability of the Company and/or Buyer therefor or in respect thereof, and no consideration shall be payable therefor.
(iv)    The Company acknowledges and agrees that neither the Company nor any person not dealing at arm’s length with the Company will deduct any amount under the ITA that is attributable to the Per Vested Option Amount and to comply with the requirements described in subsection 110(1.1) of the ITA, including delivering written notice of such election to each such holder of a Vested Option in accordance with the requirements set out in the ITA.
(c)    Cancellation of Warrants.
(i)    In connection with the purchase and sale of all of the Shares pursuant to Section 2.1(a), each Cashed-Out Warrant shall be cancelled and shall be of no further force and effect with no payment or other Liability of the Company and/or Buyer therefor or in respect thereof, except as provided herein.
(ii)    In consideration for the cancellation referenced in clause (i) above, each holder thereof shall be entitled to receive, from or on behalf of the Company, for each Cashed-Out Warrant, the applicable Per Vested Warrant Amount.
(iii)    Each Exercisable Warrant outstanding immediately prior to the Closing Date, to the extent not exercised or not deemed to be exercised in connection with the Closing such that the holder thereof shall become a Seller hereunder, shall expire in accordance with the applicable warrant certificate and shall be of no further force and effect and shall cease to represent the right to exercise any such warrant to purchase Shares (whether by passage of time or otherwise) with no payment or other Liability of the Company and/or Buyer therefor or in respect thereof, and no consideration shall be payable therefor.
Section 2.2.    Purchase Price; Closing Estimate.
(a)    The purchase price (the “Purchase Price”) for the purchase and sale of Shares described in Section 2.1(a), the cancellation of Vested Options described in Section 2.1(b), and the cancellation of the Cashed-Out Warrants described in Section 2.1(c) shall be an amount in cash equal to: (i) $405,000,000 (the “Base Purchase Price”), minus (ii) the amount of the Closing Indebtedness, plus (iii) the Working Capital Adjustment, minus (iv) the Company Transaction Expenses, which amount shall be subject to adjustment pursuant to Section 2.7 and/or Section 2.8.
(b)    No later than three (3) Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Buyer a statement (the “Closing Estimate Statement”), which statement shall be prepared in accordance with the Accounting Principles, setting forth its estimates of (i) the Closing Indebtedness, (ii) the Closing Working Capital (the “Estimated Working Capital”), (iii) the amount, if any, by which the Target Working Capital differs from the Estimated Working Capital, which amount will either be a positive number (if the Estimated Working Capital exceeds the Target Working Capital) or a negative number (if the Estimated Working Capital is less than the Target Working Capital) (the “Estimated Working Capital Adjustment”), (iv) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (v) the Company’s calculation of the Purchase Price based thereon (the “Estimated Purchase Price”) and (vi) the Per Share Amount. The Company shall make its Representatives available to Buyer during the three (3) Business Days referenced in the first sentence of this subsection (b) to respond to any questions or requests that Buyer may have with respect to the Closing Estimate Statement.
Section 2.3.    Closing. Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Transactions (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or by telephonic or electronic delivery or release of documents, at 10:00 A.M. Eastern Prevailing Time, on (a) the third Business Day after the last of the conditions set forth in Article VII is satisfied or (to the extent permitted by applicable Law) waived other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or (to the extent permitted by applicable Law) waiver of those conditions, or (b) such other date, time or place as the parties hereto shall agree in writing. The date on which the Closing is held pursuant to this Section 2.3 is herein referred to as the “Closing Date”. All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing. The Closing will be effective as of 12:00:01 A.M. Eastern Prevailing Time on the Closing Date.
Section 2.4.    Closing Deliveries to Buyer. At the Closing, (a) the Company shall deliver, or shall cause to be delivered, to Buyer a counterpart duly executed by each of the Sellers, the Shareholders’ Representative, the directors, officers and certain employees of the Company, as applicable, of each Ancillary Agreement and the other documents and instruments to be executed and delivered at the Closing to which any of such Persons is a party and (b) each Seller shall deliver, or shall cause to be delivered, to Buyer all duly issued and authorized certificates evidencing the Shares and a stock power form executed by or on behalf of such Seller (or, in the case of uncertificated Shares, a written instrument reasonably satisfactory to Buyer and executed by or on behalf of such Seller) evidencing the transfer of all Shares to Buyer.
Section 2.5.    Closing Deliveries by Buyer to Sellers. At the Closing, Buyer shall:
(a)    cause a wire transfer of immediately available funds to be made to such account as designated by the Paying Agent (for the benefit of and further distribution to the Sellers) at least two (2) Business Days prior to the Closing Date, in an amount equal to (i) (A) the Closing Payment multiplied by (B) the Aggregate Share Percentage minus (ii) the portion, if any, of the Key Employee Holdback Escrow Amount attributable to Shares, which shall be further distributed in accordance with the terms of the Paying Agent Agreement and this Agreement;
(b)    cause a wire transfer of immediately available funds to be made to such account as designated by the Company (for the benefit of and further distribution to the holders of Vested

Options) at least two (2) Business Days prior to the Closing Date, in an amount equal to (i) (A) the Closing Payment multiplied by (B) the Aggregate Vested Option Percentage minus (ii) the portion, if any, of the Key Employee Holdback Escrow Amount attributable to Vested Options, which shall be further distributed in accordance with the terms of the Paying Agent Agreement and this Agreement;
(c)    cause a wire transfer of immediately available funds to be made to such account as designated by the Paying Agent (for the benefit of and further distribution to the holders of Cashed-Out Warrants) at least two (2) Business Days prior to the Closing Date, in an amount equal to (i) the Closing Payment multiplied by (ii) the Aggregate Warrant Percentage, which shall be further distributed in accordance with the terms of the Paying Agent Agreement and this Agreement;
(d)    cause a wire transfer of immediately available funds to be made to such account as designated by the Escrow Agent at least two (2) Business Days prior to the Closing Date, in an amount equal to the sum of (i) the Working Capital Escrow Amount, plus (ii) the Indemnity Escrow Amount, plus (iii) the Key Employee Holdback Escrow Amount, which shall be held in the Working Capital Escrow Account, the Indemnity Escrow Account and the Key Employee Holdback Escrow Account, respectively, and released in accordance with Section 2.7(f), 2.8(a), Section 2.9, Section 6.15, Article IX and the Escrow Agreement, as applicable;
(e)    cause a wire transfer of immediately available funds to be made to such account as designated by the Shareholders’ Representative at least two (2) Business Days prior to the Closing Date, in an amount equal to the Expense Holdback Amount;
(f)    subject to the receipt of customary payoff letters, to the extent the Company has not previously made such payment on or prior to the Closing, cause wire transfers of immediately available funds to be made to such account or accounts as designated by the holders of Closing Indebtedness at least two (2) Business Days prior to the Closing Date, in an amount equal to the total amounts due and owing in respect of such Closing Indebtedness, together with all other amounts then due and payable thereunder in connection with the termination thereof;
(g)    subject to the receipt of customary invoices, on behalf of the Company and solely to the extent the Company has not previously made such payment on or prior to the Closing, cause wire transfers of immediately available funds to be made to such account or accounts as designated by the applicable payees of the Company Transaction Expenses at least two (2) Business Days prior to the Closing Date, in an aggregate amount equal to the Estimated Company Transaction Expenses; and
(h)    deliver to the Company a counterpart duly executed by Buyer of each Ancillary Agreement to which Buyer is a party.
Section 2.6.    Payment Procedures.
(a)    A payment allocation schedule (the “Payment Allocation Schedule”) listing (i) the Per Share Amount, together with a detailed breakdown thereof and (ii) all of the Shares, all Cashed-Out Warrants (including exercise price, date of issuance and expiration date, and number and class and/or series of Shares for which such Cashed-Out Warrants may be exercised) and Vested Options (including exercise price, date of grant and expiration date, and number and class and/or series of Shares for which such Vested Option may be exercised) held by each Seller, holder of Cashed-Out Warrants, and holder of Vested Options, as applicable, and setting forth the Company’s true, complete, correct and reasonably detailed calculations of each such Person’s (A) aggregate Per Share Amount to be paid in respect of his, her or its Shares (less, in the case of a Key Employee, an amount equal to the portion, if any, of such Key Employee’s Key Employee Holdback Amount attributable to his or her Shares), (B) aggregate Per Warrant Amount to be paid in respect of his, her or its Cashed-Out Warrants, (C) aggregate Per Vested Option Amount to be paid in respect of his or her Vested Options (less, in the case of a Key Employee, an amount equal to the portion, if any, of such Key Employee’s Key Employee Holdback Amount attributable to his or her Vested Options), (D) Share-Based Payout Percentage, (E) Warrant-Based Payout Percentage, (F) Vested Option-Based Payout Percentage and (G) in the case of a Key Employee, such Key Employee’s Key Employee Holdback Amount (including the portion of such Key Employee Holdback Amount that is attributable to (x) Shares and (y) Vested Options), shall be delivered by the Company (on behalf of itself and the Sellers) to Buyer no later than three (3) Business Days prior to the Closing Date. To the extent any error with respect to a payment or distribution payable pursuant to this Agreement is made as a result of incorrect, incomplete or insufficient information in the Payment Allocation Schedule or otherwise provided by the Company, the Shareholders’ Representative or any of the Sellers, holders of Cashed-Out Warrants, or holders of Vested Options, then the Sellers shall indemnify and hold harmless Buyer, on a several and not joint basis, for any Losses incurred in connection therewith.
(b)    As promptly as practicable and in any event within two (2) Business Days following the date hereof, the Company shall, on behalf of the Sellers, prepare and deliver a letter to each holder of Shares, Exercisable Warrants and/or Vested Options providing such Persons with a brief information statement regarding the Company and the Transactions (including the terms thereof). The Company shall afford Buyer a reasonable opportunity to review and comment upon such letter prior to such delivery and shall consider in good faith Buyer’s comments with respect thereto. Such letter shall constitute a Drag-Along Notice (as defined in the Shareholders Agreement) with respect to each holder of Shares that has not executed this Agreement in its capacity as a Seller and shall expressly require such holder to sell his, her or its Shares pursuant to the terms herein. The Drag-Along Notice shall comply in all respects with the requirements under the Shareholders Agreement. If, within ten (10) Business Days following the delivery of the Drag-Along Notice, any such holder has not voluntarily executed a joinder agreement in form and substance reasonably satisfactory to Buyer agreeing to be bound by the terms and conditions herein (or agreeing to be so bound by other means reasonably satisfactory to Buyer), then (i) the Company shall execute such joinder agreement and any other required documentation on behalf of such holder and as such holder’s attorney-in-fact in accordance with the terms of the Shareholders Agreement and (ii) such holder shall be deemed a “Seller” hereunder and shall be bound by the terms and conditions herein with respect to his, her or its Shares.
(c)    Prior to the Closing, the Company shall take all actions necessary and sufficient in accordance with applicable Law and, as applicable, any benefit plan or stock option plan that provides for the grant of options to purchase Shares (including the Stock Option Plan) and each agreement evidencing a grant of options to purchase Shares, in each case, including obtaining necessary consents and obtaining approval of the Board to (i) give effect to the actions contemplated by this Agreement with respect to options to purchase Shares (including subjecting the cash payments payable to holders of Vested Options hereunder to the provisions related to holdbacks and Tax withholding, and terminating all unvested options for no consideration), and (ii) terminate, upon the Closing, each such benefit plan or stock option plan and any other such plan or agreement, such that, at the Closing and upon the payments contemplated hereunder being made, no Person shall have any right to purchase or receive any equity or payment interest or right convertible into or exercisable for any equity or payment interest or exit payment from or of the Company or Buyer.
(d)    Prior to the Closing, Buyer and the Shareholders’ Representative shall appoint a nationally recognized paying agent (the “Paying Agent”) and shall enter into an agreement with the Paying Agent (the “Paying Agent Agreement”), pursuant to which the Paying Agent shall agree to disburse to the Sellers the payments contemplated to be made to the Sellers pursuant to this Section 2.6, Section 2.7 and Section 2.8.
(e)    Notwithstanding anything to the contrary contained in this Agreement:
(i)    no Seller shall be entitled to receive any consideration pursuant to this Agreement unless and until such Seller has properly delivered to Buyer or to the Paying Agent on Buyer’s behalf certificates evidencing the Shares held by such Seller (subject to Section 2.6(h)), whether before or after the Closing; and
(ii)    no holder of Vested Options shall be entitled to receive any consideration pursuant to this Agreement unless and until such holder has properly delivered to the Company an executed instrument from such holder agreeing to the cancellation of the Vested Options held by such holder and the terms and conditions set forth herein, whether before or after the Closing.
(f)    Subject to the preconditions specified herein (including (x) delivery to Buyer or to the Paying Agent on Buyer’s behalf of certificates evidencing all of the Shares, (y) cancellation of all options to purchase Shares and (z) expiration of all Exercisable Warrants and cancellation of all Cashed-Out Warrants) and receipt by the Paying Agent (with respect to the Sellers and the holders of Cashed-Out Warrants) and the Company (with respect to the holders of Vested Options) of all information reasonably required by the Paying Agent and the Company, as applicable, to perform its services hereunder, (i) as promptly as practicable following the Closing, the aggregate amount of the Closing Payment payable at the Closing shall be paid (A) with respect to the Aggregate Share Percentage of such amount, by the Paying Agent to the Sellers based upon each Seller’s Share-Based Payout Percentage of such amount (less, in the case of a Key Employee, an amount equal to the portion, if any, of such Key Employee’s Key Employee Holdback Amount attributable to his or her Shares), (B) with respect to the Aggregate Warrant Percentage of such amount, by the Paying Agent to the holders of Cashed-Out Options based on each holder’s Warrant-Based Payout Percentage of such amount and (C) with respect to the Aggregate Vested Option Percentage of such amount, by the Company to the holders of Vested Options based upon each such holder’s Vested-Option Based Payout Percentage of such amount (less, in the case of a Key Employee, an amount equal to the portion, if any, of such Key Employee’s Key Employee Holdback Amount attributable to his or her Vested Options), and in any event, in accordance with the Payment Allocation Schedule and the Company’s ordinary payroll practices, and (ii) following the final determination that the Sellers are entitled to receive any such payments, the Paying Agent shall, as promptly as practicable, pay to the Sellers any amounts payable to such Sellers pursuant to Section 2.7 and Section 2.8 based upon each such Seller’s

Share-Based Payout Percentage of the amounts payable to the Paying Agent thereunder, and in any event, in accordance with the Payment Allocation Schedule.
(g)    The aggregate amount of cash that each Seller, each holder of Cashed-Out Warrants and each holder of Vested Options is entitled to receive for the Shares, Cashed-Out Warrants and Vested Options held by such Person shall be rounded to the nearest cent (with $0.005 being rounded downward) with such rounding occurring after aggregating the cash amounts payable for all Shares and Vested Options held by such Person.
(h)    No interest will be paid or will accrue for the benefit of the Sellers, holders of Cashed-Out Warrants or the holders of Vested Options. Notwithstanding the foregoing, if any certificate evidencing Shares shall have been lost, stolen or destroyed, Buyer shall pay (or cause to be paid by the Paying Agent) the amounts payable pursuant to this Section 2.6 (and, upon final determination, pursuant to Section 2.7 and Section 2.8) in exchange for such lost, stolen or destroyed certificate upon (i) the making of a customary affidavit of that fact in form and substance reasonably acceptable to Buyer agreeing to indemnify Buyer against any claim that may be made against Buyer with respect to such Certificate and/or (ii) in the discretion of Buyer in the case of distribution of a portion of the Closing Payment in an amount in excess of $1,000,000, the posting of a bond reasonably satisfactory to Buyer, in each case, by the registered holder of such lost, stolen or destroyed certificate, as the case may be.
Section 2.7.    Post-Closing Adjustment.
(a)    Initial Statement. As promptly as practicable, but in no event later than ninety (90) calendar days after the Closing Date, Buyer shall prepare in good faith and deliver, or cause to be prepared in good faith and delivered, to the Shareholders’ Representative a written statement (the “Initial Statement”), which statement shall be prepared in accordance with the Accounting Principles, setting forth Buyer’s calculation of each of the: (i) Closing Indebtedness, (ii) Closing Working Capital, (iii) amount, if any, by which the Target Working Capital differs from the Closing Working Capital, (iv) the Company Transaction Expenses and (v) Buyer’s calculation of the Purchase Price based thereon, together with reasonably detailed supporting documentation.
(b)    Review and Dispute of Initial Statement. Following the delivery of the Initial Statement, Buyer agrees to provide, or cause its employees (and the employees of the Company) to provide, the Shareholders’ Representative and its Representatives with reasonable access to Buyer’s and its Representatives’ working papers and any working papers of Buyer’s independent accountants related to the preparation of the Initial Statement (subject to execution of a customary independent accountant access letter, if requested by Buyer’s independent accountants with respect to such work papers), as well as to books and records and other relevant information of the Company, and Buyer shall make reasonably available its employees, if any, directly responsible for and knowledgeable about the information used in, and the preparation of the Initial Statement. The Shareholders’ Representative may dispute the Initial Statement by delivery of written notice thereof (a “Dispute Notice”) within thirty (30) calendar days following the receipt by the Shareholders’ Representative of the Initial Statement. The Dispute Notice shall set forth in reasonable detail all items disputed by the Shareholders’ Representative, the basis for such dispute, the amounts involved and the Shareholders’ Representative’s proposed changes thereto, with reasonably detailed supporting documentation. If (i) by written notice to Buyer, the Shareholders’ Representative accepts the Initial Statement or (ii) the Shareholders’ Representative fails to deliver a Dispute Notice within the prescribed thirty (30) calendar day period (which failure shall result in the Shareholders’ Representative being deemed to have accepted and agreed to the Initial Statement delivered by Buyer), the Initial Statement delivered by Buyer shall become final and binding on the Sellers and the holders of Vested Options as of the date on which the earlier of the foregoing events occurs. If a Dispute Notice is timely delivered to Buyer, then the Shareholders’ Representative and Buyer shall, during the thirty (30) calendar days immediately following receipt of the Dispute Notice by Buyer (the “Adjustment Resolution Period”), cooperate and negotiate in good faith to resolve their differences with respect to the Initial Statement or any element thereof. Any resolution by the Shareholders’ Representative and Buyer during the Adjustment Resolution Period as to any disputed amounts will be final, binding and conclusive.
(c)    Dispute Resolution. If the Shareholders’ Representative and Buyer do not resolve all disputed items on the Initial Statement by the end of the Adjustment Resolution Period, the Shareholders’ Representative and Buyer shall submit all items remaining in dispute with respect to the Dispute Notice (along with a copy of the Initial Statement marked to indicate those line items which are in dispute, including each party’s proposed determination of such amounts (the “Buyer’s Submission” and the “Shareholders’ Representative’s Submission,” as the case may be) and reasonably detailed supporting documentation) within thirty (30) calendar days after the expiration of the Adjustment Resolution Period to Ernst & Young (or, if such firm is unable or unwilling to act, another internationally recognized independent public accounting firm as shall be agreed upon in writing by the Shareholders’ Representative and Buyer, or, if such parties cannot agree, as selected by the American Arbitration Association) (the “Neutral Auditor”) for resolution. The Neutral Auditor shall act as an expert and not an arbitrator and shall determine only those items in dispute. Each party shall (i) cooperate with the Neutral Auditor, (ii) have the opportunity to make presentations and provide supporting material to the Neutral Auditor in defense of their positions and (iii) subject to customary confidentiality and indemnity agreements, provide the Neutral Auditor with access to their respective books, records, personnel and Representatives and such other information as the Neutral Auditor may require in order to render its determination. The Neutral Auditor will deliver to the Shareholders’ Representative and Buyer a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by the Shareholders’ Representative and Buyer) of the disputed items within forty-five (45) calendar days of receipt of the disputed items, which determination will be final, binding and conclusive. Notwithstanding the foregoing, the Neutral Auditor shall not be permitted or authorized to determine an amount with respect to any disputed item that is outside of the range between the amounts of such disputed item as proposed by the Shareholders’ Representative in the Shareholders’ Representative’s Submission, on the one hand, and Buyer in the Buyer’s Submission, on the other hand. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be allocated between Buyer, on the one hand, and the Shareholders’ Representative (on behalf of the Sellers), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Neutral Auditor that is unsuccessfully disputed by each such party (as finally determined by the Neutral Auditor) bears to the total disputed amount of such items so submitted. For the avoidance of doubt and solely as an illustration of the methodology set forth in the preceding sentence, if (i) the Shareholders’ Representative’s Submission delivered by the Shareholders’ Representative assigns values to the disputed items such that the aggregate Purchase Price set forth in the Initial Statement would be increased by $1,000,000, (ii) the Buyer’s Submission maintains that the Purchase Price set forth in the Initial Statement is correct and (iii) the Neutral Auditor’s final resolution of the disputed items in accordance with this Section 2.7(c) is that the Purchase Price is increased from the amount set forth in the Buyer’s Submission by $600,000 (i.e., sixty percent (60%) of the amount in dispute is resolved in favor of the Shareholders’ Representative), then the Shareholders’ Representative shall be responsible for 40% of such fees and expenses of the Neutral Auditor and Buyer shall be responsible for 60% of such fees and expenses of the Neutral Auditor. In the event that either the Shareholders’ Representative or Buyer fail to submit a statement regarding any items remaining in dispute within the time determined by the Neutral Auditor, then the Neutral Auditor shall render a decision based solely on the evidence timely submitted to the Neutral Auditor by the Shareholders’ Representative (which shall constitute the Shareholders’ Representative’s Submission) and Buyer (which shall constitute the Buyer’s Submission). The final, binding and conclusive statement of Closing Indebtedness, Closing Working Capital and Company Transaction Expenses which either are (i) undisputed, (ii) finally agreed upon by the Shareholders’ Representative and Buyer in accordance with Section 2.7(b) or (iii) delivered by the Neutral Auditor in accordance with this Section 2.7(c), will be the “Conclusive Statement”, respectively. The date on which the Shareholders’ Representative and Buyer agree to, or the Neutral Auditor delivers, the Conclusive Statement shall be the “Conclusive Date”.
(d)    Conclusive Purchase Price. The final Purchase Price to be paid by Buyer in respect of the Transactions after taking into account all adjustments pursuant to this Section 2.7(d) (the “Conclusive Purchase Price”) shall be an amount in cash equal to: (i) the Base Purchase Price, minus (ii) the Conclusive Closing Indebtedness, plus (iii) the amount, if any, by which the Closing Working Capital set forth in the Conclusive Statement exceeds the Target Working Capital, minus (iv) the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital set forth in the Conclusive Statement, minus (v) the Conclusive Company Transaction Expenses, which shall be paid in accordance with and subject to the provisions set forth in this Agreement.
(e)    Adjustment Amount. The “Adjustment Amount” shall be the difference, if any, between the Conclusive Purchase Price and the Estimated Purchase Price. The Adjustment Amount (if any) shall be (i) the “Additional Purchase Price” if the Conclusive Purchase Price is greater than the Estimated Purchase Price or (ii) the “Excess Amount” if the Conclusive Purchase Price is less than the Estimated Purchase Price.
(f)    Post-Closing Payments.
(i)    If there is an Additional Purchase Price determined to be due in accordance with this Section 2.7, then, on or prior to the Working Capital Escrow Release Date, (A) Buyer shall promptly pay to the Paying Agent (for the benefit of and further distribution to the Sellers based upon each such Seller’s Share-Based Payout Percentage and in accordance with the Payment Allocation Schedule), by wire transfer of immediately available funds to such account or accounts as designated by the Paying Agent at least two (2) Business Days prior to the date of such payment, and (B) Buyer and the Shareholders’ Representative shall provide a joint written instruction to the Escrow Agent to promptly pay all amounts in the Working Capital Escrow Account, less the aggregate amounts in such account to which the Key Employees are otherwise entitled, to the Paying Agent

(for the benefit of and further distribution to the Sellers (other than the Key Employees) based upon each such Seller’s Share-Based Payout Percentage and in accordance with the Payment Allocation Schedule), by wire transfer of immediately available funds to such account or accounts as designated by the Paying Agent at least two (2) Business Days prior to the date of such payment.
(ii)    If there is an Excess Amount determined to be due in accordance with this Section 2.7, then, on or prior to the Working Capital Escrow Release Date, Buyer and the Shareholders’ Representative shall provide a joint written instruction to the Escrow Agent to promptly pay from the Working Capital Escrow Account by wire transfer to Buyer, the Excess Amount. If the Excess Amount exceeds the Working Capital Escrow Amount, then within such five (5) Business Day-period, Buyer and the Shareholders’ Representative shall provide a joint written instruction to the Escrow Agent to promptly pay from the Indemnity Escrow Account by wire transfer to Buyer, such excess.
(iii)    All amounts, if any, payable to the Sellers pursuant to this Section 2.7(f) shall be paid in cash, without interest, and the aggregate amount of all such payments shall be referred to in this Agreement as the “Post-Closing Payment”.
(g)    Working Capital Escrow Release. In the event that any amounts remain in the Working Capital Escrow Account after giving effect to any payment made pursuant to Section 2.7(f)(ii), less the aggregate amounts in such account to which the Key Employees are otherwise entitled, Buyer and the Shareholders’ Representative shall provide a joint written instruction to the Escrow Agent to promptly pay all amounts in the Working Capital Escrow Account, less the aggregate amounts in such account to which the Key Employees are otherwise entitled, to the Paying Agent (for the benefit of and further distribution to the Sellers (other than the Key Employees) based upon each such Seller’s Share-Based Payout Percentage and in accordance with the Payment Allocation Schedule) on the Working Capital Escrow Release Date.
Section 2.8.    Remainder Payments.
(a)    Release and Payment of Escrow Amount Remainder. The Escrow Agreement shall specify that any amounts remaining in the Indemnity Escrow Account after giving effect to any and all payments made pursuant to Section 2.7(f), Section 6.15 and Article IX, less the aggregate amounts in such account to which the Key Employees are otherwise entitled (the “Escrow Release Amount”) shall be released to the Paying Agent (for the benefit of and further distribution to the Sellers (other than the Key Employees) based upon each such Seller’s Share-Based Payout Percentage and in accordance with the Payment Allocation Schedule) on the Indemnity Escrow Release Date by wire transfer of immediately available funds to such account or accounts as designated by the Paying Agent at least two (2) Business Days prior to the date of such payment; provided, however, that if any claim for indemnification by any Indemnified Party under Section 6.15 or Article IX shall have been properly asserted by Buyer in accordance with this Agreement on or prior to the Survival Expiration Date that remains pending on the Indemnity Escrow Release Date (such claims, the “Pending Claims”), (A) the Escrow Release Amount released on the Indemnity Escrow Release Date shall be reduced by the aggregate amount of all such Pending Claims (as set forth in the Claim Notice or Indemnity Notice in respect of each such Pending Claim) and (B) any amounts remaining in the Indemnity Escrow Account following the Indemnity Escrow Release Date in respect of any such

Pending Claim shall be released to the Paying Agent (for the benefit of and further distribution to the Sellers based upon each such Seller’s Share-Based Payout Percentage and in accordance with the Payment Allocation Schedule) promptly upon resolution or (if applicable) satisfaction of such Pending Claim.
(b)    Release and Payment of Expense Holdback Amount Remainder. Promptly following the settlement of all disputes in connection with the defense or settlement of indemnification claims made under Section 6.15 or Article IX, and the latest to occur of (i) the expiration of the time period during which any party is entitled to bring a claim for indemnification under Section 6.15 or Article IX and the settlement of all indemnification claims timely made in accordance therewith and (ii) such time as the Shareholders’ Representative reasonably believes that no matters or disputes with respect to this Agreement and the Transactions remain or could arise which would require the Shareholders’ Representative to act in its capacity as such, the Shareholders’ Representative shall release any remaining amounts in respect of the Expense Holdback Amount (the “Remaining Expense Holdback Balance”) to the Paying Agent (for the benefit of and further distribution to the Sellers based upon each such Seller’s Share-Based Payout Percentage and in accordance with the Payment Allocation Schedule), by wire transfer of immediately available funds to such account or accounts as designated by the Paying Agent or the Company, as applicable, at least two (2) Business Days prior to the date of such payment.
Section 2.9.    Key Employee Holdback.
(a)    Notwithstanding anything to the contrary herein, with respect to each Key Employee, such Key Employee’s Key Employee Holdback Amount shall be deducted from the applicable portion of the Closing Payment otherwise payable to such Key Employee at the Closing and held in escrow. Such amount shall become eligible for release from escrow to such Key Employee upon the earliest to occur (if any) of (i) provided that such Key Employee has not earlier (A) resigned from his or her employment with the Company (or any of its Affiliates) without Good Reason or (B) had his or her employment with the Company (or any of its Affiliates) terminated for Cause, the date that is five (5) Business Days after the second anniversary of the Closing Date (such second anniversary, the “Key Employee Holdback End Date”), (ii) the date upon which such Key Employee resigns from his or her employment with the Company (or any of its Affiliates) for Good Reason, (iii) the date upon which the Company (or any of its Affiliates) terminates such Key Employee’s employment with the Company (or any of its Affiliates) without Cause or (iv) the date of such Key Employee’s death or Disability.
(b)    In the event that any Key Employee is not employed by the Company on the Key Employee Holdback End Date for either of the events set forth in Section 2.9(a)(i)(A) or (B):
(i)    such Key Employee shall be deemed to have forfeited any and all rights to receive such Key Employee’s Key Employee Holdback Amount, and neither Buyer, nor the Company nor any other Person shall have any obligations to such Key Employee with respect to the payment thereof; and

(ii)    within five (5) Business Days of such event, the Shareholders’ Representative and Buyer shall provide a joint written instruction to the Escrow Agent to promptly pay from the Key Employee Holdback Escrow Account, by wire transfer to an account designated in writing therefor, to Buyer the amount of the applicable Key Employee’s Key Employee Holdback Amount.
(c)    In the event a Key Employee’s Key Employee Holdback Amount shall become eligible for release from escrow pursuant to Section 2.9(a), Buyer and the Shareholders’ Representative shall provide a joint written instruction to the Escrow Agent to promptly pay from the Key Employee Holdback Escrow Account by wire transfer to an account designated in writing therefor, to such Key Employee (or such Key Employee’s estate in the case of his or her death) such Key Employee’s Key Employee Holdback Amount.
(d)    In the event a Key Employee forfeits payment of such Key Employee’s Key Employee Holdback Amount, such forfeiture shall be treated as downward adjustment to the applicable portion of the Purchase Price received by such Key Employee for all Tax Purposes to the maximum extent permitted under applicable Law.
Section 2.10.    Tax Treatment of Payments.
(a)    All consideration to be paid in respect of Vested Options pursuant to the Section 2.6 or Section 2.9 (i) shall be treated as compensation paid by the Company as and when received under applicable Tax Law by the holders of Vested Options (which, for the avoidance of doubt, shall be the Closing Date, with respect to consideration paid pursuant to Section 2.6, and when released from escrow, in the case of amounts payable to the holders of Vested Options from the Escrow Account), (ii) shall be made through the payroll systems of the Company (or the applicable Subsidiary of the Company) at the time such payment is made, and (iii) shall be net of any required withholding Taxes.
(b)    Subject to Section 2.10(a), any payments made with respect to adjustments made pursuant to Section 2.7, Section 2.8 and Section 6.15 shall be deemed to be, and each of the Sellers, Buyer and the Company shall treat, and shall cause each of their Subsidiaries (as applicable) to treat, such payments as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes except to the extent treated as interest under applicable Law and except as otherwise required by applicable Law.
Section 2.11.    Withholding. Each of Buyer, the Company, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold under applicable Law with respect to the making of such payment, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the party in respect of whom such deduction and withholding was made. To the extent that either party becomes aware that payments (other than payments referred to in Section 2.10) under this Agreement may be subject to withholding Taxes, it shall use commercially reasonable efforts to promptly notify the other party and the parties shall use commercially reasonable efforts to cooperate in good faith to minimize or eliminate the amount of any such withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS
Except as set forth in the letter (the “Company Disclosure Letter”) delivered by the Company (on behalf of the Sellers) and the Company to Buyer with the execution of this Agreement (it being understood and agreed that references herein to a “Section” thereto shall constitute references to the particular section of the Company Disclosure Letter; provided, that the disclosures in any section shall qualify other sections or subsections of Article III or Article IV to the extent a cross-reference to the applicable section of the Company Disclosure Letter is included therein or its applicability to such other section or subsection is readily apparent), each Seller, as to itself, severally and not jointly, hereby represents and warrants to Buyer as follows:
Section 3.1.    Organization; Good Standing. Seller is (i) an individual or (ii) a trust, corporation, limited liability company or limited partnership duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of organization.
Section 3.2.    Authorization. Such Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by such Seller of this Agreement and the consummation by such Seller of the Transactions have been duly authorized and approved by such Seller. This Agreement has been duly executed and delivered by such Seller and, assuming that this Agreement constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
Section 3.3.    Conflicts; Consents.
(a)    Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the Transactions will not constitute or result in, with or without the passage of time and giving of notice, either (i) to the extent such Seller is not an individual, a violation or breach of any of the terms, conditions or provisions of such Seller’s Organizational Documents or (ii) (A) a material violation of or default under, (B) a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, (C) any additional rights or entitlement to increased, additional, accelerated or guaranteed payments to any Person under, (D) the creation or imposition of any Lien upon the Shares owned by such Seller or any other assets and properties of such Seller under, in each case, any provision of any Contract to which such Seller is a party or by which such Seller or the Shares owned by such Seller may be bound (each, a “Seller Contract”), or any note, indenture or mortgage to which such Seller is a party or by which such Seller is bound or any Order or Law applicable to such Seller or the Shares owned by such Seller. Without limiting the generality of the immediately preceding sentence, other than with respect to the Shareholders Agreement, such Seller does not have any unsatisfied obligation under any Seller Contract to notify any Person of such Seller’s entering into, or having intended to enter into, this Agreement before doing so or to negotiate with any Person regarding a possible alternative to the Transactions.
(b)    Consents. Except as may be required under the Competition Laws set forth in Section 3.3(b)(i) of the Company Disclosure Letter, no consent of, filing with or notification to any Governmental Entity or third party is required to be obtained by such Seller in connection with the execution and delivery of this Agreement by such Seller or the consummation by such Seller of the Transactions.
Section 3.4.    Title to Shares. At the Closing, such Seller will own beneficially and of record the Shares set forth opposite such Seller’s name in Section 4.2(i) of the Company Disclosure Letter, free and clear of all Liens, other than Liens on transfer imposed under applicable Laws. Upon the delivery of and payment for the Shares and completion of the Closing as provided in this Agreement, such Seller shall have transferred to Buyer good and valid title to such Seller’s Shares, free and clear of all Liens, other than Liens on transfer imposed under applicable Laws.
Section 3.5.    Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened in writing against such Seller or any Affiliate of such Seller before any Governmental Entity that seeks to prevent, enjoin or otherwise delay the consummation of the Transactions.
Section 3.6.    Brokers and Finders. Such Seller has not employed any broker, investment banker, financial advisor, finder or other Person who will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses or indemnification or contribution, in connection with the Transactions.
Section 3.7.    Acknowledgement. In entering into this Agreement, such Seller acknowledges that he, she or it has relied solely upon the specific representations and warranties of Buyer set forth in Article V and not on any other representations or statements by or on behalf of Buyer or any of its Representatives.
Section 3.8.    Exclusivity of Representations. The representations and warranties made by each Seller in Article III are the exclusive representations and warranties made by such Seller with respect to such Seller. Such Seller hereby disclaims any other express or implied representations or warranties with respect to himself, herself or itself or the Company. Each Seller make no representation or warranty with respect to the Company.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the Company Disclosure Letter (it being understood and agreed that references herein to a “Section” thereto shall constitute references to the particular section of the Company Disclosure Letter; provided, that the disclosures in any section shall qualify other sections or subsections of Article III or Article IV to the extent a cross-reference to the applicable section of the Company Disclosure Letter is included therein or its applicability to such other section or subsection is readily apparent), the Company hereby represents and warrants to Buyer as follows. For purposes of these representations and warranties (other than those in Section 4.2, Section 4.3,

Section 4.4, and Section 4.5), the term “the Company” shall include any Subsidiaries of the Company and any predecessors of the Company and its Subsidiaries, unless otherwise noted herein or the context requires otherwise.
Section 4.1.    Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of its organization and has all requisite corporate power and authority to own, lease and operate its properties and assets now owned, leased and operated by it and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or the properties or assets owned, leased or operated by it makes such qualification necessary, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company. The Company has made available to Buyer and its Representatives correct and complete copies of its Organizational Documents, each of which is in full force and effect as of the date hereof. The Company is not in default under or in violation of any of the provisions of its Organizational Documents. The Company has made available to Buyer and its Representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings, consents or actions of the Sellers, as shareholders, and the Board held, given or taken since the Reference Date.
Section 4.2.    Capitalization.
(a)    As of the date hereof, the authorized capital of the Company consists solely of:
(i)    35,000,000 Common Shares, 7,705,323 of which are issued and outstanding. All of the outstanding Common Shares have been duly authorized, are fully paid and non-assessable and were validly issued in compliance with all applicable Laws.
(ii)    3,525,164 Class A Preferred Shares, 3,523,550 of which are issued and outstanding. All of the outstanding Class A Preferred Shares have been duly authorized, are fully paid and nonassessable and were validly issued in compliance with all applicable Laws. The rights, privileges and preferences of the Class A Preferred Shares are as stated in the Company’s Organizational Documents and as provided by the Business Corporations Act (Ontario).
(iii)    4,076,750 Class B Preferred Shares, 4,055,116 of which are issued and outstanding. All of the outstanding Class B Preferred Shares have been duly authorized, are fully paid and non-assessable and were validly issued in compliance with all applicable Laws. The rights, privileges and preferences of the Class B Preferred Shares are as stated in the Company’s Organizational Documents and as provided by the Business Corporations Act (Ontario).
(iv)    3,825,959 Class B-1 Preferred Shares, 2,003,667 of which are issued and outstanding. All of the outstanding Class B-1 Preferred Shares have been duly authorized, are fully paid and non-assessable and were validly issued in compliance with all applicable Laws. The rights, privileges and preferences of the Class B-1 Preferred Shares are as stated in the Company’s Organizational Documents and as provided by the Business Corporations Act (Ontario).
(v)    4,549,887 Class C Preferred Shares, 3,613,920 of which are issued and outstanding. All of the outstanding Class C Preferred Shares have been duly authorized, are fully paid and non-assessable and were validly issued in compliance with all applicable Laws. The rights, privileges and preferences of the Class C Preferred Shares are as stated in the Company’s Organizational Documents and as provided by the Business Corporations Act (Ontario).
(vi)    1,875,474 Class C Prime Preferred Shares, 1,875,474 of which are issued and outstanding. All of the outstanding Class C Prime Preferred Shares have been duly authorized, are fully paid and non-assessable and were validly issued in compliance with all applicable Laws. The rights, privileges and preferences of the Class C Prime Preferred Shares are as stated in the Company’s Organizational Documents and as provided by the Business Corporations Act (Ontario).
(vii)    2,514,915 Class C-1 Prime Preferred Shares, 2,403,340 of which are issued and outstanding. All of the outstanding Class C-1 Prime Preferred Shares have been duly authorized, are fully paid and non-assessable and were validly issued in compliance with all applicable Laws. The rights, privileges and preferences of the Class C-1 Prime Preferred Shares are as stated in the Company’s Organizational Documents and as provided by the Business Corporations Act (Ontario).
(viii)    4,131,313 Class D Preferred Shares, 3,904,898 of which are issued and outstanding. All of the outstanding Class D Preferred Shares have been duly authorized, are fully paid and non-assessable and were validly issued in compliance with all applicable Laws. The rights, privileges and preferences of the Class D Preferred Shares are as stated in the Company’s Organizational Documents and as provided by the Business Corporations Act (Ontario).
(b)    None of the Shares has been issued in violation of any purchase or call option, right of first refusal, preemptive right or other comparable rights of any Person.
(c)    The Company has reserved 5,173,034 Shares for issuance to officers, directors, employees and consultants of the Company pursuant to its Amended and Restated Employee Stock Option Plan (the “Stock Option Plan”). Of such reserved Shares, 2,745,329 Shares have been issued on exercise of options issued under the Stock Option Plan, 1,101,827 unvested options to purchase Shares have been granted and are currently outstanding, 1,058,423 Vested Options have been granted and are currently outstanding, and 267,455 Shares remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Option Plan. The Company has made available to Buyer complete and accurate copies of the Stock Option Plan and forms of agreements used thereunder.
(d)    Section 4.2(d) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all outstanding options and other rights to purchase or receive Shares granted under the Stock Option Plan, any sub-plan thereto or otherwise (other than the Exercisable Warrants), and, for each such option and other right, (i) the number of Shares subject thereto, (ii) the terms of vesting (including the extent to which it will become accelerated as a result of this Agreement) and vested status, (iii) the grant and expiration dates, (iv) the Stock Option Plan and form of award agreement pursuant to which such grant was made, (v) the exercise price, if applicable, and (vi) the name of the holder thereof. All options have an exercise price equal to no less than the fair market value of the underlying Shares. The Stock Option Plan is the only plan or program the Company or any of its Subsidiaries maintains under which outstanding options, restricted stock, stock appreciation rights or other compensatory equity-based awards have been or may be granted.
(e)    Except as listed in Section 4.2(e) of the Company Disclosure Letter, none of the Company’s share purchase agreements or share option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the execution of this Agreement, the Closing or the occurrence of any other event or combination of events, including in the case where the Company’s Stock Option Plan is not assumed in an acquisition of all of the outstanding shares of capital stock of the Company. The Company has never adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Company’s Organizational Documents, the Company has no obligation (contingent or otherwise) to purchase or redeem any Shares.
(f)    The Company has reserved 66,500 Shares for issuance to holders of warrants. Of such reserved Shares, zero Shares have been issued on exercise of warrants, and 66,500 Exercisable Warrants are currently outstanding. At the time of the Closing, any outstanding warrants that remain unexercised shall by their terms be expired and cancelled without any further action required by any Person, including any requirement to pay any amounts in respect of such expiration and cancellation.
(g)    Except as listed in Section 4.2(d) of the Company Disclosure Letter or as referred to in Section 4.2(f) and except as provided in the Company’s Organizational Documents, the Shareholders Agreement or the Registration Rights Agreement, there are no (i) preemptive, rights of first refusal, registration or similar rights on the part of any holders of any class of securities of the Company, (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating the Company to issue or sell, or cause to be issued and sold, any shares in the capital of the Company or any securities convertible into or exchangeable for any such shares, (iii) shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which the Company is bound relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company or (iv) outstanding dividends, whether current or accumulated, due or payable on any of the shares in the capital of the Company.
(h)    The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares in connection with the Transactions.
(i)    Section 4.2(i) of the Company Disclosure Letter sets out a true, complete and correct, in all respects list, of the holders of all issued and outstanding Shares and all issued and outstanding Options as of the date of this Agreement. The Payment Allocation Schedule, when delivered to Buyer prior to the Closing in accordance with Section 2.6, (i) shall be true, complete and correct in all respects and (ii) shall accurately reflect the share register and options register of the Company as the same exist immediately prior to the Closing, each of which shall be true, complete and correct in all respects and which shall accurately reflect the holders of all issued and outstanding Shares, all issued and outstanding Options and all previous transfers of Shares.

Section 4.3.    Subsidiaries. All of the Company’s Subsidiaries are set forth on Section 4.3 of the Company Disclosure Letter, the outstanding capital stock of each of which is wholly owned by the Company. There are no (i) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating any of the Company’s Subsidiaries to issue or sell, or cause to be issued and sold, any shares in the capital of any of the Company’s Subsidiaries or any securities convertible into or exchangeable for any such shares or (ii) agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of any of the Company’s Subsidiaries. Except as listed in Section 4.3 of the Company Disclosure Letter, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.
Section 4.4.    Authorization. The Company has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
Section 4.5.    Conflicts; Consents; Notices.
(a)    The Company is not in violation or default (i) of any Order, (ii) under any note, indenture or mortgage or other Contract evidencing Indebtedness, or (iii) under any other Contract to which it is a party or by which it is bound that is required to be listed on the Company Disclosure Letter, or of any provision of domestic or foreign statute, rule or regulation applicable to the Company, the violation of which would have a material impact on the Company. Except as set forth on Section 4.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (x) a default under any such Order or Contract or (y) an event that results in the creation of any Lien upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.
(b)    Except as (i) set forth in Section 4.5(b)(i) of the Company Disclosure Letter, (ii) may be required under the Competition Laws set forth in Section 4.5(b)(ii) of the Company Disclosure Letter or (iii) would not, if not made or obtained, reasonably be expected, individually or in the aggregate, to be material to the Company, no consent of, filing with or notification to any Governmental Entity or third party is required to be made or obtained by, as applicable, the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions.

Section 4.6.    Litigation. There is no Action pending or to the Knowledge of the Company, threatened against the Company or any officer, director or Key IP Employee of the Company or that questions the validity of this Agreement and the Ancillary Agreements or the right of the Company to enter into them, or to consummate the Transactions. Neither the Company nor, to the Knowledge of the Company, any of its officers, directors or Key IP Employees, is a party or is named as subject to the provisions of any Order affecting the Company. There is no Action by the Company pending or which the Company intends to initiate.
Section 4.7.    Intellectual Property.
(a)    Section 4.7(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the following included in the Owned Intellectual Property: (i) issued Patents and pending applications for Patents, (ii) Domain Names (including social media accounts), (iii) registered Marks and pending applications for registration of Marks, and material unregistered Marks, and (iv) registered Copyrights and pending applications for registration of Copyrights (collectively, the “Scheduled Intellectual Property”), including, for each item listed, the record owner, jurisdiction or service in which each such item of Scheduled Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance or registration has been filed, the Patent number or, or applicable registration or application number, and the issuance, registration or application date, as applicable, of each such item. All Scheduled Intellectual Property is valid, subsisting and enforceable, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Mark, Copyright, Domain Name, or other authorities in Canada or foreign jurisdictions, as the case may be, for the purposes of maintaining the Scheduled Intellectual Property in full force and effect.
(b)    The Company is the sole and exclusive owner of the Owned Intellectual Property, and the Company has valid and continuing rights pursuant to a valid written IP License (a complete and correct copy of which has been made available to Buyer), to use, sell, and license (as the case may be) all other Intellectual Property used in or necessary for the conduct of the business of the Company as currently conducted, in each case, free and clear of all Liens other than Permitted Liens. The Owned Intellectual Property, along with the Company Licensed IP (when used within the scope of the applicable IP License), constitutes all of the Intellectual Property necessary and sufficient for the conduct and operation of the business of the Company as currently conducted. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) the loss or impairment of Company’s right to own or use any Company Intellectual Property or (ii) the payment of any additional consideration for Company’s right to own or use any Company Intellectual Property.
(c)    Neither the use nor practice of the Owned Intellectual Property nor the business and operations of the Company as currently conducted, including the making, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the Company, has infringed, misappropriated or otherwise violated or currently infringes upon, misappropriates, or otherwise violates any Intellectual Property rights of any Person. The Company is not the subject of any pending or threatened Action either (i) involving a claim of infringement, misappropriation, dilution, use without authorization or other violation by any Person against the Company or any of its Subsidiaries, or (ii) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property. Except as set forth in Section 4.7(c) of the Company Disclosure Letter, the Company has not received any notice in the last five (5) years of any such claim or challenge or alleging any of the foregoing, and, to the Knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim or challenge.
(d)    Except as set forth in Section 4.7(d) of the Company Disclosure Letter, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is currently infringing upon, misappropriating or otherwise violating any Owned Intellectual Property. The Company has not made any such claims or allegations against any Person alleging any of the foregoing, and no such claims or Actions are pending against a third Person. The Company has not received notice of, and to the Knowledge of the Company there are not, any facts or circumstances that would constitute grounds for any such claims or allegations.
(e)    The Company has taken adequate security measures consistent with the industry in which the Company operates to protect the secrecy, confidentiality and value of all Trade Secrets and other confidential and proprietary information included in the Owned Intellectual Property. No Trade Secret or confidential information material to the business of the Company as presently conducted and proposed to be conducted has been authorized to be disclosed or has actually been disclosed by the Company to any former or current employee or any third Person, other than pursuant to a valid, written non-disclosure agreement restricting the disclosure and use thereof.
(f)    The Company has executed valid and enforceable written agreements with each of its former and current employees, consultants and independent contractors pursuant to which each such Person has (i) agreed to hold all Trade Secrets of the Company in confidence both during and after such Person’s employment or retention, as applicable, (ii) presently assigned to the Company all of such Person’s rights, titles and interests in and to all Intellectual Property created or developed for the Company in the course of such Person’s employment or retention thereby and (iii) irrevocably waived in favor of the Company moral rights that such Person may possess in and to any Intellectual Property created or developed for the Company. The Company has made available to Buyer true and complete copies of all such agreements (or all standard Company forms thereof), and to the Knowledge of the Company, no party thereto is in default, violation, or breach of any such agreements.
(g)    Section 4.7(g) of the Company Disclosure Letter sets forth a complete and accurate list of (i) all Software owned or purported to be owned by the Company (“Company Software”), and (ii) all other Software used in the business of the Company as currently conducted, excluding Open Source Software and off-the-shelf Software commercially available on standard, non-discriminatory terms for an annual or aggregate fee of no more than $25,000. Except as set forth in part (iii) of Section 4.7(g) of the Company Disclosure Letter, all Company Software was created solely by employees, consultants or independent contractors of the Company within the scope of their employment or engagement. Part (iv) of Section 4.7(g) of the Company Disclosure Letter identifies all countries in which the development of the Software described under Section 4.7(g)(i) of the Company Disclosure Letter was conducted.

(h)    Section 4.7(h) of the Company Disclosure Letter sets forth a list of all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with Company Software, together with the applicable governing license. The Company has not incorporated any Open Source Software in, or used any Open Source Software in connection with, any Software developed, licensed, distributed, used or otherwise exploited by the Company or any of its customers in a manner that requires the contribution, licensing, attribution or disclosure to any third Person of any portion of the source code of any Company Software or that would otherwise diminish or transfer the rights of ownership to the Company Software to any third Person. The Company is in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the business of the Company as presently conducted.
(i)    No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Owned Intellectual Property where, as a result of such funding or the use of such facilities, such entity has any rights, title or interest in such Intellectual Property. No former or current employee, consultant or independent contractor of the Company who contributed to the creation or development of any Owned Intellectual Property has performed services for the government or a university, college, other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
(j)    The Company owns or has a valid right to access and use all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data, information and functions used in connection with the business of the Company as presently conducted (the “Company IT Systems”). The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company as presently conducted.
(k)    Except as set out in Section 4.7(k) of the Company Disclosure Letter, the Company has not provided or made available or is required to provide or make available to any third party any source code of any Company Software. The Company is not required to grant to any third party any license or other rights under any Company Intellectual Property Rights in or to any source code of the Company Software, and no event has occurred, and no circumstances or conditions exist, that (with or without notice or lapse of time, or both), to the Knowledge of the Company, will, or would reasonably be expected to, result in (or has resulted in) the disclosure or delivery by the Company (any Person acting on behalf of the Company) to any third party of any source code of any Company Software.
(l)    Section 4.7(l) of the Company Disclosure Letter sets forth a complete and correct list of all unresolved support calls and all unresolved documented bugs and sightings as of the date of this Agreement and any other bugs or errors with respect to any of the Company’s products of which the Company is aware. Each of the Company’s products performs substantially in accordance with the functional specifications and documentation currently being provided to customers of the Company.
(m)    The Company and, to the Knowledge of the Company, all other Software included in the Company’s products is substantially free of any material defects, bugs and errors consistent generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, trap doors, backdoors, Easter eggs, logic bombs, time bombs, cancelbots, viruses or other software or programming routines that permit or cause unauthorized access to, or disruption, impairment, modification, recordation, misuse, transmission, disablement, or destruction of Software, data, systems or other materials (“Contaminants”).
Section 4.8.    Rights of Registration and Voting Rights. Except as provided in the Registration Rights Agreement, the Company is not under any obligation to register under any securities Laws any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Knowledge of the Company, except as contemplated in the Shareholders Agreement, no shareholder of the Company has entered into any agreements with respect to the voting of Shares of the Company.
Section 4.9.    Leased Real Property. The Company does not own any real property and the Company is not a party to or bound to any agreements to purchase or offers to purchase real property. Section 4.9 of the Company Disclosure Letter sets forth a list of all real property leases relating to the real property interests leased by the Company (the “Leased Real Property”) to which the Company is a party or is bound (together with any renewals and amendments thereto, the “Leases”). The Company has made available to Buyer copies of the Leases. Except as disclosed in Section 4.9 of the Company Disclosure Letter, (i) the Company is not a party to or bound to any tenancy agreements, subleases, agreements to lease or sublease, offers to lease or sublease, renewals of leases or subleases, storage agreements, parking agreements and other similar agreements, rights or licenses; (ii) each of the Leases is in full force and effect and, to the Knowledge of the Company, is enforceable against the landlord party thereto in accordance with its terms; (iii) there is no material (and the Company has not received written notice of any) default by the Company (or any condition or event which, after notice or lapse of time or both, would constitute a default) under any Lease and, to the Knowledge of the Company, there is no material default by any landlord under any of the Leases; and (iv) all rents and other payments due under the Leases have been paid in full by the Company. Except as disclosed in the Leases, there are no prepaid rents, security deposits or damage deposits from the Company. Except for any premises subject to a Lease which are subleased, licensed or otherwise not occupied by the Company as listed in Section 4.9 of the Company Disclosure Letter, the Company is in occupation of the premises demised to the Company under each of the Leases.
Section 4.10.    Personal Property. Except (i) as set forth in Section 4.10 of the Company Disclosure Letter, (ii) for intangible assets which are the subject of Section 4.7, or (iii) for Leased Real Property, the Company is in possession of and has good title to, or a valid leasehold interest in, all personal properties and assets that are material to the conduct of the business and operations of the Company.
Section 4.11.    Financial Statements; Absence of Liabilities.
(a)    The Company has made available to Buyer (a) its audited financial statements as of and for the period ended December 31, 2017 (being a balance sheet, income statement and statement of cash flows) and its audited financial statements as of and for the period ended December 31, 2018, in each case, together with the notes thereto and the reports of its auditor with respect thereto (collectively, the “Audited Financial Statements”) and (b) its unaudited financial statements as of and for the fiscal quarter ended March 31, 2019 (being a balance sheet and income statement) (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Section 4.11(a) of the Company Disclosure Letter, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition, operating results and (with respect to the Audited Financial Statements) cash flows of the Company as of the dates, and for the periods, indicated therein, subject in the case of the Interim Financial Statements to normal year-end audit adjustments.
(b)    Except as set forth in the Audited Financial Statements, the Company has no Liabilities, other than (i) Liabilities reflected or reserved against in the Audited Financial Statements or disclosed in the notes thereto; (ii) Liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2018; and (iii) Liabilities set forth on Section 4.11(b) of the Company Disclosure Letter, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company has satisfied all obligations payable in connection with acquisition by the Company of Every Inc.
(c)    The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.
(d)    The financial projections and business plan provided by the Company to Buyer prior to the date hereof were reasonably prepared on a basis reflecting management’s best estimates, assumptions and judgments, at the time prepared, as to the future financial performance of the Company.
Section 4.12.    Absence of Changes.
(a)    Since December 31, 2018 through the date hereof, other than in connection with the Transactions, (x) the Company has conducted its business in the ordinary course consistent with past practice and (y) there has been no Material Adverse Effect.
(b)    Without limiting the foregoing, except as set forth on Section 4.12(b) of the Company Disclosure Letter, since December 31, 2018 through the date hereof, the Company has not taken any action that, if taken following the date hereof, would be required to be disclosed on Section 6.4(c) of the Company Disclosure Letter.
Section 4.13.    Employee Matters.
(a)    As of the date hereof, the Company employs 241 full-time employees (including two employees on paternal leave), four (4) co-ops or interns, and two (2) contractors.
(b)    To the Knowledge of the Company, none of the Company’s employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement and the Ancillary Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, covenant or instrument under which any such employee is now obligated.
(c)    The Company is not delinquent in payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees or independent contractors. The Company has complied in all material respects with all applicable labor and employment legislation, including all applicable employment standards, human rights, labor relations, occupational health and safety, pay equity, and workers’ compensation or workplace safety insurance, and there are no outstanding claims, complaints, investigations, prosecutions or Orders under such legislation. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.
(d)    The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the resolutions or minutes of meetings of the Board as disclosed in Section 4.13(d) of the Company Disclosure Letter.
(e)    Except as disclosed in Section 4.13(e) of the Company Disclosure Letter, each former employee of the Company whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.
(f)    Except as disclosed in Section 4.13(f) of the Company Disclosure Letter, no employee has any written agreement as to length of notice or severance payment required to terminate his or her employment, other than such arising from any applicable Law from the employment of an employee without a written agreement as to notice or severance.
(g)    Section 4.13(g) of the Company Disclosure Letter sets forth a correct and complete list of all employee benefit plans, policies, agreements or arrangements, and all bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, recreation, pension contributions, retirement, profit sharing, savings, loans, salary continuation, health, dental, welfare, disability, life insurance and educational assistance plans, policies, agreements or arrangements, whether written or unwritten, and in each case, are maintained, sponsored or funded by the Company or any of its Subsidiaries for the benefit of current or former employees, consultants, independent contractors or directors of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any Liability (collectively, the “Company Plans”).

(h)    True, correct and complete copies of the following documents with respect to each of the Company Plans have been made available to Buyer to the extent applicable (i) all Company Plans and any trust documents, insurance contracts or other funding arrangements, and amendments related thereto, (ii) the most recent annual report, (iii) the most recent actuarial report, if any, (iv) the most recent summary plan description or plan brochure or booklet with respect to each Company Plan, (v) all material communications with any Governmental Entity in respect of a Company Plan in the prior year and (vi) a written summary of the material terms of any unwritten Company Plan.
(i)    The Company Plans have been established, administered, funded and maintained, in each case, in all material respects, in accordance with their terms and with all applicable provisions of Law. All contributions, costs, benefits and premium payments required to be made under any of the Company Plans or by applicable Law, have been timely made. All Company Plans that provide health or other welfare benefits are established through a contract of insurance, and no retroactive increase in premiums is permitted thereunder. Neither the Company nor any of its Subsidiaries has or may have Liability under ERISA.
(j)    No Company Plan is or is intended to be a “registered pension plan” or a “retirement compensation arrangement”, as such terms are defined in the ITA.
(k)    Except as required under this Agreement or the Ancillary Agreements, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) result in any payment becoming due to any current or former employee, independent contractor or director of the Company or any of its Subsidiaries, (ii) increase the compensation or benefits payable, including equity benefits, under any Company Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity benefits, under any such Company Plan, (iv) require any contributions or payments to fund any obligations under any Company Plan or (v) create any limitation or restriction on the right of the Company to merge, amend or terminate any Company Plan.
(l)    There is no Company Plan or Contract by which the Company or any of its Subsidiaries is bound to compensate any current or former employee, consultant, independent contractor or director for Taxes. None of the Company Plans provide for retiree health and welfare benefits or for health and welfare benefits to retired or terminated employees, consultants, independent contractors or directors of the Company or any of its Subsidiaries or to their beneficiaries or dependents.
(m)    There are no pending or threatened in writing or, to the Knowledge of the Company, otherwise threatened Actions arising from or relating to the Company Plans (other than routine benefit claims) and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to form the basis for any such Action. With respect to each Company Plan, no investigation, audit, action or other Action by any Governmental Entity is in progress or, to the Knowledge of the Company, pending or threatened.
(n)    Neither the Company nor any of its Subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any Contract, commitment or arrangement with any labor union, no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees or other Representatives of the Company and no labor union holds any bargaining rights in respect of the employees or other Representatives of the Company. There is no strike, work stoppages, slowdowns, lockouts, arbitrations or other labor dispute involving the Company pending, or to the Knowledge of the Company, threatened, which could reasonably be expected to be material to the Company, nor is the Company aware of any labor organization activity involving its employees and in either case, no such events have occurred since the Reference Date. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries. No trade union has applied to have the Company declared a related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Company carries on business.
(o)    Only current and former employees and independent contractors or directors of the Company or any of its Subsidiaries and their beneficiaries or dependents are entitled to participate in the Company Plans and no entity other than the Company and its Subsidiaries is a participating employer under any Company Plan.
(p)    Section 4.13(p) of the Company Disclosure Letter sets forth a true, correct and complete list of all employees and independent contractors currently performing services for the Company and its Subsidiaries (without reference to names), and indicates whether the Person is an employee or independent contractor and, as applicable, each Person’s title, location, hiring entity, date of hire or engagement, exempt or non-exempt classification, material compensation and benefits, accrued but unused sick and vacation leave or paid time off, and whether the employee is on a leave of absence and the type of such leave.
(q)    To the Knowledge of the Company, none of the Key IP Employees or directors of the Company has been (i) subject to voluntary or involuntary petition under any bankruptcy or insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any Order (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission or similar Canadian Governmental Entity to have violated any securities, commodities, or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.
(r)    The Company in compliance with all terms and conditions of the work permits and the labor market impact assessment confirmations. No audit by a Governmental Entity is being conducted, or to the Knowledge of the Company pending, in respect of any foreign workers.

Section 4.14.    Tax Returns and Payments.
(a)    The Company and each of its Subsidiaries have duly and timely filed all Tax Returns with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed and each such Tax Return is true, complete and correct in all respects.
(b)    Each of the Company and its Subsidiaries has duly and timely paid all amounts of Taxes that are due and payable by it in every jurisdiction, including all instalments on account of Taxes for the current year that are due and payable by it and there are no amounts of accrued and unpaid Taxes of the Company or any of its Subsidiaries whether or not assessed or disputed by the appropriate Governmental Entity. The Company and each of its Subsidiaries have withheld (or collected) and timely paid over (or is properly holding for such timely payment) all amounts of Taxes required to be so withheld and paid by or with respect to the Company or any of its Subsidiaries.
(c)    The Company and each of its Subsidiaries has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable Laws.
(d)    There have been no examinations or audits of any Tax Returns or reports by any applicable Governmental Entity, other than as set forth on Section 4.14(d) of the Company Disclosure Letter. Other than as set forth on Section 4.14(d) of the Company Disclosure Letter, there are in effect no waivers of applicable statutes of limitations with respect to the Company or any of the Subsidiaries and neither the Company nor any of its Subsidiaries has entered into any agreement or executed any waiver providing for any extension of time within which (i) to file any Tax Return or (ii) any Governmental Entity may assess or collect Taxes for which the Company or any of the Subsidiaries is or may be liable.
(e)    No claim has been made by any Governmental Entity in any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that Company or such Subsidiary is required to file a Tax Return in such jurisdiction.
(f)    Neither the Company nor any of its Subsidiaries are liable for the Taxes of any other Person by reason of entering into a tax sharing, tax indemnity or similar agreement with such other Person prior to the Closing (other than any commercial agreement the principal purpose of which does not relate to Taxes).
(g)    Neither the Company nor any of its Subsidiaries has Liability for the Taxes of any Person (other than for members of an affiliated, consolidated, combined or unitary group including the Company for which a Seller or any of its Affiliates is the parent) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.
(h)    Neither the Company nor any of its Subsidiaries will be required to include in a Post-Closing Tax Period any taxable income attributable to income that accrued in a Pre-Closing Tax Period but was not recognized for Tax purposes in such Pre-Closing Tax Period (or to exclude from taxable income in a Post-Closing Tax Period any deduction the recognition of which was accelerated from a Post-Closing Tax Period to a Pre-Tax Closing Period), including as a result of: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Law) executed prior to the Closing, (ii) any prepaid or deferred amounts accrued or received prior to the Closing, (iii) Subpart F Income (to the extent not included in the calculation of the Purchase Price) or (iv) GILTI Inclusion (to the extent not included in the calculation of the Purchase Price).
(i)    Neither the Company nor any of its Subsidiaries is, has been, or owns any interest in an entity classified (i) as a “passive foreign investment corporation” within the meaning of Section 1297 of the Code, or (ii) as a “controlled foreign corporation” within the meaning of Section 957 of the Code.
(j)    Neither the Company nor any of its Subsidiaries has engaged in a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), or is otherwise a resident for Tax purposes in any country other than the country of its formation.
(k)    Neither the Company nor any of its Subsidiaries has been at any time during the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.
(l)    All transactions between the Company and each of its Subsidiaries are, and have been, on arm's length terms for purposes of the relevant transfer pricing Laws. All related documentation required by such Laws has been prepared or obtained and, if necessary, retained. There are no circumstances that could result in a Governmental Entity making any adjustment for Tax purposes, or requiring any adjustment to be so made. No such adjustment has been made by the Company or any of its Subsidiaries or has been made or proposed by any Governmental Entity.
(m)    There is no unclaimed property or escheatment obligation with respect to property or other assets held or owned by the Company or any of its Subsidiaries.
(n)    There are no circumstances existing which could result in the application to the Company or its Subsidiaries of sections 78, 80, 80.01, 80.02, 80.03, 80.04 of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.
(o)    None of the Company or its Subsidiaries has acquired property from a Person not dealing at arm’s length (for purposes of the ITA) with it in circumstances that would result in the Company or Subsidiary, as applicable, becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.
For purposes of this Section 4.14, any reference to the Company or its Subsidiaries shall be deemed to include any predecessor, successor, or any Person that merged with or was liquidated or converted into the Company or such Subsidiary, as applicable.
Section 4.15.    Insurance Policies. Section 4.15 of the Company Disclosure Letter sets forth a list and description of all of the policies of insurance carried by the Company on the date of this

Agreement for the benefit of or, in connection with, the business of the Company and the applicable termination or renewal dates of such policies in effect as of the date hereof (the “Policies”). Except as (a) disclosed in Section 4.15 of the Company Disclosure Letter or (b) would not reasonably be expected, individually or in the aggregate, to be material to the Company, (i) each Policy is in full force and effect and no notice of termination or cancellation of any such Policy has been received by the Company (ii) there is no breach by the Company or, to the Knowledge of the Company, by any other party of any term or condition of any Policy and (iii) all premiums due and payable prior to the Closing with respect to such Policies have been or will be (on or prior to the Closing Date) paid up to and through the Closing. The Policies (i) have been issued by insurers or reinsurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company of a scope and coverage consistent with customary practice in the industries in which the Company operates and (iii) are in full force and effect. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy. All appropriate insurers under the Policies have been timely notified of all potentially insurable material losses known to the Company and pending litigation, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.
Section 4.16.    Permits. Section 4.16 of the Company Disclosure Letter lists all governmental or regulatory permits, licenses, accreditations, franchises, consents or approvals, waivers and authorizations held by the Company (collectively, “Permits”). Each such Permit is in full force and effect. Each officer, employee, agent and contractor of the Company possesses all Permits necessary for the lawful conduct of his or her duties and obligations in the operation of the business of the Company. The Company’s business is not subject to financial regulation, or licensing or registration requirements, by any federal, provincial, or state regulatory authority, and the operation of the Company’s business does not require any Permit under any Money Services Law. The Company has all Permits other than any (a) Permits the failure of which to have would not reasonably be expected, individually or in the aggregate, to be material to the Company or (b) Permits required by Buyer after the Closing under the applicable Laws of its jurisdiction of incorporation and place of business. Since the Reference Date, no event has occurred or other fact exists with respect to the Permits that (i) allows, or after notice or lapse of time or both would allow, revocation or termination of any of the Permits, (ii) would have an adverse impact on the ability of the Company to conduct its business as currently conducted or (iii) would result in any other impairment of the rights of the holder of any of the Permits that would reasonably be expected, individually or in the aggregate, to be material to the Company. There is not pending or, to the Knowledge of the Company, threatened, any application, notice, petition, objection or other pleading with any Governmental Entity that challenges or questions the validity of or any rights of the holder under any Permit, which if resolved adversely would have an adverse impact on the ability of the Company to conduct its business as currently conducted. There has been no decision by the Company to not maintain or renew any Permit currently held for the operation of its business.
Section 4.17.    Compliance with Laws. Except as set forth in Section 4.17 of the Company Disclosure Letter, since the Reference Date, the Company has been in compliance in all material respects with all Laws applicable to the Company, any of its properties or other assets or any of its businesses or operations. Since the Reference Date, (i) the business of the Company has not been, and is not being, conducted in violation of its internal policies and procedures, except for possible violations which would not reasonably be expected, individually or in the aggregate, to be material to the Company, (ii) the Company has not been charged with the violation of any applicable Law or Order and (iii) the Company has not received written notice to the effect that a Governmental Entity claimed or alleged that the Company was not in compliance with all Laws applicable to the Company, any of its properties or other assets or any of its business or operations. The Company maintains policies and procedures reasonably designed to promote compliance with and, since the Reference Date, the Company has been in compliance with, all Anti-Money Laundering Laws, Escheatment Laws and Money Services Laws.
Section 4.18.    Contracts.
(a)    Section 4.18(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of all of the following types of Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and material “side letters” and similar documentation relating thereto, have been delivered to Buyer prior to the execution of this Agreement) to which the Company is a party (other than any Leases):
(i)    all Contracts with current officers, other employees, independent contractors, advisors, sales representatives of the Company, other than (x) Contracts that by their terms may be terminated or canceled by the Company with notice of not more than the greater of 120 days and the period of notice required under applicable Law, in each case, without penalty or (y) Contracts relating to severance payments not in excess of $50,000;
(ii)    any Contract providing for retention or change in control payments;
(iii)    any Contract by which any Person other than the Sellers, the holders of Cashed-Out Warrants and holders of Vested Options is entitled to receive any portion of the Purchase Price;
(iv)    all collective bargaining Contracts with any labor union currently representing employees of the Company;
(v)    all mortgages, indentures, security Contracts, notes, loan Contracts, guarantees of the obligations of a third party or other Contract granting a Lien on any property or assets of the Company, other than Permitted Liens;
(vi)    joint venture agreements, operating agreements, limited liability company and partnership Contracts;
(vii)    Contracts (excluding individual purchase orders) for the purchase by the Company of materials, supplies, products, equipment or services, and Contracts (excluding individual purchase orders) for the sale or provision by the Company of materials, supplies, products, equipment or services, in each case, not terminable on notice of 120 days or less without penalty, and under which the amount that would reasonably be expected to be paid or received by the Company exceeds $100,000 per annum;

(viii)    any Contract or series of related Contracts, including any option agreement, relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, purchase or sale of stock, membership interests, assets or otherwise) since January 1, 2014;
(ix)    any agreement that (x) limits the freedom of the Company to compete in any geographic area or line of business or (y) contains exclusivity obligations or restrictions binding on the Company;
(x)    any Contract relating to any interest rate, derivatives or hedging transaction;
(xi)    any “standstill” or similar agreement;
(xii)    any Contract granting a right of first refusal or first negotiation;
(xiii)    any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness of the Company or any Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed by the Company;
(xiv)    any Contract entered into other than in the ordinary course of business involving aggregate payments in excess of $100,000, to be made by or to the Company after the date hereof;
(xv)    shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which the Company is bound relating to the transfer or voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company;
(xvi)    any Contract that is an IP License, excluding licenses to (A) Open Source Software, (B) off-the-shelf Software commercially available on standard, non-discriminatory terms for an annual or aggregate fee of no more than $25,000 and (C) licenses to the Company Software granted to customers in the ordinary course of business in the standard form made available to Buyer; and
(xvii)    commitments or agreements to enter into any of the foregoing.
(b)    Each of the Contracts and other documents required to be listed on Section 4.18(a) of the Company Disclosure Letter, together with each other Contract of such type entered into in accordance with Section 6.4, other than any Leases, is a “Material Contract.” Except as set forth on Section 4.18(b) of the Company Disclosure Letter, neither the Company nor, to the Knowledge of the Company, any other party thereto, is in default under any Material Contract, and each Material Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company, and to the Knowledge of the Company, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not reasonably be expected, individually or in the aggregate, to be material to the Company.

(c)    The Company has not received any notice of termination or cancellation under any Material Contract, received any notice of breach or default under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.
(d)    The Company has satisfied all performance standards under any Material Contract where it is required to do so in order to receive any fees, bonuses, rebates, incentives, or other payments at the levels at which it has received fees or payments under such Material Contract in the last or the current fiscal year and is not required to return any fees or payments received by it or to provide credits against any future fees or payment that would otherwise be due to it under any Material Contract, nor is it subject to any penalties under any such Material Contract, by reason of its failure to satisfy any performance standard contained in such Material Contract.
Section 4.19.    Related Party Transactions.
(a)    Except for employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practice and except as otherwise set forth in Section 4.19(a) of the Company Disclosure Letter, the Company is not a party to any material agreement with (i) any of its respective directors, officers or employees, any Seller, or, to the Knowledge of the Company, any member of any such Person’s immediate family or any of their respective Affiliates (each, a “Related Party”) or (ii) any Affiliate of the Company. No Related Party has any claim or cause of action against the Company or owns any direct or indirect interest of any kind in, or controls or is a director, manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.
(b)    Section 4.19(b) of the Company Disclosure Letter sets forth a list of all services provided by any Related Party to the Company other than services provided to the Company in the ordinary course of business consistent with past practice and on an arms-length basis.
Section 4.20.    Accounts and Notes Receivable. Except as set forth in Section 4.20 of the Company Disclosure Letter, the accounts and notes receivable of the Company reflected on the balance sheet included in the Interim Financial Statements, and all accounts receivable arising subsequent to March 31, 2019 (a) are valid and collectible in the ordinary course of business, subject to normal and customary trade discounts, less any applicable reserves for doubtful accounts reflected in the balance sheets included in the Interim Financial Statements, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP (b) other than as permitted by the Company in the ordinary course of business consistent with past practice, are not subject to any valid set off or counterclaim and (c) do not represent obligations for goods sold or services provided on consignment, on approval or on a sale or return basis or subject to any other repurchase, return, refund or rebate arrangement.
Section 4.21.    Books and Records. (a) The minute books and other similar records of the Company as made available to Buyer prior to the execution of this Agreement contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders and the Board for the periods covered by such minute books since the Reference

Date and (b) the share transfer ledgers and other similar records of the Company as made available to Buyer prior to the execution of this Agreement accurately reflect all Share transfers prior to the execution of this Agreement in the capital of the Company during the periods covered by such ledgers since the Reference Date. All books, records and accounts of the Company are maintained in all material respects in accordance with good business practice and all applicable Laws. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
Section 4.22.    Suppliers. Section 4.22(a) of the Company Disclosure Letter lists the ten (10) largest suppliers of the Company, on the basis of cost of supplies, products, equipment or services purchased for the most recently-completed fiscal year. Except as disclosed in Section 4.22(b) of the Company Disclosure Letter, no such supplier has ceased or materially reduced its sales or provision of services to the Company since the Reference Date, or to the Knowledge of the Company, has threatened or intends to cease or materially reduce such sales or provision of services after the date hereof and there is no existing fact, circumstance or condition that could be expected to give rise to the foregoing. To the Knowledge of the Company, no such supplier is threatened with bankruptcy or insolvency.
Section 4.23.    Foreign Corrupt Practices Act; Certain Payments.
(a)    The Company has not taken any action which would cause it to be in violation of the Corruption of Foreign Public Officials Act, Foreign Corrupt Practices Act of 1977, in each case, as amended, or any rules and regulations thereunder, or any other similar rule or regulation of a foreign jurisdiction, as applicable. To the Knowledge of the Company, there is not now, and there has never been, any employment by the Company of, or beneficial ownership in the Company by, any governmental or political official in any country in the world.
(b)    None of the Company or any Seller, nor any director, officer, employee (whether full time or contract) or, to the Knowledge of the Company or any Seller, any agent or other Person associated with or acting on behalf of any of them has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee (whether full time or contract) from corporate funds; or (iii) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic person, regardless of form, whether in money, property, or services.
Section 4.24.    Environmental and Safety Laws. Except as could not reasonably be expected to be material to the Company, (a) the Company is and has been in compliance with all Environmental Laws; (b) during the time the Company has occupied the relevant site, there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased, managed or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity; and (d) to the Knowledge of the Company, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to Buyer true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.
Section 4.25.    Data Privacy.
(a)    In connection with its collection, storage, disclosure, destruction, transfer (including any transfer across national borders) and/or use of Personal Information, the Company is and has been in compliance with all applicable Laws in all relevant jurisdictions, the Company’s privacy policies, and the requirements of any Contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.
(b)    There have been no data security breaches relating to Personal Information, unauthorized access to, unauthorized destruction, damage, disclosure, loss, corruption, alteration, use, or acquisition of any Personal Information in the Company’s possession or control or otherwise held or processed by or on behalf of Company in a manner that constitutes a reportable data or privacy breach under applicable Laws.
(c)    The Company has not received any written notice or been subject to any claim, audit or investigation, by any Person (including any governmental or regulatory authority) alleging any violation or failure to comply with any Law related to privacy or data protection.
(d)    The Company has obtained all consents and authorizations required under applicable Laws necessary to disclose the Personal Information which has been disclosed to Buyer in connection with the due diligence investigation, negotiation, preparation, execution and performance of this Agreement and the transactions contemplated by herein.
(e)    The Company is and has been in full compliance with Canada’s Anti-Spam Legislation (S.C. 2010, c. 23)(CASL), and, within the meaning of that law, sends commercial electronic messages only to recipients who have provided express consent to the receipt of such messages, or with respect to whom the Company is deemed to have implied consent due to the existence of an existing business relationship. The Company retains records sufficient to demonstrate to the Canadian Radio-television and Telecommunications Commission the existence of such consents.

Section 4.26.    Taxable Canadian Property. Throughout the 60-month period immediately before the date hereof, less than 50 percent of the fair market value of the Shares was derived directly or indirectly from the following:
(a)    real or immovable property situated in Canada,
(b)    Canadian resource properties,
(c)    timber resource properties, and
(d)    options in respect of, or interests in, or for civil Law rights in, property described immediately above in (a), (b) or (c), whether or not the property exists, within the meaning of such terms for purposes of the ITA.
Section 4.27.    Competition Act and Investment Canada Act. As calculated in accordance with the Competition Act and the regulations thereto, the assets in Canada of the Company and its Subsidiaries: (a) have an aggregate book value not exceeding C$96 million; and (b) generate gross revenues from sales in or from Canada not exceeding C$96 million. The Company and its Subsidiaries are not a cultural business within the meaning of the Investment Canada Act.
Section 4.28.    Designated Person Lists. Neither the Company nor any of its directors, officers or Affiliates is a Person or is owned or controlled by a Person that is subject to Canadian Sanctions (a “Prohibited Person”). The Company is not acting directly or indirectly on behalf of any Prohibited Person in connection with this Agreement and the Ancillary Agreements.
Section 4.29.    International Sanctions Lists. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Affiliates nor any agents or other Persons acting on behalf of any of the foregoing:
(a)    is, or is owned or controlled by, a Person listed on the "Specially Designated Nationals and Blocked Persons" list (“SDN List”) maintained by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or any similar list maintained by the United Nations, the European Union or any other United States Governmental Entity;
(b)    is, or is owned or controlled by, a Person that is the subject of any of the sanctions administered by OFAC, the United States Department of State (including conduct sanctionable under the Iran Sanctions Act or the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010), or any equivalent sanctions or measures imposed by the United Nations, the European Union or any other United States Governmental Entity (collectively, “Sanctions”), or has engaged in sanctionable conduct under Sanctions or Canadian Sanctions;
(c)    directly or indirectly, has conducted, conducts or is otherwise involved with any business with or involving any government (or any sub-division thereof), or any Person, entity or project, targeted by, or located in any country that is the subject of Sanctions;
(d)    directly or indirectly supports or facilitates, or plans to support or facilitate or otherwise become involved with, any such person, government, entity or project; or

(e)    is or ever has been in violation of or subject to an investigation relating to Sanctions or Canadian Sanctions.
Section 4.30.    Brokers and Finders. Except for Financial Technology Partners LP, the Company has not employed any broker, investment banker, financial advisor, finder or other Person who will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses or indemnification or contribution, in connection with the Transactions.
Section 4.31.    No Other Rights to Purchase Price. Except for the Sellers, holders of Cashed-Out Warrants and holders of Vested Options, no Person will be entitled to or will receive any portion of the Purchase Price, whether by reason of an interest in the Company, an agreement or understanding, oral or written, with the Company, or for any other (or no) reason.
Section 4.32.    Exclusivity of Representations. The representations and warranties made by the Company in Article IV are the exclusive representations and warranties made by the Company, including the assets of the Company. The Company hereby disclaim any other express or implied representations or warranties with respect to the Company. Except as expressly set forth herein, the condition of the assets of the Company shall be “as is” and “where is” and the Company make no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Company or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent.
Section 4.33.    Acknowledgement. In entering into this Agreement, the Company acknowledges that it has relied solely upon the specific representations and warranties of Buyer set forth in Article V and not on any other representations or statements by or on behalf of Buyer or any of its Representatives.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the letter (the “Buyer Disclosure Letter”) delivered by Buyer to Sellers concurrently with the execution of this Agreement (it being understood and agreed that references herein to a “Schedule” thereto shall constitute references to the particular schedule; provided, that the disclosures in any schedule shall qualify other sections or subsections of this Article V to the extent a cross-reference to the applicable schedule is included therein or its applicability to such other section or subsection is readily apparent), Buyer hereby represents and warrants to Sellers as follows:
Section 5.1.    Organization; Good Standing; Corporate Power and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Alberta, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or the properties or assets owned, leased or operated by it makes such qualification necessary, except as would not reasonably be expected, individually or in the aggregate, to be material to Buyer. Buyer has made available to the

Company and its Representatives correct and complete copies of its Organizational Documents, each of which is full force and effect as of the date hereof. Buyer is not in default under or in violation of any of the provisions of its Organizational Documents.
(a)    Authorization. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Buyer of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles.
Section 5.2.    Conflicts; Consents.
(a)    Conflicts. The execution and delivery of this Agreement do not, and the consummation of the Transactions will not, (i) conflict with any of the provisions of the Organizational Documents of Buyer, as amended to the date hereof, (ii) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any Contract, indenture, mortgage, deed of trust or other instrument to which Buyer is a party or by which Buyer or any of its assets is bound or subject or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 5.2(b), contravene any Law currently in effect.
(b)    Consents. Except as (i) set forth in Section 5.2(b)(i) of the Buyer Disclosure Letter, (ii) may be required under the Competition Laws set forth in Section 5.2(b)(ii) of the Buyer Disclosure Letter or (iii) would not, if not made or obtained, reasonably be expected, individually or in the aggregate, to be material to Buyer, no consent of, filing with or notification to any Governmental Entity or third party is required to be obtained by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the Transactions.
Section 5.3.    Brokers and Finders. No agent, broker, Person or firm acting on behalf of Buyer is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the Transactions from any of the other parties hereto or from any Affiliate of the other parties hereto.
Section 5.4.    Sufficient Funds. Buyer will have as of the Closing sufficient funds to pay the Closing Payment, Working Capital Escrow Amount, Indemnity Escrow Amount, Expense Holdback Amount, Company Transaction Expenses and Closing Indebtedness, together with all other amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing), and all of Buyer’s and its Affiliates’ fees and expenses associated with the Transactions.

Section 5.5.    Litigation. There is no Action or any administrative or other proceeding by or before any Governmental Entity pending or, to the Knowledge of Buyer, threatened, against Buyer that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or otherwise prevent or materially delay performance by Buyer of any closing condition set forth in Section 7.2 or of its material obligations under this Agreement.
Section 5.6.    Acknowledgement. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the specific representations and warranties of the Sellers set forth in Article III and the Company set forth in Article IV and not on any other representations or statements by or on behalf of the Sellers, the Company or any of their respective Representatives.
Section 5.7.    Exclusivity of Representations. The representations and warranties made by Buyer in this Article V are the exclusive representations and warranties made by Buyer. Buyer hereby disclaims any other express or implied representations or warranties with respect to itself.
ARTICLE VI

COVENANTS
Section 6.1.    Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending on the earlier of (a) the Closing Date and (b) the date on which this Agreement is terminated pursuant to Section 8.1 (the “Pre-Closing Period”), the Company shall (i) upon reasonable notice, afford Buyer and its Representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, legal counsel, properties, books and records of the Company and (ii) furnish reasonably promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request; provided, that the Company may restrict the foregoing access to the extent that in the reasonable judgment of the Company, any Law applicable to the Company requires it to restrict access to any of its businesses, properties, information or personnel; provided, further, that such access shall be granted during normal business hours and shall not unreasonably disrupt the business or operations of the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to provide any information or access that the Company reasonably believes could violate the terms of any confidentiality agreement or cause forfeiture of attorney/client privilege.
Section 6.2.    Confidentiality.
(a)    Subject to Section 6.10, information obtained by Buyer and its Representatives in connection with the Transactions shall be subject to the provisions of the Mutual Non-Use and Non-Disclosure Agreement, by and between the Company and Parent, dated as of May 24, 2018 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the written consent of the Company.

(b)    Each Seller hereby acknowledges and agrees that (i) the Company has spent many years developing its business and clients, and is engaged in a continuous program of developing its business and clients, (ii) the Company’s methods of operation are unique within the industry, (iii) such Seller’s position has created a relationship of confidence and trust between such Seller and the Company with respect to Company’s Confidential Business Information, and (iv) such Seller’s disclosure of Confidential Business Information could substantially injure the Company’s present and planned business.
(c)    Each Seller agrees that for a period of two (2) years from and after the Closing, such Seller shall keep in strictest confidence and trust all Confidential Business Information. During this period, such Seller shall not use or disclose any Confidential Business Information without the written consent of the Company, except (i) as required by Law, (ii) if applicable, as necessary in the ordinary course of performing duties as an employee of Company, (iii) to the extent such Confidential Business Information has otherwise been publicly disclosed by Parent through no fault or action of any Seller, (iv) following any public announcement of the Transactions by Parent, disclosure of the terms of this Agreement that are disclosed by Parent in such public announcement or other publicly filed documentation with a Governmental Entity or (v) to the extent necessary to enforce such Seller’s rights or defend against assertions by Parent under or arising from this Agreement, the Ancillary Agreement or the Transactions.
(d)    Notwithstanding the foregoing, to the extent that any Confidential Business Information satisfies the legal definition of “trade secret,” and for so long as such information remains a trade secret, such Seller shall keep in strictest confidence such trade secret and not use or disclose any such trade secret without the written consent of the Company, except as may be required by Law or, if applicable, as necessary in the ordinary course of performing duties as an employee of Company. Each Seller acknowledges that trade secrets include, but are not limited to, the Company’s client lists and all information identifying its clients, and all information pertaining to the Company’s business development, marketing plans, product information, business and financial information and plans, and strategies.
(e)    Notwithstanding anything to the contrary in this Agreement, any Seller that is a venture capital or private equity fund (or its Representatives) shall be entitled to communicate to such Seller’s current or potential investors the existence and terms of this Agreement, including the amount of consideration to be received by Seller in connection with the Closing, the amounts to be placed in the Escrow Account at the Closing or the Expense Holdback Amount, but only to the extent such current or potential investors are subject to obligations of confidentiality.
(f)    Parent hereby acknowledges and agrees that, if a Seller is a venture capital or private equity fund, then such Seller (together with its Affiliates) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s or Parent’s business (as currently conducted or as currently propose to be conducted). Parent hereby agrees that, neither such Seller nor its Affiliates shall be liable pursuant to this Agreement or any other transaction document for any claim solely arising out of (i) the investment by such Seller (or its Affiliates) in any entity competitive with the Company or Parent, or (ii) actions taken by any partner, officer, employee or other representative of such Seller (or its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company or Parent; provided, however, that the foregoing shall not relieve any Seller from Liability associated with the unauthorized disclosure of Confidential Business Information.
Section 6.3.    Disclosure of Personal Information.
(a)    The parties hereto acknowledge that they are responsible for complying with all Laws applicable to the disclosure of Personal Information pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).
(b)    Buyer agrees that it shall not use, and shall cause its affiliates and representatives not to use, such Personal Information for any purposes, other than the carrying on of the business of the Company or any of its Affiliates (with use or disclosure of the Disclosed Personal Information being restricted to those purposes for which the information was initially collected or for which additional consent was or is obtained) or as otherwise permitted or required by applicable Laws.
(c)    If the Closing does not occur, Buyer shall, at its sole election, either return to the Company or destroy in a secure manner, the Disclosed Personal Information (and any copies) within a reasonable period of time.
(d)    From and after the Closing, the parties hereto shall not use or disclose the Disclosed Personal Information for any purposes, other than the carrying on of the business of the Company or any of its Affiliates (with use or disclosure of the Disclosed Personal Information being restricted to those purposes for which the information was initially collected or for which additional consent was or is obtained) or as otherwise permitted or required by applicable Laws. The parties hereto shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information and shall give effect to any withdrawal of consent with respect to the Disclosed Personal Information.
Section 6.4.    Conduct of the Business of the Company Pending the Closing Date.
(a)    Sellers shall cause the Company not to take any actions outside the ordinary course of business that would affect Closing Working Capital from the amount thereof as of 12:01 A.M. on the Closing Date to the time of the Closing.
(b)    Except as (x) set forth on Section 6.4(b) of the Company Disclosure Letter, (y) may be required by this Agreement or (z) required by any Law, any Governmental Entity or any Contract to which the Company is a party, during the Pre-Closing Period, the Company shall:
(i)    conduct its operations in the ordinary course of business consistent with past practice;
(ii)    comply in all material respects with all applicable Law and the requirements of all Contracts;

(iii)    use commercially reasonable efforts to maintain and preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with the Company, in each case, such that its goodwill and ongoing business shall be unimpaired at the Closing; and
(iv)    use commercially reasonable efforts to keep in full force and effect all material Policies maintained by the Company, other than changes to such policies made in the ordinary course of business.
(c)    Except as (x) set forth on Section 6.4(c) of the Company Disclosure Letter, (y) may be required by this Agreement or (z) required by any Law, any Governmental Entity or any Contract to which the Company is a party, during the Pre-Closing Period, the Company shall not take any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
(i)    other than in the ordinary course of business consistent with past practice, declare, set aside or pay any dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any such capital stock or any option with respect to the Company;
(ii)    make any change in, or amendment to, the Company’s or any of its Subsidiaries’ Organizational Documents;
(iii)    issue or sell, grant, or authorize any issuance or sale of, pledge or otherwise encumber any shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize any issuance or sale of, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests, as applicable;
(iv)    split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, as applicable;
(v)    other than in the ordinary course of business consistent with past practice, acquire, assign, license, transfer, sell, lease or otherwise dispose of any of its properties or assets that are material to the business of the Company;
(vi)    other than in the ordinary course of business consistent with past practice, amend, terminate or enter into any Contract that provides for aggregate annual payments by or to the Company in excess of $100,000; provided, however, that the Company may renegotiate the terms of, or otherwise extend, any Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the date hereof;
(vii)    (A) incur or guarantee any Indebtedness, other than short-term Indebtedness or letters of credit incurred in the ordinary course of business or (B) make any loans or advances to any other Person, other than loans and advances to employees or intercompany loans, in each case, consistent with past practice;
(viii)    cancel or discharge, or waive any right of the Company with respect to, any material Indebtedness;
(ix)    mortgage, pledge or subject to any material Lien any of the Company’s properties or assets, except for Permitted Liens and Liens incurred in the ordinary course of business consistent with past practice;
(x)    (A) increase the compensation or fringe benefits of any present or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (B) grant any new right to severance or termination pay to any present or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (C) loan or advance any money or other property to any present or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (D) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, (E) grant any equity or equity-based awards or (F) hire, promote or change the classification or status in respect of any employee, consultant or individual;
(xi)    change any material annual Tax accounting period, adopt or change any material method of Tax accounting, make or change any material Tax election, enter into any Tax closing agreement, prepare any Tax Returns in a manner inconsistent with the Company’s or any such Subsidiary’s past practice (including tax positions claimed therein), file a Tax Return in new jurisdictions, surrender any right to claim a refund of Taxes, request or obtain any Tax ruling, file any income or other material Tax Return, or settle any Tax claim, audit or assessment in excess of $100,000, incur any material Liability for Taxes outside the ordinary course of business or fail to pay any material Tax that becomes due and payable (including any estimated Taxes);
(xii)    except as may be required under GAAP, make any change in its methods, principles and practices of financial accounting;
(xiii)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;
(xiv)    settle any legal proceedings other than a settlement agreement providing solely for the payment of monetary damages in an amount not to exceed $100,000 individually or $250,000 in the aggregate;
(xv)    make or agree to make any capital expenditure, except in the ordinary course of business and in an amount for capital expenditures that do not exceed $100,000 in the aggregate for the Company taken as a whole during any consecutive three month period;
(xvi)    directly or indirectly acquire any interest in any corporation, association, joint venture, partnership, limited liability company or other business entity or division thereof;

(xvii)    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business) to, any Person other than in the ordinary course of business;
(xviii)    (A) enter into, terminate or amend any Material Contract, or make any proposal to enter into, terminate, or amend any Material Contract, or, other than in the ordinary course of business, any other Contract that is material to the Company, (B) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force and effect following consummation of the Transactions, or (C) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement or fail to take all action necessary to enforce each such confidentiality, standstill and similar agreement (in each case, other than any such agreement with Buyer);
(xix)    sell, assign, transfer, convey, license, sublicense, covenant not to assert, abandon, allow to lapse, lease or otherwise dispose of any Company Intellectual Property, other than in the ordinary course of business and other than with respect to any Intellectual Property that, in the good faith belief of the Company, is useless or obsolete;
(xx)    make an “investment” (as defined in subsection 212.3(1)(10) of the ITA) in a “foreign affiliate” (for purposes of section 212.3 of the ITA) of the Company; or
(xxi)    authorize, commit or agree to take, any of the foregoing actions to the extent restricted by the provisions of this Section 6.4(c) or take any action or agree, in writing or otherwise, to take any action which would (A) cause any of the representations or warranties of the Company set forth in this Agreement to be untrue in any material respect or (B) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Transactions set forth in this Agreement.
(d)    Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.
Section 6.5.    Supplemental Disclosure. The Sellers and the Company shall from time to time prior to the Closing supplement or amend the Company Disclosure Letter with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in the Company Disclosure Letter. However, such supplemental or amended disclosure shall not be deemed to have cured any breach of representation or warranty made in this Agreement and shall not be deemed to have been disclosed as of the date of this Agreement or as of the Closing Date for purposes of determining whether or not the conditions set forth in Article VII of this Agreement have been satisfied.
Section 6.6.    Efforts; Governmental Approvals; Third Party Consents.
(a)    Subject to the terms and conditions set forth herein and to applicable legal requirements, each of the Sellers, the Company, and Buyer shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Closing, including the satisfaction of the respective conditions set forth in Article VII.
(b)    Subject to Section 6.6(c) and Section 6.6(d) and the other terms and conditions set forth in this Agreement, each of Buyer, the Sellers and the Company shall cooperate with the other and use, and shall cause each of its respective Subsidiaries to use, their respective reasonable best efforts to (i) prepare and file their respective notification forms with respect to the Transactions pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice within five (5) Business Days from the date hereof and seek early termination of any waiting periods under the HSR Act, and (ii) furnish as promptly as practicable and advisable all information to any Governmental Entity as may be required by such Governmental Entity in connection with the foregoing.
(c)    Each party (other than Shareholders’ Representative) shall furnish to the other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions for any Governmental Entity. Except as required by applicable Law and subject to Section 6.6(d), each party or its attorneys shall provide the other party or its attorneys the opportunity to review and make copies of all correspondence, communications, or memoranda setting forth the substance thereof between such party or its Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions (omitting any information that constitutes a competitively sensitive business secret of either party, any information subject to legal privilege, and any information related to the valuation of the transaction). Buyer shall pay all filing fees pursuant to the required filings under the HSR Act.
(d)    Notwithstanding anything to the contrary contained in this Agreement and subject to the terms and conditions set forth in this Agreement, including Section 6.6(e), without in any way limiting the generality of the undertakings under this Section 6.6, each of the Company and Buyer shall promptly provide to each and every Governmental Entity with jurisdiction over the Transactions such information and documents as may be requested by such Governmental Entity or that are necessary, proper or advisable to permit consummation of the Transactions;
(e)    Notwithstanding anything herein to the contrary, Buyer shall not be required by the provisions of this Section 6.6 (or any other provision of this Agreement) to offer or consent to (i) any sale, lease, license, disposal or holding separate of, or restriction or limitation on, any assets, operations, rights, product lines, licenses, categories of assets or business or other interests therein, of Buyer and its Subsidiaries or the Company and its Subsidiaries, (ii) the entering into agreements with, and submitting to Orders of, the relevant Governmental Entity giving effect to the foregoing matters in clause (i), (iii) contest or resist any Action or seek to have vacated, lifted, reversed or overturned any Order that may result from such Action, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or (iv) any restrictions on (x) the ability of Buyer and its Subsidiaries or the Company and its Subsidiaries to compete in any geographic area or line of business or (y) the manner in which the Buyer and its Subsidiaries or the Company and its Subsidiaries may carry on business in any part of the world.

(f)    Subject to applicable Law, applicable Orders and all privileges, including attorney-client privileges, each party shall keep the other apprised of the status of matters relating to the completion of the Transactions, including: (i) prior to submitting any document or information (whether formally or informally, in draft form or final form) to any Governmental Entity, sending reasonably in advance to the other party a copy of such document or information (omitting any information that constitutes a competitively sensitive business secret of the other party, any information subject to legal privilege, and any information related to the valuation of the transaction); (ii)  not, without the prior consent of the other party, withdraw and re-file the HSR notification or enter into a timing agreement or any comparable agreement with any Governmental Entity that would delay the consummation of the Transactions; (iii) promptly sending to the other party a copy of all documents, information, correspondence or other communications relating to this Agreement sent to, or received by the party (or its Representatives) from, any third-party or Governmental Entity relating to the Transactions; (iv) promptly informing the other party of any substantive communications, conversations or telephonic calls received from any Governmental Entity applicable to this Agreement, and not initiating any of the foregoing without the prior consent of the other party; (v) sending reasonably in advance to the other party any undertaking or agreement (whether oral or written) that it or any of its Subsidiaries proposes to make or enter into with any Governmental Entity with respect to the Transactions; and (vi) allowing the other party and its Representatives to attend and participate at any meeting with, or hearing organized by, any Governmental Entity relating to the Transactions, to the extent permitted by such Governmental Entity and to the extent reasonably practicable. A party hereto may request entry into a joint defense agreement as a condition to providing any materials. Upon receipt of any such request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.
(g)    Subject to the other terms and conditions set forth in this Agreement, the Company shall use its reasonable best efforts to prepare and deliver all necessary notices to and to obtain as promptly as practicable all consents and authorizations necessary, proper or advisable to be obtained from, or renewed with, any Person that is not a Governmental Entity (including the applicable consents and approvals set forth on Section 3.3(b) and Section 4.5(b) of the Company Disclosure Letter), in each case in order to consummate as promptly as practicable the Transactions; provided, that under no circumstances shall the Sellers or the Company be required to make any payment to any Person to secure such Person’s consent; provided, further, that, except as set forth in Section 7.2(f), for the avoidance of doubt, the failure to obtain any of the consents or authorizations referenced above shall not be a condition to the obligation of either party to consummate the Transactions.
Section 6.7.    Exclusive Dealing. During the Pre-Closing Period, the Sellers and the Company shall not, and shall direct its Affiliates and its and their respective Representatives to refrain from taking any action to, directly or indirectly, knowingly encourage, initiate, solicit or engage in negotiations with, or provide any confidential information of the Company to, any Person, other than Buyer (and its Affiliates and Representatives), concerning any purchase of any capital stock or any material asset of the Company (other than in connection with (i) the sale of Shares by any Seller to another Seller, or (ii) the exercise of any warrants outstanding on the date hereof) or any merger, arrangement, amalgamation, recapitalization or similar transaction involving the Company.

Section 6.8.    Indemnity.
(a)    The Company shall honor its obligations in respect of all rights to indemnification now existing in favor of any individual who, at or prior to the Closing, (i) was a director or officer of the Company or (ii) at the request of the Company, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) as provided in the respective governing documents and indemnification agreements set forth on Section 6.8(a) of the Company Disclosure Letter, which shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date and Buyer agrees that the provisions with respect to indemnification and limitations on Liability set forth in such charters, by-laws and indemnification agreements (in each case, now in effect) shall not be amended, repealed or otherwise modified; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.
(b)    Prior to the Closing, the Company may purchase (at the Company’s sole cost and expense) and if purchased, Buyer shall cause the Company to maintain in effect in accordance with its terms, a customary tail policy or tail policies (collectively, the “Tail Policy”) to the current policies of directors’ and officers’ liability insurance and employment practices insurance maintained by the Company.
(c)    Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company contained in this Section 6.8 shall be binding upon the successors and assigns of the Company. In the event the Company, or any of its successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Company, honor the indemnification and other obligations set forth in this Section 6.8.
(d)    The obligations of Buyer and the Company under this Section 6.8 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 6.8 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.8 applies shall be third-party beneficiaries of this Section 6.8, each of whom may enforce the provisions of this Section 6.8).
Section 6.9.    Resignation of Directors. At the written request of Buyer (which request shall be delivered at least five (5) Business Days prior to the Closing), the Sellers shall cause any so requested member of the Board to tender his or her resignation from such position effective as of the Closing. No such requested resignation of a member of the Board shall be deemed a voluntary resignation for purposes of any employment agreements and will not terminate, reduce or modify any severance or other rights thereunder.
Section 6.10.    Public Announcements. Buyer, the Shareholders’ Representative and the Company each agree to (a) consult with each other before issuing any press release with respect to the Transactions, (b) provide to the other party for review a copy of any such press release and (c) not issue any such press release prior to such consultation and review and the receipt of the prior written consent of the other parties to this Agreement, such consent not to be unreasonably withheld, conditioned or delayed, unless required by applicable Law or agreement with a national securities exchange on which shares of capital stock of the ultimate parent entity of Buyer are listed and traded. Attached as Exhibit 6.10 is a copy of the press release(s) to be issued in connection with the execution and delivery of this Agreement. Notwithstanding anything in this Agreement to the contrary, following the Closing and the public announcement of the Transaction (if any) in accordance with this Section 6.10, the Shareholders’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Shareholders’ Representative in connection with the Transaction as long as such announcement does not disclose any of the other terms of the Transaction.
Section 6.11.    Preservation of Records.
(a)    For a period of five (5) years after the Closing Date or such other longer period as required by applicable Law, Buyer shall preserve and retain all corporate, accounting, legal, tax, auditing, human resources and other books and records of the Company (including any documents relating to any governmental or non-governmental Action) relating to the conduct of the business and operations of the Company prior to the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, the obligations of Buyer and the Company contained in this Section 6.11 shall be binding upon the successors and assigns of Buyer and the Company. In the event Buyer or the Company, or any of their respective successors or assigns, (x) consolidates with or merges into any other Person or (y) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, honor the preservation of records and other obligations set forth in this Section 6.11.
(b)    In the event and for so long as Buyer, the Company or the Shareholders’ Representative are actively contesting or defending against any Action, hearing, charge or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties shall reasonably cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such access to their books and records as shall be reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.
(c)    Any request for information or documents pursuant to this Section 6.11 shall be made by the requesting party in writing. The other party hereto shall as promptly as practicable provide the requested information. The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 6.11. Any information obtained under this Section 6.11 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest. Notwithstanding anything to the contrary contained in this Section 6.11, if the parties are in an adversarial relationship in any Action, the provisions of this Section 6.11 shall not apply and the furnishing of information, documents or records in accordance with any provision of this Section 6.11 shall be subject to applicable rules relating to discovery.

Section 6.12.    Conflicts; Privileges. It is acknowledged by each of the parties hereto that the Company has retained Osler to act as counsel to the Company and the Sellers in connection with the Transactions and that Osler has not acted as counsel for any other Person in connection with the Transactions and that no other party to this Agreement has the status of a client of Osler for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that, in the event that a dispute arises subsequent to the Closing between Buyer or any of its Affiliates (including, after the Closing, the Company), on the one hand, and any Seller or any of their Affiliates (including the Shareholders’ Representative, on their behalf and, prior to the Closing, the Company), on the other hand, Osler may represent such Seller or any such Affiliate (including the Shareholders’ Representative) in such dispute even though the interests of such Seller or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Company), and even though Osler may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or for the Company, Buyer and the Company hereby (i) waive, on behalf of themselves and each of their Affiliates, any claim they have or may have that Osler has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, (ii) agree that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including, after the Closing, the Company) on the one hand and any Seller or the Shareholders’ Representative on the other hand, Osler may represent any such party in such dispute even though the interest of such party may be directly adverse to Buyer or any of its Affiliates (including, after the Closing, the Company), and even though Osler may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or for the Company. Buyer further agrees that, as to all communications among Osler, the Company, any Seller and/or the Shareholders’ Representative that relate in any way to the Transactions, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to such Seller and/or the Shareholders’ Representative and may be controlled by such Seller and/or the Shareholders’ Representative and shall not pass to or be claimed by Buyer or the Company. Notwithstanding the foregoing, if a dispute arises between Buyer or the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communication by Osler to such third party. Buyer agrees to take, and to cause its Affiliates to take, all steps necessary to implement the intent of this Section 6.12. The Sellers, Buyer, the Company and the Shareholders’ Representative further agree that Osler and its respective partners and employees are third-party beneficiaries of this Section 6.12.
Section 6.13.    Repayment of Indebtedness. At the Closing, subject to the receipt of customary “payoff letters” and instructions, Buyer shall have provided for the repayment of all borrowings under the Loan and Security Agreement outstanding (after giving effect to any prepayments by the Company made in connection with, and conditioned on, the Closing) immediately prior to, or as of, the Closing Date, the payment of all other amounts then due and payable thereunder and the termination of the Loan and Security Agreement and all related Liens.
Section 6.14.    Termination of Agreements. The holders of a majority of the Preferred Shares hereby consents to the Transactions pursuant to Section 3.3 of Part B of the Articles, which constitute a Deemed Liquidation Event (as defined in the Articles). The Company and the Sellers hereby acknowledge and agree that, effective upon the Closing, the Shareholders Agreement, the Registration Rights Agreement and each other Contract between the Company and a Related Party listed on Section

6.14 of the Company Disclosure Letter shall be terminated without any payment by or Liability of the Company in connection with any such termination.
Section 6.15.    Certain Tax Matters.
(a)    Liability for Taxes.
(i)    Except to the extent taken into account as a Liability in the calculation of Closing Working Capital and subject to Section 6.15(f)(ii), Section 6.15(g), Section 9.3(c) and Section 9.3(e), from and after the Closing, each Seller shall be, on a several and not joint basis, liable for and pay, and indemnify and hold harmless the Buyer Indemnitees from and against, such Seller’s Share-Based Payout Percentage of any and all Excluded Taxes.
(ii)    In the case of any Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), (A) the amount of any Taxes of the Company or its Subsidiaries (including any predecessor or successor thereof) based upon or measured by receipts, profits, wages, capital, net worth, net income or gain for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and including, for greater certainty, any GILTI Inclusion, Subpart F Income, or other income that would be included in the taxable income of the Company or its Subsidiaries in a Pre-Closing Tax Period and any depreciation deductions that would be included in a Post-Closing Tax period, in each case, based on such interim closing of the books); provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as the deductions for real estate taxes) will be apportioned between such two taxable periods on a daily basis and (B) the amount of other Taxes of the Company or its Subsidiaries for the Pre-Closing Tax Period will be determined by multiplying the amount of such Taxes for the entire period by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
(b)    Tax Returns.
(i)    The Company (prior to Closing) shall timely prepare, or cause to be timely prepared, and the Company shall timely file, or cause to be timely filed, at the Company’s expense, all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries on or prior to the Closing Date (including extensions). Any such Tax Returns shall be prepared in a manner consistent with the Company’s or such Subsidiary’s past practice, except as otherwise required by applicable Law, and shall be submitted by the Company (if prior to Closing) or the Shareholders’ Representative (if after Closing) to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) for review and comment (which shall be considered by the Company (if prior to Closing) or the Shareholders’ Representative (if after Closing), in good faith) at least twenty (20) Business Days prior to the earlier of the (A) due date (including extensions) of such Tax Return or (B) date on which such Tax Return is filed. In the case of any such Tax Return that is required to be filed more frequently than annually (other than income Tax Returns), said Tax Returns shall be submitted by the Company (if prior to Closing) or the Shareholders’ Representative (if after Closing), to Buyer (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) for review and comment (which shall be considered by the Company (if prior to Closing) or the Shareholders’ Representative (if after

Closing), each in good faith) at least ten (10) Business Days prior to the prior to the earlier of the (x) due date (including extensions) or (y) date on which such Tax Return is filed. The Company (if prior to Closing) or the Shareholders’ Representative (if after Closing) shall timely pay all amounts shown as due on any such Tax Returns. If applicable, Buyer will cooperate with the Shareholders’ Representative to enable the Shareholders’ Representative to utilize the Company’s former tax return preparation firm(s) (the “Accounting Firm”). Such cooperation may include providing access to books and records and accounting staff, and delegating authority to the Shareholders’ Representative under the Accounting Firm’s engagement agreement sufficient for the Accounting Firm to take direction from the Shareholders’ Representative, or otherwise ensuring that the Shareholders’ Representative will have access to (and the ability to direct, even if indirectly through the Company) the Accounting Firm.
(ii)    Buyer shall timely prepare, or cause to be timely prepared, all Tax Returns (A) for taxable periods ending on or before the Closing Date that are required to be filed by or with respect to the Company and its Subsidiaries after the Closing Date (including extensions) and (B) due after the Closing Date and reflecting an amount of Tax attributable to a Pre-Closing Tax Period (determined in accordance with Section 6.15). Any such Tax Returns shall be prepared in a manner consistent with the Company’s or such Subsidiary’s past practice, except as otherwise required by applicable Law, and shall be submitted by Buyer to the Shareholders’ Representative for review (together with schedules, statements and, to the extent requested by the Shareholders’ Representative, supporting documentation) at least twenty (20) Business Days prior to the due date (including extensions) of such Tax Returns or, in the case of any such Tax Return that is required to be filed more frequently than annually (other than income Tax Returns), at least fifteen (15) Business Days prior to the due date (including extensions). Buyer shall consider in good faith any reasonable comments provided by the Shareholders’ Representative. Except to the extent that any such amounts were taken into account as Liabilities in the calculation of Closing Working Capital or Conclusive Closing Indebtedness, Buyer Indemnitees shall be entitled to indemnification pursuant to Section 6.15(a) and Section 6.15(e) for the total amount of Taxes (x) in the case of Tax Returns described in clause (A) of this Section 6.15(b)(ii), shown as due on such Tax Returns and (y) in the case of Tax Returns described in clause (B) of this Section 6.15(b)(ii) attributable to a Pre-Closing Period.
(iii)    Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall, in any Tax Return described in any of the foregoing clauses (i) or (ii), deduct any amount in the nature of a reserve or claim any Tax credit that would require the Company or any of its Subsidiaries to include in a Post-Closing Tax Period any amount of income, unless the Tax Liability in respect of such income (determined as though such income were the only income or loss of the entity for the tax period and without regard for the availability of any loss carryforwards or carrybacks) is taken into account as a Liability in computing Closing Working Capital. Buyer may cause the Company or any of its Subsidiaries to make an election pursuant to subsection 256(9) of the ITA in respect of the taxation year of the Company or any of its Subsidiaries ending as a result of the acquisition of control of it by Buyer.

(c)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be paid 50% by the Buyer and 50% by the Sellers when due. The party required by law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, and file such Tax Return. Each party shall indemnify and hold harmless the other party to the extent such party has paid more than 50% of the Transfer Taxes. The parties agree to cooperate in the filing of any returns with respect to the Transfer Taxes, including to establish any available exemption from (or reduction of) any Transfer Taxes.
(d)    Section 338(g) Election. Buyer shall have the right, in its sole discretion, to make, or cause to be made, an election under Section 338(g) of the Code, and any corresponding elections under any applicable Tax Laws, with respect to the Company and its Subsidiaries. Upon Buyer’s request, the Shareholders’ Representative shall cooperate with Buyer in the preparation of any forms, attachments and schedules necessary to effectuate any such election and shall not take or cause any action that would prevent or impede, or could reasonably be expected to prevent or impede, Buyer from making any such election.
(e)    Payments for Indemnified Taxes. Subject to complying with Section 6.15(f)(ii), Section 6.15(g), Section 9.3(c) and Section 9.3(e), where there has been an assessment or reassessment of any Excluded Taxes of the Company or any of its Subsidiaries that is paid or otherwise borne by any Buyer Indemnitee in a Post-Closing Tax Period, then the Buyer shall notify the Shareholders’ Representative in writing and shall cause the Escrow Agent to reimburse such Buyer Indemnitee from the Indemnity Escrow Account for the Taxes in question within twenty (20) days of such notice and in no event later than the time that the relevant Governmental Entity is permitted to take collection or enforcement action in respect of such Taxes under applicable Law (notwithstanding that the obligation of such Buyer Indemnitee may not yet have been finally determined at that time). The Shareholders’ Representative may dispute any amount claimed a Buyer Indemnitee pursuant to this Section 6.15(e) in accordance with the procedures set forth in Section 2.7(b) and such dispute shall be resolved in accordance with the procedures set forth in Section 2.7(c). Upon resolution of any such dispute, the final, non-appealable determination (including by settlement) of any Taxes in respect of which an indemnity payment was previously made under this Section 6.15(e), the necessary true-up payments shall be made (i) from the Indemnity Escrow Account to the Buyer Indemnitee, or from such Buyer Indemnitee to the Indemnity Escrow Account or (ii) after the distribution of the remaining balance in the Indemnity Escrow Account, with respect to the Aggregate Share Percentage of such amount, to the Paying Agent (for the benefit of and further distribution to the Sellers based upon each such Seller’s Share-Based Payout Percentage and in accordance with the Payment Allocation Schedule), or from the Sellers to such Buyer Indemnitee, as applicable, to reflect the amount of such Taxes as finally determined (a “Tax Indemnity True-Up”). Notwithstanding the foregoing, to the extent that any Tax Indemnity True-Up is payable to (x) the Indemnity Escrow Account or (y) with respect to the Aggregate Share Percentage of such amount, the Paying Agent (for the benefit of and further distribution to the Sellers based upon each such Seller’s Share-Based Payout Percentage and in accordance with the Payment Allocation Schedule), as a result of the foregoing provisions of this Section 6.15(e), then, prior to the amount of such Tax Indemnity True-Up being released to the Sellers, the amount of such Tax Indemnity True-Up shall be applied first against any other claims which would otherwise have been recoverable by any Buyer Indemnitee pursuant to this Agreement had sufficient funds remained in the Indemnity Escrow Account.
(f)    Control of Tax Contests.
(i)    If Buyer, the Company, its Subsidiaries or any of their respective Affiliates receives written notice of any audits, examinations, or similar administrative or judicial proceedings by a Tax authority with respect to the Company or its Subsidiaries with respect to a Pre-Closing Tax Period prior to the time when the funds held in the Indemnity Escrow Account are exhausted or otherwise released from the escrow pursuant to the terms of the Escrow Agreement (a “Tax Contest”), Buyer shall promptly notify or cause the Company or its Subsidiaries to notify the Shareholders’ Representative in writing of such Tax Contest, provided, however, that failure to provide such notification shall not obviate or limit the rights and remedies of the Buyer Indemnitees under this Section 6.15, except and only to the extent that the Sellers are materially prejudiced by such failure. Buyer shall have the right to conduct and control the defense or settlement of such Tax Contests, provided, Buyer shall use commercially reasonable efforts to (i) keep the Shareholders’ Representative informed of the progress of such Tax Contests, (ii) provide the Shareholders’ Representative with copies of all material documents pertaining to such Tax Contests and (iii) not settle any Tax Contest without the Shareholders’ Representative’s advanced written consent, which shall not be unreasonably withheld, delayed or conditioned.
(ii)    Notwithstanding the foregoing and at Sellers’ sole cost and expense, if the Tax Contest relates to the Pre-Closing Reorganization, the Buyer Indemnitee shall take all commercially reasonable steps requested by the Shareholders’ Representative in writing, on behalf of the Sellers, to mitigate any Liability of the Sellers pursuant to Section 6.15(e), including the Company making the election under subsection 184(3) of the ITA; provided, that such request will not cause any adverse consequences to any Buyer Indemnitee, the Company, any of its Subsidiaries or any of their respective Affiliates.
(g)    Recovery. Subject to Section 9.3, if the Shareholders’ Representative (on behalf of the Sellers) fails to pay any expense or other amount for which any of the Sellers are responsible under this Section 6.15, Buyer may, but shall not be required to, recover such expense or amount from the Indemnity Escrow Account. To the extent that the funds in the Indemnity Escrow Account are exhausted and a Buyer Indemnitee incurs Losses for which Buyer is entitled to indemnification pursuant to this Section 6.15, Buyer shall use commercially reasonable efforts to seek recovery under the R&W Insurance Policy, up to the limits of such policy, prior to enforcing its rights to indemnification under this Agreement. For the avoidance of doubt, such commercially reasonable efforts will not include or require a Buyer Indemnitee to (i) commence any Actions against the R&W Insurer or (ii) seek recovery under the R&W Insurance Policy with respect to Pre-Closing Reorganization Liabilities or any other matter for which coverage is excluded thereunder, and the preceding sentence will not preclude the Buyer Indemnitees from making claims against the Sellers hereunder in order to preserve their right to indemnification hereunder.
(h)    Subsection 184(4) Concurrence. Each Pre-Closing Reorganization Shareholder hereby concurs for the purposes of subsection 184(4) of the ITA, to the making of an election under Part III of the ITA with respect to any dividend that (i) is paid or deemed to have been paid by the Company as part of the Pre-Closing Reorganization (ii) is the subject to a designation under subsection 83(2) of the ITA and (iii) exceeds the balance of the Company’s “capital dividend account” (as defined in subsection 89(1) of the Tax Act) immediately before that time, such that the Company will not have any liability under Part III of the ITA in respect of such dividend. Each such Pre-Closing Reorganization Shareholder hereby covenants and agrees to do all things necessary and execute (or cause to have executed) any and all forms or other instruments as may reasonably be required by Buyer in order to give full effect to this Section 6.15(h).
(i)    SRED Tax Refund.
(i)    Notwithstanding any other provision in this Agreement to the contrary, Sellers shall be entitled to any investment tax credits earned for qualified expenditures incurred in respect of scientific research and experimental development pursuant to the ITA. If the Company, or any of its Subsidiaries receives an amount after Closing from a Governmental Entity in respect of a Pre-Closing Tax Period relating to any scientific research and experimental development tax credits in respect of the operation of the business prior to the Closing (“SRED Tax Refund”) Buyer shall promptly pay to the Paying Agent (for the benefit of and further distribution to the Sellers based upon each such Seller’s Share-Based Payout Percentage and in accordance with the Payment Allocation Schedule), by wire transfer of immediately available funds to such account or accounts as designated by the Paying Agent, as applicable, at least two (2) Business Days prior to the date of such payment, an amount equal to A - B where “A” is the amount of the SRED Tax Refund received by the Company or any of its Subsidiaries (or its successors) including the amount of any interest received by such party in respect of such SRED Tax Refund, and “B” is the amount of any tax payable by the Company or any of its Subsidiaries and any cost, expense or outlay incurred or made by such entity, its successor or Buyer in respect of the SRED Tax Refund claim, or any amendment, audit, examination or contestation thereof, including costs reasonably relating to internal resources devoted thereto. To the extent the amount of any SRED Tax Refund must be repaid to the Governmental Entity, the Sellers shall repay to Buyer any amounts paid pursuant to this Section 6.15(i).
(ii)    Any amount paid to the Sellers pursuant to Section 6.15(i) shall be an adjustment to the Purchase Price.
(iii)    In the event a SRED Tax Refund is not paid or is denied by the relevant Governmental Entity, Buyer shall give to the Shareholders’ Representative, on behalf of the Sellers, (i) notice of any such non-payment or denial within 20 days of receipt of formal notice of same, (ii) copies of documentation, including the applicable filings, pertaining to such non-payment or denial as may be reasonably requested by the Shareholders’ Representative, on behalf of the Sellers, and (iii) the opportunity to provide to Buyer comments and evaluations of such non-payment or denial, which comments and evaluations shall reasonably and in good faith be considered in connection with any objection, appeal or contestation in respect of same, if any. Upon providing written notice that the Shareholders’ Representative, on behalf of the Sellers, received correspondence from their advisor confirming that it is reasonable to contest such non-payment or denial, the Shareholders’ Representative shall be entitled to object to, appeal from or contest such non-payment or denial of the SRED Tax Refund, and then Buyer agrees to cooperate and pursue or defend such non-payment or denial in accordance with the advice or direction of such advisor at the expense of the Shareholders’ Representative (on behalf of the Sellers).

(j)    Survival. Notwithstanding anything to the contrary herein, the covenants contained in this Section 6.15 shall survive the Closing indefinitely.
Section 6.16.    Non-Competition. Each Major Restrictive Covenant Seller and each Other Restrictive Covenant Seller hereby covenants and agrees that during the Restricted Period applicable to such Seller, such Seller will not, directly or indirectly, anywhere in the Restricted Territory, either as principal, manager, agent, consultant, officer, member, stockholder, partner, investor, sponsor, lender or employee, or in any other capacity carry on, be commercially engaged in or employed by or be a consultant to or have any financial interest in, a Restricted Business; provided, however, that such Seller shall not be in default of this Section 6.16 by virtue of: (a) holding securities (regardless of percentage) in H&R Block, Inc.; (b) ownership of not more than two percent (2%) of the issued and outstanding securities (including securities held by any Persons acting jointly or in concert with such Seller) of the issued and outstanding securities of a Person (whether public or private) (each, an “Interest”), provided that such Seller holds such Interest solely as a passive investor; (c) performing speaking engagements and receiving honoraria in connection with such engagements; (d) being employed by any government agency, college, university or other non-profit research organization; (e) owning a passive equity interest in a private debt or equity investment fund in which such Seller does not have the ability to control or exercise any managerial influence over such fund; or (f) being employed or engaged by an entity (other than Intuit, Xero, Freshbooks, Square, Paypal or Stripe) that is, in part, engaged in the Restricted Business, provided that such Seller does not participate in or otherwise direct any activity with respect to the Restricted Business.
Section 6.17.    Non-Solicitation. Each Minor Restrictive Covenant Seller and each Major Restrictive Covenant Seller hereby covenants and agrees that during the Restricted Period applicable to such Seller, such Seller will not, directly or indirectly:
(a)    solicit or offer employment to, or employ, any Person who is a Key Employee or executive, officer, management employee or other full-time consultant of the Company or induce or attempt to induce or encourage others to induce or attempt to induce any such Person to (a) terminate such Person’s employment with such employer (in the case of an employee) or (b) cease providing his or her services to such entity (in the case of a consultant); provided, however, that such Seller shall not be in default of this Section 6.17(a) for, directly or indirectly, making general solicitations for employment or engagement as an independent contractor (including the use of general advertisements and recruiting agencies) not specifically directed at the employees or independent contractors of the Company or Buyer and shall not prohibit employing or engaging any Person that responds thereto; or
(b)    solicit or attempt to solicit, or knowingly assist or encourage any Person in soliciting or attempting to solicit any customer or supplier of Buyer or the Company or any of their respective Affiliates for the purpose of causing such customer or supplier to cease providing goods or services to such Person and instead provide such goods or services to or for a Restricted Business.
Section 6.18.    Management Incentive Plan. The parties agree that the Company will, effective upon the Closing, adopt the Management Incentive Plan. Pursuant to the Management Incentive Plan, each participant therein shall execute and deliver a participation agreement in the form attached hereto as Exhibit 6.18 as a condition to such individual’s participation thereunder.

Section 6.19.    R&W Insurance Policy. Parent has obtained or shall obtain the R&W Insurance Policy for the benefit of Parent and Buyer in connection with any Losses that any Buyer Indemnitees may incur with respect to the breach of or inaccuracy of the representations and warranties made by the Company or the Sellers in this Agreement and certain other matters set forth therein. Parent or Buyer has paid or will pay any and all fees associated with maintaining the R&W Insurance Policy (except, for the avoidance of doubt, as otherwise set forth in the definition of “Company Transaction Expenses” herein). Buyer hereby acknowledges and agrees that (a) the R&W Insurer has waived or will waive its rights (other than in the case of fraud) to bring any claim against any Seller by way of subrogation in relation to the R&W Insurance Policy and (b) Buyer shall not seek a modification of such waiver without the consent of the Company (if prior to Closing) or the Shareholders’ Representative (if after Closing). Buyer shall not amend, restate, supplement, modify, or alter the R&W Insurance Policy (or waive any terms thereof) in any manner that results or could reasonably be expected to result in any incremental liability to Sellers or any of their respective shareholders, officers, directors, employees, counsel, accountants, financial advisors, and consultants and each of the heirs, executors, successors, and permitted assigns of any of the foregoing, in each case, in any such Person’s capacity as such, without the prior written consent of the Company or the Shareholders’ Representative (on behalf of all Sellers), as applicable.
Section 6.20.    Equity-Based Incentive Compensation. The parties agree that, prior to the Closing, the Company and Buyer will cooperate such that, following the Closing, H&R Block, Inc. will cause the issuance of equity-based incentive compensation under its existing employee compensation plans to certain of the Company’s employees for purposes of providing employee incentive compensation to such Persons as employees of an H&R Block, Inc. Subsidiary following the Closing (and subject to the terms and conditions set forth therein, including with respect to any participating employee’s continued employment with the Company).
ARTICLE VII

CONDITIONS PRECEDENT
Section 7.1.    Conditions to the Obligations of Each Party. The respective obligations of Buyer, on the one hand, and Sellers, on the other hand, to consummate the Closing are subject to the waiver by Buyer and/or the Company, as appropriate, or the satisfaction, on or prior to the Closing Date, of each of the following conditions:
(a)    Injunctions; Illegality. No Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the consummation of the Transactions.
(b)    HSR Act. The waiting period (and any extension thereof, including any agreement not to consummate the Transactions), applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c)    Escrow Agreement. The Escrow Agreement shall be in full force and effect.
(d)    Paying Agent Agreement. The Paying Agent Agreement shall be in full force and effect.
Section 7.2.    Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the waiver by Buyer or the satisfaction on or prior to the Closing Date of the following further conditions:
(a)    Performance. All of the agreements and covenants of Sellers to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.
(b)    Representations and Warranties. The representations and warranties made by Sellers in Article III and the Company in Article IV that are qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects and those that are not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and the Closing Date, as if made at and as of such time (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date).
(c)    Officer’s Certificate. The Company shall have delivered to Buyer an officer’s certificate, dated as of the Closing Date and executed in the name and on behalf of the Company, certifying that all of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.
(e)    No Litigation, Etc. There shall not be any Action instituted, commenced or pending by or before any Governmental Entity that would, or that seeks to or is reasonably likely to, (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the Shares by Buyer or the consummation of the other Transactions, (ii) impose limitations on the ability of Buyer or its Affiliates effectively to exercise full rights of ownership of all Shares following Closing, (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose limitations on, Buyer’s or any of its Affiliates’ ownership or operation of all or any material portion of the businesses, properties and assets of the Company or (iv) as a result of the Transactions, restrain, enjoin, prevent, prohibit or make illegal, or impose limitations on, any portion of the businesses or assets of Buyer or any of its Subsidiaries.
(f)    Required Third Party Consents. The Company shall have obtained all consents, waivers and approvals, and given all of the notices identified in Section 7.2(f) of the Buyer Disclosure Letter. Each such consent, waiver and approval shall be in form and substance reasonably satisfactory to Buyer and shall not require as a term thereof or condition thereto satisfaction of any adverse condition or requirement on the conduct of business by the Company, Buyer or any of its Subsidiaries.
(g)    Resignations and Releases. Buyer shall have received fully executed resignations and releases, in form and substance reasonably satisfactory to Buyer, from each director of the Company and each of the Company’s Subsidiaries, resigning from any and all positions previously held with the Company and any of its Subsidiaries and releasing the Company, its

Subsidiaries, Buyer and their respective Affiliates from any and all Liability arising with respect to pre-Closing matters.
Section 7.3.    Conditions to the Obligations of the Sellers. The obligation of the Sellers to consummate the Closing is subject to the waiver by the Company or the satisfaction on or prior to the Closing Date of the following further conditions:
(a)    Performance. All of the agreements and covenants of Buyer to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.
(b)    Representations and Warranties. The representations and warranties made by Buyer in Article V shall be true and correct in all respects as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct in all respects as of such specified date), except where the failure of such representations and warranties to be true and correct would not be reasonably likely to materially impair the ability of Buyer to consummate the Transactions.
(c)    Officer’s Certificate. Buyer shall have delivered to the Company an officer’s certificate, dated as of the Closing Date and executed in the name and on behalf of Buyer, certifying that all of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
Section 7.4.    Frustration of Closing Conditions. None of Buyer or Sellers may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 6.6.
ARTICLE VIII

TERMINATION AND ABANDONMENT
Section 8.1.    Termination. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Closing:
(a)    by mutual written consent of the Company and Buyer;
(b)    by either Buyer or the Company, if:
(i)    any Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, that the party seeking to terminate pursuant to this Section 8.1(b)(i) shall have complied with its obligations, if any, under Section 6.6 in connection with such Law or Order; or

(ii)    the Closing Date shall not have occurred on or prior to 11:59 P.M. Eastern Prevailing Time ninety (90) days after the date of this Agreement (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose actions in breach of this Agreement or failure to take action in breach of this Agreement has been the principal cause of or resulted in any of the conditions set forth in Article VII having failed to be satisfied prior to such date;
(c)    by the Company: if (i) any of the representations and warranties made by Buyer in Article V shall fail to be true and correct or (ii) there shall be a breach by Buyer of any covenant or agreement of Buyer in this Agreement that, in either case, (A) would result in the failure of a condition set forth in 7.3(a) or 7.3(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by the Company to Buyer and (y) the day that is five (5) Business Days prior to the End Date; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if the Sellers are in material breach of this Agreement; or
(d)    by Buyer: if (i) any of the representations and warranties made by the Sellers in Article III and the Company in Article IV shall fail to be true and correct or (ii) there shall be a breach by the Sellers or the Company of any covenant or agreement of the Sellers or the Company in this Agreement that, in either case, (A) would result in the failure of a condition set forth in 7.2(a) or 7.2(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Buyer to the Company and (y) the day that is five (5) Business Days prior to the End Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) if Buyer is in material breach of this Agreement.
(e)    by Buyer if there has occurred a Material Adverse Effect since the date of this Agreement.
Section 8.2.    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no Liability hereunder on the part of Buyer, Sellers or the Company, except that Sections 6.2, 6.10, 6.12, 10.1, 10.7(b), 10.7(c), 10.10, 10.13 and this Section 8.2 shall survive any termination of this Agreement. Nothing in this Section 8.2 shall (a) relieve or release any party to this Agreement of any Liability or damages arising from a breach of this Agreement prior to its termination or (b) impair the right of any party hereto to compel specific performance as provided in Section 10.12 by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION
Section 9.1.    Survival of Representations and Warranties.
(a)    The respective representations and warranties made by Sellers and Buyer in Articles III, IV and V and any obligation of a party hereto to indemnify the other party in respect of any breach of any covenant or agreement required to be performed or complied with prior to the Closing (each, a “Pre-Closing Covenant”) shall survive the Closing solely for the purpose of Sections 9.2 and 9.3 until the date that is the first anniversary of the Closing Date (the “Survival Expiration Date”); provided, however, that the Fundamental Representations shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations. All covenants to be performed or complied with after the Closing shall survive in accordance with their terms.
(b)    No party shall have any Liability whatsoever with respect to any representation and warranty or Pre-Closing Covenant, as the case may be, unless a claim is validly made hereunder prior to the expiration of the applicable survival period for such representation and warranty or Pre-Closing Covenant, in which case such representation and warranty or Pre-Closing Covenant, as the case may be, shall survive as to such claim until such claim has been finally resolved pursuant to this Article IX.
Section 9.2.    Indemnification.
(a)    Subject to the other provisions of this Article IX, from and after the Closing, Buyer, the Company and each of their respective Affiliates and Representatives (the “Buyer Indemnitees”) shall be indemnified and each of them held harmless, by each Seller, on a several and not joint basis, against any Losses incurred by any Buyer Indemnitee related to, arising out of or as a result of:
(i)    any breach of or inaccuracy in any representation or warranty made by such Seller in Article III of this Agreement in respect of himself, herself or itself only (such that each particular Seller shall be solely liable for such representations and warranties as they pertain to himself, herself or itself only, but not as they pertain to the other Sellers), on and as of the date hereof and as of the Closing Date (in each case, without giving effect to any materiality, “Material Adverse Effect” or similar qualification contained or incorporated directly or indirectly in any representation or warranty);
(ii)    any breach of or inaccuracy in any representation or warranty made by the Company in Article IV of this Agreement, on and as of the date hereof and as of the Closing Date (in each case, without giving effect to any materiality, “Material Adverse Effect” or similar qualification contained or incorporated directly or indirectly in any representation or warranty);
(iii)    any breach by such Seller of any covenant or agreement in this Agreement applicable to such Seller in respect of himself, herself or itself only (such that each particular Seller shall only be liable for such covenants or agreements as they pertain to himself, herself or itself only, but not as they pertain to the other Sellers); or
(iv)    any breach by the Company prior to the Closing of any covenant or agreement in this Agreement applicable to the Company;
provided, for the avoidance of doubt, that in the case of Section 9.2(a)(ii) and Section 9.2(a)(iv), such Seller shall indemnify and hold harmless the applicable Buyer Indemnitee(s) for such Seller’s Share-Based Payout Percentage of such Losses.
(b)    Subject to the limitations set forth in this Article IX, from and after the Closing, the Buyer Indemnitees shall be indemnified and each of them held harmless, by each Pre-Closing Reorganization Shareholder, on a several and not joint basis in accordance with such Pre-Closing Reorganization Shareholder’s Pre-Closing Reorganization Shareholders Pro Rata Amount, against any Losses incurred by any Buyer Indemnitee related to, arising out of or as a result of any Pre-Closing Reorganization Liabilities.
(c)    Subject to the limitations set forth in this Article IX, from and after the Closing, Buyer agrees to and shall indemnify the Sellers and hold each of them harmless against any Losses incurred by them related to, arising out of or as a result of:
(i)    any breach of or inaccuracy in any representation or warranty made by Buyer in Article V of this Agreement on and as of the Closing Date; or
(ii)    any breach by Buyer of any covenant or agreement in this Agreement and any Ancillary Agreements applicable to Buyer.
(d)    Notwithstanding anything to the contrary contained in this Agreement, the representations, warranties and covenants contained in this Agreement, and any party’s right to indemnification, reimbursement or other remedies pursuant to Section 6.15 or this Article IX, shall not be affected or deemed waived by reason of (i) any investigation made by or on behalf of the party hereto seeking any such remedy hereunder, or (ii) the fact that such party hereto knew or should have known that any such representation or warranty is, was or might be inaccurate.
(e)    Notwithstanding anything to the contrary in this Agreement, nothing in this Article IX, other than the limitation in Section 9.3(c) and Section 9.3(e), shall limit the Sellers’ obligation to indemnify the Buyer Indemnitees with respect to any Excluded Taxes in accordance with Section 6.15.
Section 9.3.    Limitation on Indemnification, Mitigation.
(a)    Notwithstanding anything to the contrary contained in this Agreement, (i) the Sellers shall not be liable for any claim for indemnification pursuant to Section 9.2(a)(i) and/or Section 9.2(a)(ii) (except in respect of the Fundamental Representations, with any breaches of or inaccuracies in such Fundamental Representations not being subject to the limitations set forth in this Section 9.3(a)) unless and until the aggregate amount of Qualifying Losses that may be recovered from the Sellers as a group equals or exceeds $1,518,750 (the “Deductible”), in which case the Sellers shall be liable only for the aggregate amount of such Qualifying Losses in excess of the Deductible; (ii) in respect of such Qualifying Losses in excess of the Deductible, the maximum aggregate amount of such Qualifying Losses that may be recovered by the Buyer Indemnitees for indemnification pursuant to Section 9.2(a)(i) and/or Section 9.2(a)(ii) (except in respect of the Fundamental Representations, with any breaches of or inaccuracies in such Fundamental Representations not being subject to the limitations set forth in this Section 9.3(a)) shall in no event be greater than the amount then remaining in the Indemnity Escrow Account after giving effect to all payments made pursuant to Section 2.7(f), if any (the “Indemnity Cap”); and (iii) any such Qualifying Losses that may be recovered by the Buyer Indemnitees for indemnification pursuant to Section 9.2(a)(i) and/or Section 9.2(a)(ii) (except in respect of the Fundamental Representations, with any breaches of or inaccuracies in such Fundamental Representations not being subject to the limitations set forth in this Section 9.3(a)) in excess of the Indemnity Cap shall solely be recoverable against the R&W Insurance Policy.
(b)    Buyer and, after the Closing, the Company shall take and shall cause their respective Affiliates to use commercially reasonable efforts to mitigate any Loss for which any of them could be entitled to indemnification under this Article IX upon becoming aware of any event that would reasonably be expected to, or does actually, give rise thereto, including incurring costs to the extent necessary to remedy the breach which gives rise to such Loss; provided, that such actions will not cause any adverse consequences to any Buyer Indemnitee, the Company, any of its Subsidiaries or any of their respective Affiliates. To the extent that the funds in the Indemnity Escrow Account are exhausted and a Buyer Indemnitee incurs Losses for which Buyer is entitled to indemnification pursuant to Section 9.2(a)(i) and Section 9.2(a)(ii), Buyer shall use commercially reasonable efforts to seek recovery under the R&W Insurance Policy, up to the limits of such policy, prior to enforcing its rights to indemnification under this Agreement. For the avoidance of doubt, such commercially reasonable efforts will not include or require a Buyer Indemnitee to (i) commence any Actions against the R&W Insurer or (ii) seek recovery under the R&W Insurance Policy with respect to Pre-Closing Reorganization Liabilities or any other matter for which coverage is excluded thereunder, and the preceding sentence will not preclude the Buyer Indemnitees from making claims against the Sellers hereunder in order to preserve their right to indemnification hereunder.
(c)    Except as provided in the first sentence of Section 9.6 or in respect of any Loss or Losses that are Pre-Closing Reorganization Liabilities, in no event shall any Seller be responsible for any indemnifiable Loss or Losses under this Agreement in excess of the product of (i) the Purchase Price and (ii) such Seller’s Share-Based Payout Percentage.
(d)    Any indemnifiable claim with respect to any breach or nonperformance by any party of a representation, warranty, covenant or agreement shall be limited to the Losses sustained and incurred by the indemnified party by reason of such breach or nonperformance. Notwithstanding anything in this Agreement to the contrary, no party shall be indemnified or reimbursed for any Loss arising or resulting from any change in applicable Law or GAAP from and after the Closing Date.
(e)    No indemnified party shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder.
Section 9.4.    Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 9.2(a) shall be net of (i) any amount for which a reserve or accrual is established in Closing Working Capital hereunder or which has otherwise been taken into account as a current Liability for purposes of the calculation of Closing Working Capital hereunder, (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party and (iii) any proceeds under Policies maintained by the Company, Buyer or Sellers as of the Closing Date and for which the premiums were paid in full as of the Closing Date or other cash receipts or sources of reimbursement received as an offset against such Loss (each source of recovery referred to in clauses (ii) and (iii), a “Collateral Source”), if any, attributable to such Loss. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 9.2(a) is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article IX, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 9.2 or Section 9.3.
Section 9.5.    Indemnification Procedure. All claims for indemnification by any Indemnified Party under Article IX shall be asserted and resolved as follows:
(a)    In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Article IX is asserted against or sought to be collected from such Indemnified Party by a Person other than the Sellers, the Company, Buyer or any Affiliate of the Company or Buyer (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the thirty (30) days following receipt by the Indemnifying Party of a Claim Notice whether the Indemnifying Party disputes its Liability to the Indemnified Party under Article IX and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim. For the avoidance of doubt, all Third Party Claims in respect of Excluded Taxes shall be asserted and resolved exclusively in accordance with the procedures set forth in Section 6.15. For purposes of this Article IX, if the Sellers, collectively, comprise the Indemnified Party or Indemnifying Party, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be (except for provisions relating to an obligation to make or a right to receive any payments), shall be deemed to refer to the Shareholders’ Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.
(i)    If the Indemnifying Party notifies the Indemnified Party within the thirty (30) days (or such shorter period of time as may be necessitated by the nature of the Third Party Claim and specified in the Claim Notice) following receipt by the Indemnifying Party of a Claim Notice that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.5(a) (which it may do only if it acknowledges responsibility to provide indemnification in accordance with the provisions of this Article IX in connection with such Third Party Claim), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided, further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.5(a)(i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel, except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Article IX with respect to such Third Party Claim.
(ii)    If (x) the Indemnifying Party fails to notify the Indemnified Party within the thirty (30) days following receipt by the Indemnifying Party of a Claim Notice that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.5(a), (y) the Indemnifying Party gives such notice but fails to defend vigorously and diligently the Third Party Claim, or (z) (A) the Third Party Claim relates to or arises in connection with an Action that is criminal in nature or being brought by a Governmental Entity, (B) the Third Party Claim seeks an injunction restricting the conduct of the Company’s business, (C) the Third Party Claim has a reasonable likelihood of resulting in Losses that would exceed the remaining balance of the Indemnity Escrow Amount or (D) the Third Party Claim involves as a claimant a customer, client or supplier of Buyer, the Company or any of their respective Affiliates, then, notwithstanding the provisions of the foregoing clause (i), the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting.
(b)    In the event any Indemnified Party should have a claim under Article IX against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the thirty (30) days following receipt by the Indemnifying Party of an Indemnity Notice whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a Liability of the Indemnifying Party under Article IX and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction in accordance with Section 10.10.
Section 9.6.    Sole Remedy. Except in the case of fraud or intentional misrepresentation of the Company or a Seller and as set forth in Section 10.12, the parties hereto acknowledge and agree that, in the event that the Closing occurs, the remedies provided for in Section 6.15 (to the extent applicable) and this Article IX and any recourse of the Buyer Indemnitees to the R&W Insurer, shall be the parties’ (other than the Shareholders’ Representative) sole and exclusive remedy for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement or any other document, certificate or agreement delivered pursuant hereto.
Section 9.7.    Tax Treatment of Indemnity Payments. All indemnity payments made pursuant to this Article IX shall be deemed to be, and each of the Sellers, Buyer and the Company shall treat, and shall cause each of their Subsidiaries to treat such payments as, an adjustment to the Purchase Price for all federal, state, provincial, local and foreign income Tax purposes except as otherwise required by applicable Law.
Section 9.8.    Trustee and Agent. Buyer acknowledges that the Shareholders’ Representative, and the Shareholders’ Representative acknowledges that Buyer, is acting as trustee and agent for the remaining Sellers or Buyer Indemnitees, respectively, on whose behalf and for whose benefit the indemnity in Section 9.2(a), Section 9.2(b) or Section 9.2(c), as the case may be, is provided and that such remaining indemnified Persons shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. Buyer agrees that the Shareholders’ Representative, and the Shareholders’ Representative agrees that Buyer, may enforce the indemnity for and on behalf of such remaining indemnified Persons and, in such event, the party from whom indemnification is sought will not in any proceeding to enforce the indemnity by or on behalf of such remaining indemnified Persons assert any defense thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defense.

ARTICLE X

MISCELLANEOUS
Section 10.1.    Fees and Expenses. Except as otherwise set out in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses.
Section 10.2.    Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, the parties hereto (other than the Shareholder Representative), by action taken by or on behalf of the Company or Buyer, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
Section 10.3.    Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent via electronic mail in “.pdf” form (and in the case of delivery via electronic mail in “.pdf” form, followed by copies sent by overnight courier service or registered mail) to the respective parties as follows and shall be effective and deemed to have been given (a) if sent by electronic mail in “.pdf” form, upon sending and (b) if delivered by hand or overnight courier service or certified or registered mail on a Business Day, when received and otherwise, on the next Business Day:
(a)    If, prior to Closing, to Sellers or the Company, at:
Wave Financial Inc.
235 Carlaw Avenue, Suite 501
Toronto, ON M4M 2S1
Attention:    Kirk Simpson
E-mail:        kirk@waveapps.com

with a copy (which shall not constitute notice) to:
Osler, Hoskin & Harcourt LLP
100 King Street West
1 First Canadian Place, Suite 6200
P.O. Box 50
Toronto, ON M5X 1B8
Attention:    Chad Bayne
E-mail:        cbayne@osler.com

(b)    if to Parent or Buyer or, after the Closing, the Company, at:
Blue Fountains International, ULC
4300 Bankers Hall West, 888 – 3rd Street S.W.
Calgary, AB T2P 5C5
Attention: Stikeman Elliott LLP
with a copy (which shall not constitute notice) to:
HRB Tax Group, Inc.
One H&R Block Way
Kansas City, MO 64105
Attention:    Tom Gerke; Tony G. Bowen
E-mail:        tom.gerke@hrblock.com; tony.bowen@hrblock.com

with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:    Raymond O. Gietz
E-mail:        raymond.gietz@weil.com

(c)    if to the Shareholders’ Representative, or after the Closing, to the Sellers:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@acquiom.com

or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 10.3 to each of the other parties. All such notices of a change of address shall be effective only upon receipt thereof.
Section 10.4.    Entire Agreement. This Agreement together with the Company Disclosure Letter, the Buyer Disclosure Letter and the Ancillary Agreements, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.
Section 10.5.    Release; Disclaimer. Except as otherwise expressly provided in this Agreement, effective as of the Closing, each Seller (each, a “Seller Releasor”), on behalf of itself and on behalf of its marital community, if any, agents, heirs, executors, administrators, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the Company and its past, present or future shareholders, directors,

Affiliates (including, for the avoidance of doubt, Buyer), counsel, their respective Representatives, and their respective successors and assigns (each, a “Company Releasee”) of, from and against any and all Actions, Liabilities, damages, judgments, debts and dues and of every kind, nature and description whatsoever, which such Seller Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing in each case as an equityholder of the Company and in any other capacity, and occurring or arising prior to the Closing. Each Seller Releasor agrees not to, and agrees to cause its respective Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any such claim against the Company Releasees. Notwithstanding the foregoing, each Seller Releasor does not release (and expressly retains) any and all rights and interests under the terms and conditions of: (i) this Agreement and any Ancillary Agreement; (ii) the Company Plans (other than any claims under the Company Plans that arise as a result or, or in connection with, this Agreement and the consummation of the Transactions); (iii) any claim by such Seller Releasor who is an employee of the Company at the Closing in respect of (A) any ordinary course expense reimbursement amounts owing to such Seller Releasor from the Company accruing prior to the Closing for expenses incurred prior to the Closing, or (B) wages or employee benefits payable in the ordinary course of business which are not past due; (iv) any claim by such Seller Releasor who is an Indemnified Person for indemnification pursuant to and in accordance with Section 6.8; (v) any claim by such a Seller Releasor pursuant to the terms of or in connection with a breach by the Company of a Contract for commercial services set forth on Section 4.19 of the Company Disclosure Letter; (vi) any claim which may not be waived as a matter of Law; or (vii) any claim of fraud by any Person.
Section 10.6.    Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors and permitted assigns and, with respect to the provisions of Sections 6.8, 6.12, 10.5 and Article IX shall inure to the benefit of the Persons benefiting from the provisions thereof, all of whom are intended to be third-party beneficiaries thereof. Except as set forth in the immediately preceding sentence and Section 9.8, nothing in this Agreement, express or implied, is intended or shall be construed to give any rights to any Person other than the parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties; provided, however, that the Shareholders’ Representative may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent; provided, further, that following the Closing, Buyer may assign this Agreement and all of its respective rights hereunder or under any Ancillary Agreements, without the prior written consent of any other party hereto, to (a) any of its Affiliates or (b) the R&W Insurer; provided, that no assignment pursuant to clauses (a) or (b) above shall relieve Buyer of any of its obligations hereunder. Any attempted assignment in violation of this Section 10.6 will be void.
Section 10.7.    Shareholders’ Representative.
(a)    By the adoption or causing the adoption of this Agreement, the approval of the principal terms of the Transactions, and the consummation of the Transactions or participating in the Transactions and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Transactions, each Seller shall be deemed to have constituted, appointed and empowered effective from and after the date of such consent, Shareholder Representative Services

LLC as the Shareholders’ Representative, for the benefit of the Sellers and the exclusive agent and attorney-in-fact to act on behalf of each Seller, for all purposes in connection with and to facilitate the consummation of the Transactions and the execution of the Ancillary Agreements and the consummation of the transactions contemplated thereby, which shall include the power and authority to: (i) enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the Transactions, and to take any and all actions which the Shareholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Sellers including, consenting to, compromising or settling any such claims, conducting negotiations with Buyer and, after the Closing Date, the Company and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any Action; (B) investigate, defend, contest or litigate any Third Party Claim pursuant to Section 9.5 or any other Action or investigation initiated by Buyer and, after the Closing Date, the Company or any other Person, or by any Governmental Entity against the Shareholders’ Representative and/or any of the Sellers, and receive process on behalf of any or all Sellers in any such Action or investigation and compromise or settle on such terms as the Shareholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Third Party Claim or other Action or investigation; (C) file any proofs of debt, claims and petitions as the Shareholders’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Action or investigation, it being understood that the Shareholders’ Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions; (ii) to refrain from enforcing any right of the Sellers arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Shareholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Shareholders’ Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by the Shareholders’ Representative; (iii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions; (iv) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Sellers in connection with any matter arising under this Agreement, which such expenses the Shareholders’ Representative is authorized to pay from the Expense Holdback Amount; and (v) subject to Section 10.8, to negotiate and execute any waivers or amendments of this Agreement or the Ancillary Agreements.
(b)    The Shareholders’ Representative will incur no liability of any kind to any Seller with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel, provided such action or omission is also not the result of the Shareholders’ Representative’s gross negligence or willful misconduct. The Sellers agree to indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses

(including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Shareholders’ Representative by the Sellers, any such Representative Losses may be recovered by the Shareholders’ Representative from (i) the funds in the Expense Holdback Amount, and (ii) the Indemnity Escrow Amount at such time as remaining amounts would otherwise be distributable to the Sellers pursuant to the terms of this Agreement; provided, that while this Section 10.7(b) allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this Section 10.7(b) shall not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at Law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative under this Section 10.7(b).
(c)    All of the indemnities, immunities and powers granted to the Shareholders’ Representative under this Agreement shall survive the Closing, the resignation or removal of the Shareholders’ Representative and/or any termination of this Agreement.
(d)    After the Closing Date, Buyer and the Company shall have the right to rely upon all actions taken or omitted to be taken by the Shareholders’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Sellers.
(e)    The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the consummation of the Transactions, and any action taken by the Shareholders’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller, except for actions or omissions of the Shareholders’ Representative constituting willful misconduct.
(f)    Each of the Company and Buyer acknowledges and agrees that the Shareholders’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the Transactions. Accordingly, each of the Company and Buyer acknowledges and agrees that, the Shareholders’ Representative shall have no Liability to, and shall not be liable for any Losses of, any of the Company or Buyer in connection with any obligations of the Shareholders’ Representative under this Agreement or otherwise in respect of this Agreement or the Transactions, except to the extent such Losses shall be proven to be the direct result of willful misconduct by the Shareholders’ Representative in connection with the performance of its obligations hereunder.

(g)    The Sellers will not receive any interest or earnings on the Expense Holdback Amount and irrevocably transfer and assign to the Shareholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Shareholders’ Representative will not be liable for any loss of principal of the Expense Holdback Amount other than as a result of its gross negligence or willful misconduct. The Shareholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Shareholders’ Representative’s responsibilities, the Shareholders’ Representative will deliver any remaining balance of the Expense Holdback Amount in accordance with Section 2.8(b).
(h)    The Shareholders’ Representative may resign upon twenty (20) days’ written notice delivered to Parent and, prior to the Closing, the Company. If the Shareholders’ Representative shall resign or be removed by the Sellers, the Sellers shall (by consent of those Sellers entitled to at least a majority of the Closing Payment hereunder), within ten (10) days after such resignation or removal, appoint a successor to be the Shareholders’ Representative for all purposes herein, and any such successor shall succeed the former Shareholders’ Representative as the Shareholders’ Representative hereunder.
Section 10.8.    Amendment and Modification. This Agreement may not be amended except by a written instrument executed by Buyer, the Company and the Shareholders’ Representative (on behalf of the Sellers). Notwithstanding the foregoing, no amendment may be made to this Agreement that would reduce the cash amounts payable to any Seller pursuant to the provisions of Article II hereof without such Seller’s consent.
Section 10.9.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by electronic mail in “.pdf” form.
Section 10.10.    Governing Law; Dispute Resolution.
(a)    This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.
(b)    Each of Buyer, Parent, Company, Seller and the Shareholders’ Representative submits to the exclusive jurisdiction of any Ontario courts sitting in Toronto in any action, application, reference or other proceeding arising out of or relating to this Agreement and consents to all claims in respect of any such action, application, reference or other proceeding being heard and determined in such Ontario courts. Further, each of Buyer, Parent, Company, Seller and the Shareholders’ Representative irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action, application or proceeding and consents to any action, application, reference or other proceeding arising out of or relating to this Agreement being tried in Toronto and, in particular, being placed on the Commercial List of the Ontario Superior Court of Justice. Each of Buyer, Parent, Company, Seller and the Shareholders’ Representative shall not raise any objection to the venue of any action, application, reference or other proceeding arising out of or relating to this Agreement in the Ontario Courts sitting in Toronto, including the objection that the proceedings have been brought in an inconvenient forum. A final judgment in any such action, application or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by Laws.
Section 10.11.    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.
Section 10.12.    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties and the express third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by the Company and/or the Shareholders’ Representative to cause Buyer to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at Law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each party hereto (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) agrees to cooperate fully in any attempt by the other party or parties in obtaining such equitable relief. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
Section 10.13.    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 10.14.    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.15.    Time is of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.
Section 10.16.    Incorporation of Company Disclosure Letter. The Company Disclosure Letter is incorporated herein by reference and made a part hereof. If and to the extent any information required to be furnished in any section of the Company Disclosure Letter is contained in any other section thereof or in this Agreement, such information shall be deemed to be included in all other sections of the Company Disclosure Letter in which it is reasonably apparent from a reading of such disclosure that it would also apply to other sections of the Company Disclosure Letter. Matters set forth in the Company Disclosure Letter may have been included for informational purposes only and are not necessarily limited to matters required by this Agreement to be included therein. Nothing in this Agreement or in the Company Disclosure Letter constitutes (a) an admission to any third party that any information disclosed, set forth or incorporated by reference herein or in the Company Disclosure Letter is material or constitutes a Material Adverse Effect or (b) an admission to any third party of any Liability or obligation of the Sellers or the Company. By listing matters on the Company Disclosure Letter, none of the Sellers, the Company or any of their Affiliates shall be deemed to have (i) established any materiality standard, admitted any Liability or concluded that one or more of such matters are material, constitute a Material Adverse Effect or (ii) expanded in any way the scope or effect of the representations and warranties of the Company contained in this Agreement.
Section 10.17.    Parent Guarantee. Parent guarantees Buyer’s obligations under this Agreement, and the Shareholders’ Representative, on behalf of the Sellers, shall be entitled to enforce any and all their rights under this Agreement directly against Parent and the liability and obligations of Parent shall be joint and several with the liability and obligations of Buyer hereunder. This Section 10.17 shall not be deemed to enlarge any obligations of Buyer under this Agreement, and all obligations of Parent under this Section 10.17 shall be limited in time and scope and in any other manner as Buyer’s obligations under this Agreement are limited pursuant to the terms of this Agreement. Parent hereby represents and warrants to Sellers as follows: (i) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri; (ii) Parent has full power and authority to enter into this Agreement and to perform its obligations hereunder; (iii) the execution and delivery by Parent of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of Parent; and (iv) this Agreement has been duly executed and delivered by Parent and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles.
* * * * *

IN WITNESS WHEREOF, Buyer, the Company, the Shareholders’ Representative and each Seller have executed this Agreement as of the date first above written.

BLUE FOUNTAINS INTERNATIONAL, ULC
Per:	/s/ Tony G. Bowen
Name: Tony G. Bowen
Title: President and Chief Financial Officer

HRB TAX GROUP, INC.
Per:	/s/ Tony G. Bowen
Name: Tony G. Bowen
Title: Chief Financial Officer

WAVE FINANCIAL INC.
Per:	/s/ Kirk Simpson
Name: Kirk Simpson
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC (solely in its capacity as the Shareholders’ Representative)
Per:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

BDC CAPITAL INC. (BDC CO-INVESTMENTS FUND)
Per:	/s/ Dominique Belanger
Name: Dominique Belanger
Title: Managing Partner, Coinvestments

Per:	/s/ Peter Misek
Name: Peter Misek
Title: Partner

BDC CAPITAL INC. (BDC VENTURES FUND II)
Per:	/s/ Peter Misek
Name: Peter Misek
Title: Partner

Per:	/s/ Robert Simon
Name: Robert Simon
Title: Senior Managing Partner

[Signature Page to Share Purchase Agreement]

OMERS VENTURES LP, by its general partner OMERS VENTURES MANAGEMENT INC.
Per:	/s/ Damien Steel
Name: Damien Steel
Title: Managing Director

Per:	/s/ Sid Paquette
Name: Sid Paquette
Title: Managing Director

[Signature Page to Share Purchase Agreement]

CHARLES RIVER PARTNERSHIP XIV, LP
By: Charles River XIV GP, LP
Its: General Partner
By: Charles River XIV GP, LLC
            Its: General Partner

/s/ Devdutt Yellurkar
By: Devdutt Yellurkar
Title: Authorized Manager
Address: 300 Hamilton Avenue, 3rd Floor
                Palo Alto, CA 94301
                Attn: Sachin Sood

CHARLES RIVER FRIENDS XIV-A, LP
By: Charles River XIV GP, LLC
Its: General Partner

/s/ Devdutt Yellurkar
By: Devdutt Yellurkar
Title: Authorized Manager
Address: 300 Hamilton Avenue, 3rd Floor
                Palo Alto, CA 94301
                Attn: Sachin Sood

[Signature Page to Share Purchase Agreement]

THE SOCIAL+CAPITAL PARTNERSHIP, L.P.
By: The Social+Capital Partnership GP,
            L.P., its general partner

By: The Social+Capital Partnership GP, Ltd.,
             its general partner

By: /s/ Steve Trieu
Name: Steve Trieu
Title: Attorney-in-fact

THE SOCIAL+CAPITAL PARTNERSHIP PRINCIPALS FUND, L.P.
By: The Social+Capital Partnership GP,
            L.P., its general partner

By: The Social+Capital Partnership GP, Ltd.,
             its general partner

By: /s/ Steve Trieu
Name: Steve Trieu
Title: Attorney-in-fact

THE SOCIAL+CAPITAL PARTNERSHIP OPPORTUNITIES FUND, L.P.
By: The Social+Capital Partnership
Opportunities Fund GP, L.P., its general
partner

By: The Social+Capital Partnership
Opportunities Fund GP, Ltd., its general
partner

By: /s/ Steve Trieu
Name: Steve Trieu
Title: Attorney-in-fact

[Signature Page to Share Purchase Agreement]

KIRK SIMPSON FAMILY TRUST
By:	/s/ Kirk Simpson
Name: Kirk Simpson
Title: Trustee

By:	/s/ Anke Simpson
Name: Anke Simpson
Title: Trustee

[Signature Page to Share Purchase Agreement]

1174194 AB LTD.
Per:	/s/ James Lochrie
Name: James Lochrie
Title: Authorized Signatory

[Signature Page to Share Purchase Agreement]

/s/ Kirk Simpson
Kirk Simpson

[Signature Page to Share Purchase Agreement]

/s/ James Lochrie
James Lochrie

[Signature Page to Share Purchase Agreement]

/s/ Anke Simpson
Anke Simpson

[Signature Page to Share Purchase Agreement]